Exhibit 10.1

OFFICE LEASE

INNOVATION CORPORATE CENTER

SAN DIEGO, CALIFORNIA

KILROY REALTY, L.P., a Delaware limited partnership,

as Landlord,

and

ACCREDITED HOME LENDERS, INC.,

a California corporation,

as Tenant.

INNOVATION CORPORATE CENTER [ACCREDITED HOME LENDERS, INC.]

(i)	INNOVATION CORPORATE CENTER [ACCREDITED HOME LENDERS, INC.]

(ii)	INNOVATION CORPORATE CENTER [ACCREDITED HOME LENDERS, INC.]

		Page
36.	FINANCIAL STATEMENTS AND CREDIT REPORTS	69

37.	FULL LEASE TERMINATION RIGHT.	69

APPENDICES

A	LEGAL DESCRIPTION OF LAND
A-1	SITE PLAN OF PROJECT
B	RULES AND REGULATIONS
C	WORK LETTER
D	FORM OF LETTER OF CREDIT
E	COMMENCEMENT DATE CONFIRMATION
F	JANITORIAL SPECIFICATIONS
G	NET EQUIVALENT LEASE RATE
H	FORM OF LETTER OF CREDIT

(iii)	INNOVATION CORPORATE CENTER [ACCREDITED HOME LENDERS, INC.]

LEASE

THIS LEASE (the “Lease”) is made as of June 6, 2005 (the “Lease Date”) between KILROY REALTY, L.P., a Delaware limited partnership (“Landlord”) and the Tenant as named in the Schedule below. The term “Project” means the Buildings (as hereinafter defined), and the land (the “Land”) upon which the Buildings are located, as more particularly described on Appendix A.

The following schedule (the “Schedule”) is an integral part of this Lease. Terms defined in this Schedule shall have the same meaning throughout the Lease.

SCHEDULE

1. Approvals: All permits, approvals and authorizations required to be obtained by Landlord in connection with the development and construction of the Project in accordance with the terms of this Lease, including, without limitation, all approvals and consents required under the terms of the Declaration (collectively, “Approvals”).

2. Base Rent: The monthly base rent (“Base Rent”) shall be payable in equal monthly installments in the amounts set forth below. Tenant shall commence to pay monthly installments of Base Rent on a Building-by-Building basis upon the “Commencement Date,” as set forth below in this Schedule, applicable to each such Building.

Building E:

Building E Lease Year	Annual Base Rent	Monthly Installment of Base Rent	Monthly Rental Rate per Rentable Square Foot
1	$1,628,232.24	$135,686.02	$2.060
2	$1,677,237.24	$139,769.77	$2.122
3	$1,727,032.80	$143,919.40	$2.185
4	$1,779,199.44	$148,266.62	$2.251
5	$1,832,946.84	$152,745.57	$2.319
6	$1,887,484.80	$157,290.40	$2.388
7	$1,944,393.84	$162,032.82	$2.460
8	$2,002,883.76	$166,906.98	$2.534
9	$2,062,954.44	$171,912.87	$2.610
10	$2,124,606.00	$177,050.50	$2.688
11*	$2,187,838.32	$182,319.86	$2.768

*	Ends on last day of initial Term.

For purposes of this Lease, the term “Building E Lease Year” shall mean each consecutive twelve (12) month period during the Term of Tenant’s lease of Building E commencing on the Commencement Date applicable to Building E.

INNOVATION CORPORATE CENTER [ACCREDITED HOME LENDERS, INC.]

Building D:

Building D Lease Year	Annual Base Rent	Monthly Installment of Base Rent	Monthly Rental Rate per Rentable Square Foot
1	$924,651.60	$77,054.30	$2.060
2	$952,480.92	$79,373.41	$2.122
3	$980,759.16	$81,729.93	$2.185
4	$1,010,383.92	$84,198.66	$2.251
5	$1,040,906.40	$86,742.20	$2.319
6	$1,071,877.68	$89,323.14	$2.388
7	$1,104,195.60	$92,016.30	$2.460
8	$1,137,411.24	$94,784.27	$2.534
9	$1,171,524.60	$97,627.05	$2.610
10	$1,206,535.68	$100,544.64	$2.688
11*	$1,242,444.48	$103,537.04	$2.768

*	Ends on last day of initial Term.

For purposes of this Lease, the term “Building D Lease Year” shall mean each consecutive twelve (12) month period during the Term of Tenant’s lease of Building D commencing on the Commencement Date applicable to Building D.

Building C:

Building C Lease Year	Annual Base Rent	Monthly Installment of Base Rent	Monthly Rental Rate per Rentable Square Foot
1	$1,854,000.00	$154,500.00	$2.060
2	$1,909,800.00	$159,150.00	$2.122
3	$1,966,500.00	$163,875.00	$2.185
4	$2,025,900.00	$168,825.00	$2.251
5	$2,087,100.00	$173,925.00	$2.319
6	$2,149,200.00	$179,100.00	$2.388
7	$2,214,000.00	$184,500.00	$2.460
8	$2,280,600.00	$190,050.00	$2.534
9	$2,349,000.00	$195,750.00	$2.610
10*	$2,419,200.00	$201,600.00	$2.688

*	Ends on last day of initial Term.

For purposes of this Lease, the term “Building C Lease Year” shall mean each consecutive twelve (12) month period during the Term of Tenant’s lease of Building C commencing on the Commencement Date applicable to Building C.

3. Buildings: The three (3) buildings to be constructed on the Land as provided in the Work Letter Improvement Agreement (the “Work Letter”) attached as Appendix C (individually, a

-2-	INNOVATION CORPORATE CENTER [ACCREDITED HOME LENDERS, INC.]

“Building” and collectively, the “Buildings”). One (1) Building shall be a two (2) story building (“Building C”) of approximately seventy-five thousand (75,000) square feet of Rentable Area; one (1) Building shall be a two (2) story building (“Building D”) of approximately thirty-seven thousand four hundred five (37,405) square feet of Rentable Area, and one (1) Building shall be a two (2) story building (“Building E”) of approximately sixty-five thousand eight hundred sixty-seven (65,867) square feet of Rentable Area.

4. Commencement Date: The commencement date (each, a “Commencement Date”) for each Building shall be as set forth below.

Building E. December 1, 2005

Building D. December 1, 2005

Building C. December 1, 2006

Landlord and Tenant shall execute a Commencement Date Confirmation substantially in the form of Appendix E promptly following each Commencement Date (the “Commencement Date Confirmation”). The Commencement Date Confirmation shall also memorialize the specific calendar months during the Term in which the various Termination Options (as defined in Section 31 below) may be exercised, if at all.

5. Declaration: Any covenants, conditions or restrictions made of record against title to the Project, at any time, and from time to time, during the Lease Term, as each of the same may be amended, supplemented or modified from time to time in accordance with the provisions thereof. The term “Declaration” may be used interchangeably with “CC&R’s” in this Lease and its attachments. Notwithstanding the foregoing, Landlord shall have the sole discretion to effect, any modifications to, or creation of, a Declaration; provided, however, to the extent the provisions of such modification or Declaration are (i) not commercially reasonable on a comparable basis with other projects in the geographical area of the Project which are of substantially the same size, quality of construction and permitted uses as the Project, or (ii) would materially adversely affect Tenant’s access to and/or use of the Premises for the uses permitted under this Lease, then Tenant shall be provided with prior written notice of such proposed modification to, or proposed new, Declaration, and Tenant shall not be bound thereby unless and until Tenant shall have approved same; provided, further, however, that Tenant shall use commercially reasonable, good faith efforts to resolve any such matter with Landlord prior to Tenant’s disapproval thereof. Tenant shall have no right to disapprove any such modification or Declaration to the extent the same is required to comply with Legal Requirements (as defined in Section 5(A)(3) below).

6. Early Occupancy: Tenant shall have the right to occupy the Premises, or any portion thereof, prior to the Commencement Date applicable to such portion of the Premises, for the conduct of business, provided that (A) Tenant shall give Landlord at least five (5) days’ prior notice of any such occupancy of the Premises, or any portion thereof, (B) a temporary certificate of occupancy, or its equivalent, shall have been issued by the appropriate governmental authorities for the Premises, or the subject portion thereof, and (C) all of the terms and conditions of this Lease shall apply, other than Tenant’s obligation to pay Base Rent as though the Commencement Date applicable to such portion of the Premises had occurred (although the Commencement Date shall not

-3-	INNOVATION CORPORATE CENTER [ACCREDITED HOME LENDERS, INC.]

actually occur until the occurrence of the same pursuant to the terms of this Lease) upon such occupancy of the Premises, or portion thereof, by Tenant. Notwithstanding the foregoing, Tenant shall be obligated to pay, promptly following billing by Landlord, one hundred percent of any Operating Costs and Taxes attributable to any Building in connection with any period in which such Building is occupied for the purpose of conducting business (as opposed to constructing improvements and/or installing equipment or fixtures in the Premises) by Tenant prior to the Commencement Date for such Building pursuant to the terms hereof.

7. Land: The land (which is improved with landscaping, parking facilities and other improvements) upon which the Buildings and the “Common Areas” (as defined in Section 2(E) of this Lease) are located, as more particularly depicted on Appendix A.

8. Landlord’s Real Estate Broker for this Lease: CB Richard Ellis.

9. Letter of Credit Amount: An amount equal to five (5) months of the Base Rent applicable to each Building during the first year of Tenant’s lease thereof, which amount has been calculated to equal One Million Eight Hundred Thirty-Six Thousand Two Hundred One and 60/100 Dollars ($1,836,201.60).

10. Premises: All of the “Rentable Area” (as defined below) of Building C, Building D, and Building E.

11. Project: The term “Project,” as used in this Lease, shall mean (i) the Buildings and the Common Areas, (ii) the Land, and (iii) at Landlord’s discretion, any additional real property, areas, land, buildings or other improvements added thereto outside of the Project. A site plan of the Project is more particularly set forth on Appendix A-1, attached hereto.

12. Rentable Square Feet of the Premises: Estimated to be approximately 178,272 rentable square feet, subject to the remeasurement as provided in Section 2(D)(3) below (“Rentable Area”).

13. Sole Permitted Use: General office uses and other lawful purposes consistent with Project zoning and the character of the Buildings and the Project, as determined by Landlord (the “Permitted Use”), however, in no event shall the Permitted Use include any use of the Premises by Tenant which is (a) in violation of any provision of the Rules and Regulations attached as Appendix B hereto, (b) in violation of any Legal Requirements, or (c) in violation of the Declaration.

14. Tenant: Accredited Home Lenders, Inc., a California corporation.

15. Tenant Improvements: Improvements to be constructed as part of the Buildings which are not part of the Shell and Core Improvements (defined in the attached Exhibit C). See the Work Letter attached hereto as Appendix C.

16. Tenant Improvement Allowance: An amount equal to Fifty and 30/100 Dollars ($50.30) per square foot of Rentable Area in the Premises (which amount has been calculated to equal $8,967,081.60 based on the 178,272 square Feet of Rentable Area in the Premises).

-4-	INNOVATION CORPORATE CENTER [ACCREDITED HOME LENDERS, INC.]

17. Tenant’s Proportionate Share: With respect to each Building, 100%; provided, however, that in the event that Tenant shall at any time not lease all of the Rentable Area of any Building, Tenant’s Proportionate Share with respect to such Building shall be re-calculated as the percentage arrived at by calculating the product of (i) 100, and (ii) a fraction, the numerator of which equals the Rentable Area of the portion of the Building which is leased by Tenant, and the denominator of which equals the total Rentable Area of the Building.

18. Tenant’s Real Estate Broker for this Lease: CB Richard Ellis.

19. Termination Date/Term: The term (“Term”) shall be for a period of ten (10) years and six (6) months following the first Commencement Date to occur under this Lease, or if such Commencement Date is not the first day of a calendar month, then the Termination Date shall be the final day of the calendar month which occurs six (6) calendar months following the tenth (10th) anniversary of such Commencement Date, subject to extension or early termination as provided in Section 30 and Section 31, respectively.

1. LEASE AGREEMENT.

A. Lease of Premises. On the terms stated in this Lease, Landlord leases each portion of the Premises to Tenant, and Tenant leases each portion of the Premises from Landlord, for the Term beginning on each applicable Commencement Date and ending on the Termination Date, unless extended or sooner terminated pursuant to this Lease. Subject to all Legal Requirements and the rights of any party under the Declaration, of all governmental entities and of Landlord in connection with its rights or obligations under this Lease or any Legal Requirements, Tenant shall have the right to use the common areas of the Land during the Term of this Lease.

2. RENT.

A. Types of Rent. Tenant acknowledges that, subject to all the terms and provisions of this Lease, Tenant’s lease of the Premises is on a “triple net” basis. Tenant shall pay the following Rent in the form of a check to Landlord at the address designated by Landlord from time to time by notice to Tenant.

(1) Base Rent in monthly installments, without deduction or offset, in advance, the first monthly installment payable on each applicable Commencement Date and thereafter on or before the first day of each month of the Term in the amount calculated as set forth in Paragraph 2 of the Schedule. Tenant shall only be obligated to pay Base Rent with respect to each Building from and after the Commencement Date for such Building.

(2) Operating Cost Share Rent in an amount equal to the Tenant’s Proportionate Share of the Operating Costs (“Operating Cost Share Rent”) for the applicable Fiscal Year, or portion thereof during the Term, for each Building, paid monthly in advance in an estimated amount. Definitions of Operating Costs and Tenant’s Proportionate Share, and the method for billing and payment of Operating Cost Share Rent are set forth in Sections 2(B), 2(C) and 2(D). Except as set forth in Section 6 of the Schedule, Tenant’s obligation for direct payment of Operating Cost Share Rent for each Building shall only commence from and after the Commencement Date for such Building.

-5-	INNOVATION CORPORATE CENTER [ACCREDITED HOME LENDERS, INC.]

(3) Tax Share Rent in an amount equal to the Tenant’s Proportionate Share of the Taxes (“Tax Share Rent”) for the applicable Fiscal Year, or portion thereof during the Term, for each Building, paid monthly in advance in an estimated amount. A definition of Taxes and the method for billing and payment of Tax Share Rent are set forth in Sections 2(B), 2(C) and 2(D). Except as set forth in Section 6 of the Schedule, Tenant’s obligation for direct payment of Tax Share Rent for each Building shall only commence from and after the Commencement Date for such Building.

(4) Additional Rent in the amount of all costs, expenses, liabilities, and amounts which Tenant is required to pay under this Lease, excluding Base Rent, Operating Cost Share Rent, and Tax Share Rent, but including any interest for late payment of any item of Rent.

(5) Rent as used in this Lease means Base Rent, Operating Cost Share Rent, Tax Share Rent, and Additional Rent. Tenant’s agreement to pay Rent is an independent covenant, with no right of setoff, deduction or counterclaim of any kind, except as otherwise expressly provided in this Lease.

B. Payment of Operating Cost Share Rent and Tax Share Rent.

(1) Payment of Estimated Operating Cost Share Rent and Tax Share Rent. Landlord shall estimate the Operating Costs and Taxes of the Project for the then current Fiscal Year not later than April 1 of such Fiscal Year. Landlord may revise these estimates whenever it obtains more accurate information, such as the final real estate tax assessment or tax rate for the Project; provided that such revisions shall be made not more frequently than once each Fiscal Year.

Within thirty (30) days after receiving the original or revised estimate from Landlord setting forth an estimate of Operating Costs for a particular Fiscal Year, Tenant shall pay Landlord one-twelfth (1/12th) of Tenant’s Proportionate Share of the estimated Operating Costs, multiplied by the number of months that have elapsed in the applicable Fiscal Year to the date of such payment including the current month, minus payments previously made by Tenant for the months elapsed. On the first day of each month thereafter, Tenant shall pay Landlord one-twelfth (1/12th) of Tenant’s Proportionate Share of this estimate, until a new estimate becomes applicable.

Within thirty (30) days after receiving the original or revised estimate from Landlord setting forth an estimate of Taxes for a particular Fiscal Year, Tenant shall pay Landlord one-twelfth (1/12th) of Tenant’s Proportionate Share of the estimated Taxes, multiplied by the number of months that have elapsed in the applicable Fiscal Year to the date of such payment including the current month, minus payments previously made by Tenant for the months elapsed. On the first day of each month thereafter, Tenant shall pay Landlord one-twelfth (1/12th) of Tenant’s Proportionate Share of this estimate, until a new estimate becomes applicable.

(2) Correction of Operating Cost Share Rent. Landlord shall deliver to Tenant a report for the previous Fiscal Year (the “Operating Cost Report”) by June 1 of each year, setting forth the actual Operating Costs incurred in the prior Fiscal Year, (b) the amount of Operating Cost Share Rent due from Tenant, and (c) the amount of Operating Cost Share Rent paid by Tenant. On the first day of the first month that is not less than thirty (30) days after such delivery, Tenant shall pay to Landlord the amount due minus the amount previously paid. If the amount paid exceeds the amount due, Landlord shall apply the excess to Tenant’s payments of Operating Cost Share Rent next coming due.

-6-	INNOVATION CORPORATE CENTER [ACCREDITED HOME LENDERS, INC.]

(3) Correction of Tax Share Rent. Landlord shall deliver to Tenant a report for the previous Fiscal Year (the “Tax Report”) by June 1 of each year, setting forth (a) the actual Taxes, (b) the amount of Tax Share Rent due from Tenant, and (c) the amount of Tax Share Rent paid by Tenant. Within thirty (30) days after such delivery, Tenant shall pay to Landlord the amount due from Tenant minus the amount previously paid by Tenant. If the amount paid exceeds the amount due, Landlord shall apply any excess as a credit against Tenant’s payments of Tax Share Rent next coming due.

(4) Tenant’s Payment of Certain Tax Expenses. Notwithstanding anything to the contrary contained in this lease, in the event that, at any time during the first five (5) years of the initial Term, any single-asset sale of a Building or the Project to an independent third party is consummated (specifically excluding, however, a change in ownership to a lender resulting from a foreclosure or a deed-in-lieu of foreclosure), and as a result thereof, and to the extent that in connection therewith, a Building or the Project is reassessed (the “Reassessment”) for real estate tax purposes by the appropriate governmental authority pursuant to the terms of Proposition 13, then the terms and conditions of this Section 2(B)(4) shall apply to such Reassessment of the Building or Project.

(a) The Tax Increase. For purposes of this Section 2(B)(4), the term “Tax Increase” shall mean that portion of the Tax Share Rent, as calculated immediately following the Reassessment, which is attributable solely to the Reassessment. Accordingly, the term Tax Increase shall not include any portion of the Tax Share Rent, as calculated immediately following the Reassessment, which (i) is attributable to the initial assessment of the value of the Project, the base, shell and core of the Building or the tenant improvements located in the Building; (ii) is attributable to assessments which were pending immediately prior to the Reassessment which assessments were conducted during, and included in, such Reassessment, or which assessments were otherwise rendered unnecessary following the Reassessment; or (iii) is attributable to the annual inflationary increase of real estate taxes, but not in excess of two percent (2.0%) per annum.

(b) Protection. During the first five (5) years of the initial Lease Term, Tenant shall not be obligated to pay any portion of the Tax Increase relating to any Reassessment of a Building or the Project.

(c) Landlord’s Right to Purchase the Proposition 13 Protection Amount Attributable to a Particular Reassessment. The amount of Tax Share Rent which Tenant is not obligated to pay or will not be obligated to pay during the Term in connection with a particular Reassessment pursuant to the terms and conditions of Section 2(B)(4), shall be sometimes referred to hereafter as a “Proposition 13 Protection Amount.” If the occurrence of a Reassessment is reasonably foreseeable by Landlord and the Proposition 13 Protection Amount attributable to such Reassessment can be reasonably quantified or estimated for each Lease Year commencing with the Lease Year in which the Reassessment will occur, the terms of this Section 2(b)(4)(c) shall apply to each such Reassessment. Upon Notice of such Reassessment to Tenant, Landlord shall have the right to purchase the Proposition 13 Protection Amount relating to the applicable Reassessment (the “Applicable Reassessment”), at any time during the Term, by paying to Tenant an amount equal to

-7-	INNOVATION CORPORATE CENTER [ACCREDITED HOME LENDERS, INC.]

the “Proposition 13 Purchase Price,” as that term is defined in this Section 2(b)(4)(c), provided that the right of any successor of Landlord to exercise its right of repurchase hereunder shall not apply to any Reassessment which results from the event pursuant to which such successor of Landlord became the Landlord under this Lease. As used herein, “Proposition 13 Purchase Price” shall mean the present value of the Proposition 13 Protection Amount remaining during the Lease Term, as of the date of payment of the Proposition 13 Purchase Price by Landlord. Such present value shall be calculated (i) by using the portion of the Proposition 13 Protection Amount attributable to each remaining Lease Year (as though the portion of such Proposition 13 Protection Amount benefited Tenant at the end of each Lease Year), as the amounts to be discounted, and (ii) by using discount rates for each amount to be discounted equal to (A) the floating commercial loan rate announced from time-to-time by Bank of America, a national banking association, or its successor, as its prime rate, plus (B) two percent (2%) per annum. Upon such payment of the Proposition 13 Purchase Price, the provisions of Section 2(b)(4) of this Lease shall not apply to any Tax Increase attributable to the Applicable Reassessment. Since Landlord is estimating the Proposition 13 Purchase Price because a Reassessment has not yet occurred, then when such Reassessment occurs, if Landlord has underestimated the Proposition 13 Purchase Price, then upon Notice by Tenant to Landlord, Landlord shall promptly pay to Tenant the amount of such underestimation, and if Landlord overestimates the Proposition 13 Purchase Price, then upon Notice by Landlord to Tenant, Rent next due shall be increased by the amount of such overestimation.

C. Definitions.

(1) Included Operating Costs. “Operating Costs” means all costs of operation, maintenance, repair, replacement and management of the Project incurred by Landlord and, to the extent such costs are incurred by Landlord with respect to other projects jointly with the Project, the portions of such costs as are equitably allocated to the Project by Landlord (including the amount of any credits which Landlord may grant to particular tenants of a multi-tenant Building in lieu of providing any standard services or paying any standard costs described in this Section 2(C) for similar tenants), as determined in accordance with generally accepted accounting principles as and to the extent consistently applied by institutional ownership in the office building real estate industry and otherwise in accordance with sound real estate management and accounting principles (in any event, the “Accounting Standard”) including the following costs by way of illustration, but not limitation: water and sewer charges; insurance charges of or relating to all insurance policies and endorsements deemed by Landlord to be reasonably necessary or desirable and relating in any manner to the protection, preservation, or operation of the Buildings or Project or any part thereof; utility costs, including, but not limited to, the cost of heat, light, power, steam, gas; waste disposal; the cost of janitorial services; the cost of security and alarm services (including any central station signaling system); costs of cleaning, repairing, replacing and maintaining the common areas, including parking and landscaping, window cleaning costs; and labor costs. Independent of Operating Expenses, but on a monthly basis concurrently therewith, Tenant shall pay a management fee to Landlord in an amount equal to three percent (3%) of the Base Rent payable by Tenant for the subject month of the applicable Fiscal Year. In addition, Landlord shall be entitled to recover, as additional rent (which, along with any other capital expenditures constituting Operating Costs, Landlord may either include in Operating Costs or cause to be billed to Tenant along with Operating Costs and Taxes but as a separate item), Tenant’s Proportionate Share of capital improvement items permitted by Section 2C(2)(b), below.

-8-	INNOVATION CORPORATE CENTER [ACCREDITED HOME LENDERS, INC.]

(2) Excluded Operating Costs. Operating Costs shall not include, and are subject to, the following:

(a) Any ground lease rental;

(b) Costs of items considered capital repairs, replacements, improvements and equipment under the Accounting Standard (“Capital Items”), except for (1) the annual amortization (amortized over the useful life pursuant to the Accounting Standard, with interest at a rate equal to eight percent per annum (or such lesser maximum legal rate if applicable)) of costs incurred by Landlord after the Commencement Date for any capital improvements installed or paid for by Landlord and required by any new (or change in) laws, rules or regulations of any governmental or quasi-governmental authority which are enacted after the Commencement Date; (2) the annual amortization (amortized over the useful life pursuant to the Accounting Standard, with interest at a rate equal to eight percent per annum (or such lesser maximum legal rate if applicable)) of costs of any equipment, device or capital improvement purchased or incurred as a labor-saving measure or to affect other economics in the operation or maintenance of the Project or any portion thereof (provided such savings do not redound primarily to the benefit of any particular tenant, and provided, further, that in the event that Tenant leases all of the Rentable Area in the subject Building, then Capital Items under this item (2) in such Building shall only be included in Operating Costs to the extent that either (I) Landlord obtains the prior approval of Tenant (which shall not be unreasonably withheld) with respect to the subject Capital Item, or (II) the annual amortized costs do not exceed the actual costs savings realized by the subject Capital Item as reasonably determined by Landlord)); (3) minor capital improvements, tools or expenditures, (4) like-kind replacement of building systems or items which have been reasonably determined by Landlord to require replacement, which replacement shall be amortized over the useful life of such replacement pursuant to the Accounting Standard, with interest at a rate equal to eight percent per annum (or such lesser maximum legal rate if applicable), or (5) the cost of fire sprinklers and suppression systems and other life safety systems;

(c) Rentals for items (except when needed in connection with normal or emergency repairs and maintenance of permanent systems) which if purchased, rather than rented, would constitute a Capital Item which is specifically excluded in Subsection (b) above excluding, however, equipment not affixed to the Building which is used in providing janitorial or similar services);

(d) Costs incurred by Landlord for the repair of damage to the Buildings, to the extent that Landlord is reimbursed by insurance proceeds (excluding deductible amounts to the extent such amount is in excess of Fifty Thousand Dollars ($50,000.00) for any particular event of casualty;

(e) Costs, including permit, license and inspection costs, incurred with respect to the installation of tenants’ or other occupants’ improvements in the Building or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Building;

(f) Depreciation, amortization and interest payments, except as otherwise provided herein in Subsection (b), above, and except on materials, tools, supplies and

-9-	INNOVATION CORPORATE CENTER [ACCREDITED HOME LENDERS, INC.]

vendor-type equipment purchased by Landlord to enable Landlord to supply services Landlord might otherwise contract for with a third party where such depreciation, amortization and interest payments would otherwise have been included in the charge for such third party’s services, all as determined in accordance with the Accounting Standard, and when depreciation or amortization is permitted or required, the item shall be amortized over its reasonably anticipated useful life pursuant to the Accounting Standard, with interest at a rate equal to eight percent per annum (or such lesser maximum legal rate if applicable);

(g) Marketing costs including, without limitation, leasing commissions, attorney’s fees in connection with the negotiation and preparation of letters, deal memos, letters of intent, leases, sublease and/or assignments, space planning costs, tenant improvement allowances or expenses to improve any tenant space, and other costs and expenses incurred in connection with lease, sublease and/or assignment negotiations and transactions, as well as tenant disputes, with present or prospective tenants or other occupants of the Building;

(h) Expenses in connection with services for which Tenant is charged for directly but which are provided to another tenant or occupant of the Building;

(i) Interest, principal, points and fees on debts or amortization on any mortgage or mortgages or any other debt instrument encumbering the Building or the Building Land (except as permitted in Subsection (b) above);

(j) Landlord’s general corporate overhead and general and administrative expenses, and expenses for any employee involved in the operation, management, maintenance and repair of the Premises above the level of asset manager (which asset manager’s responsibilities shall focus primarily on the oversight of the operation and management of Landlord’s office projects, including the Project) or chief building engineer;

(k) Rentals and other related expenses incurred in leasing HVAC systems, elevators or other equipment ordinarily considered to be Capital Items, except for (1) expenses in connection with making repairs on or keeping the Systems in operation while repairs are being made, and (2) costs of equipment not affixed to the Building which is used in providing janitorial or similar services;

(l) Advertising and promotional expenditures, and costs of signs in or on the Building identifying the owner of the Building or other tenants’ signs;

(m) The cost of any electric power used by any tenant in the Building in excess of the Building-standard amount, or electric power costs for which any tenant directly contracts with the local public service company or of which any tenant is separately metered or sub metered and pays Landlord directly;

(n) Costs incurred in connection with upgrading the Building to comply with disability, life, fire and safety codes, ordinances, statues, or other laws in effect and enforced prior to the applicable Commencement Date, including, without limitation, the ADA (defined below), including penalties or damages incurred due to such non-compliance;

-10-	INNOVATION CORPORATE CENTER [ACCREDITED HOME LENDERS, INC.]

(o) Tax penalties incurred as a result of Landlord’s negligence in failing to make payments and/or to file any tax or informational returns when due, and any fines, late charges, penalties or other expenses incurred as a result of Landlord’s negligence or willful misconduct, Landlord’s violations of law or Landlord’s breaches of contract;

(p) Subject to Section 28 below, any and all costs arising from the presence or suspected presence, including without limitation, in connection with the investigation or remediation, of Hazardous Substances in or about the Premises, the Building or the Project including, without limitation, Hazardous Substances in the ground water or soil, not placed in the Premises, the Building or the Project by Tenant;

(q) Costs arising from Landlord’s charitable or political contributions;

(r) Costs arising from latent defects in the Shell and Core Improvements installed by Landlord or repair thereof except, to the extent not brought to the attention of Landlord within six (6) months of such discovery;

(s) Costs for acquisition of sculpture, paintings or other objects of art unless required by Legal Requirements, or, in the case of multi-tenant Buildings, are utilized in public area lobbies and are consistent with the type and character utilized in comparable buildings in the area;

(t) Costs (including in connection therewith all attorney’s fees and costs of settlement judgments and payments in lieu thereof) arising from claims, disputes or potential disputes in connection with potential or actual claims litigation or arbitrations pertaining to Landlord and/or the Building and/or the Land, unless such costs are attributable to a dispute with Tenant;

(u) Costs associated with the operation of the business of the partnership or entity which constitutes Landlord as the same are distinguished from the costs of operation of the Building, costs of defending any lawsuits with any mortgagee (except as the actions of Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any Landlord’s interest in the Building, costs of any disputes between Landlord and its employees (if any) not engaged in Building operation, or outside fees paid in connection with disputes with other tenants.

(v) Costs of any “tap fees” or any sewer or water connection fees for the benefit of any particular tenant in the Building;

(w) Unless caused by Tenant, tenant’s employees or invitees, costs incurred in connection with any environmental clean-up, response action, or remediation on, in, under or about the Premises or the Building, including but not limited to, costs and expenses associated with the defense, administration, settlement, monitoring or management thereof;

(x) Any expenses incurred by Landlord for use of any portions of the Building to accommodate events including, but not limited to shows, promotions, kiosks, displays, filming, photography, private events or parties, ceremonies, and advertising beyond the normal expenses otherwise attributable to providing Building services, such as lighting and HVAC to such public portions of the Building in normal Building operations during standard Building hours of operation;

-11-	INNOVATION CORPORATE CENTER [ACCREDITED HOME LENDERS, INC.]

(y) Any entertainment, dining or travel expenses for any purpose;

(z) Any flowers, gifts, balloons, etc. provided to any entity whatsoever, to include, but not limited to, Tenant, other tenants, employees, vendors, contractors, prospective tenants and agents;

(aa) Any “finders fees,” brokerage commissions, other than with respect to a manager, receptionist or secretary in the Building office, once per year;

(bb) Any “above-standard” cleaning unless provided to Tenant, including, but not limited to special cleanings associated with parties/events and specific tenant requirements in excess of service provided to Tenant, including related trash collection, removal, hauling and dumping;

(cc) The cost of any training or incentive programs, other than for tenant life safety information services or other programs required by law;

(dd) “In-house” legal; and

(ee) In the event any facilities, services or utilities used in connection with the Building are provided from another building owned or operated by Landlord or vice versa, the costs incurred by Landlord in connection therewith shall be allocated to Operating Costs by Landlord on a reasonably equitable basis.

Landlord further agrees that since one of the purposes of Operating Costs and the gross up provision is to allow Landlord to require Tenant to pay for the costs attributable to its Premises, Landlord agrees that, subject to Landlord’s right to adjust the components of Operating Costs described in Section 4G(5) of this Lease, (i) Landlord will not collect or be entitled to collect Operating Costs from all of its tenants in an amount which is in excess of one hundred percent (100%) of the Operating Costs actually incurred by Landlord in connection with the operation of the Building, and (ii) Landlord shall make no profit from Landlord’s collections of Operating Expense. All assessments and premiums which are not specifically charged to Tenant because of what Tenant has done, which can be paid by Landlord in installments, shall be paid by Landlord in the maximum number of installments permitted by law and not included as Operating Costs except in the year in which the assessment or premium installment is actually paid; provided, however, that if the prevailing practice in comparable buildings is to pay such assessments or premiums on an earlier basis, and Landlord pays on such basis, such assessments or premiums shall be included in Operating Costs (subject to proration if applicable to periods before the Commencement Date or after the Termination Date) as paid by Landlord, but in no event shall Landlord include any accrued interest (resulting from such assessments or premiums) in its computation of Operating Costs.

(3) Taxes. “Taxes” means any and all taxes, assessments and charges of any kind, general or special, ordinary or extraordinary, levied against the Project, which Landlord shall pay or become obligated to pay in connection with the ownership, leasing, renting, management, use, occupancy, control or operation of the Project or of the personal property, fixtures,

-12-	INNOVATION CORPORATE CENTER [ACCREDITED HOME LENDERS, INC.]

machinery, equipment, systems and apparatus used in connection therewith. Taxes shall include real estate taxes, personal property taxes, sewer rents, water rents, special or general assessments (including, without limitation, assessments under the Declaration), transit taxes, ad valorem taxes, and any tax levied on the rents hereunder or the interest of Landlord under this Lease (the “Rent Tax”). Taxes shall also include all reasonable fees and other costs and expenses paid by Landlord in reviewing any tax and in seeking a refund or reduction of any Taxes, whether or not the Landlord is ultimately successful. Tenant may, with Landlord’s reasonable approval, reasonably cooperate with Landlord in contesting Taxes and if Landlord elects not to contest any Taxes, Tenant may contest such Taxes at Tenant’s sole cost. Taxes shall include any supplementary real estate taxes imposed on the Premises during or following the completion of construction of the Project as a result of the increased assessed value of the Building Land due to such construction.

For any year, the amount to be included in Taxes (a) from taxes or assessments payable in installments, shall be the amount of the installments (with any interest) due and payable during such year, and (b) from all other Taxes, shall at Landlord’s election be the amount accrued, assessed, or otherwise imposed for such year or the amount due and payable in such year (all subject to proration if applicable to periods before the Commencement Date or after the Termination Date). Any refund or other adjustment to any Taxes by the taxing authority, shall apply during the year in which the adjustment is made.

Taxes shall not include any fines or penalties as excluded from Operating Costs in Section 2(C)(1)(o) above, net income (except Rent Tax), capital, stock, succession, transfer, franchise, gift, estate or inheritance tax, except to the extent that such tax shall be imposed in lieu of any portion of Taxes.

Tenant shall reimburse Landlord, as Additional Rent, upon demand for any and all taxes required to be paid by Landlord (except to the extent included in Taxes by Landlord), excluding state, local and federal personal or corporate income taxes measured by the net income of Landlord from all sources and estate and inheritance taxes, whether or not now customary or within the contemplation of the parties hereto, when (x) said taxes are assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion of the Project (including, but not limited to, the Project parking facility); or (y) said taxes are assessed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises. Notwithstanding anything set forth in this Lease to the contrary, with respect to any Building which Tenant does not lease in its entirety, if the tenant improvements in that portion of the Premises located in such Building, whether installed and/or paid for by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, are assessed for real property tax purposes at a valuation higher than the valuation at which tenant improvements conforming to Landlord’s “building standard” in other space in the Building are assessed, then Tenant shall promptly pay directly to Landlord the amount of any Taxes levied against Landlord or the property by reason of such excess assessed valuation.

(4) Lease Year. “Lease Year” means each consecutive twelve-month period beginning with the first Commencement Date under this Lease, except that if such Commencement Date is not the first day of a calendar month, then the first Lease Year shall be the period from the Commencement Date through the final day of the calendar month in which the first anniversary of the Commencement Date occurs, and each subsequent Lease Year shall be the twelve full calendar months following the prior Lease Year.

-13-	INNOVATION CORPORATE CENTER [ACCREDITED HOME LENDERS, INC.]

(5) Fiscal Year. “Fiscal Year” means the calendar year, except that the first fiscal year and the last fiscal year of the Term may be a partial calendar year.

D. Computation of Base Rent and Remeasurement.

(1) Prorations. If the Term begins on a day other than the first day of a month, the Base Rent, Operating Cost Share Rent, and Tax Share Rent, as applicable, shall be prorated for such partial month based on the actual number of days in such month. If the Term begins on a day other than the first day, or ends on a day other than the last day, of the Fiscal Year, Operating Cost Share Rent and Tax Share Rent shall be prorated for the applicable Fiscal Year.

(2) Default Interest. Any sum due from Tenant to Landlord not paid within five (5) business days of the date due shall bear interest from the date due until paid at the lesser of eight percent (8%) per annum or the maximum rate permitted by law; provided, however, that before any interest may be charged, such failure shall continue for a period of five (5) business days after notice to Tenant that such payment was not made when due, but if any such notice shall be given, then for the twelve (12) month period commencing with the date of such notice, any failure to pay within five (5) business days after any additional sum of money becomes due to Landlord under this Lease interest shall accrue on the overdue amounts as provided hereunder without the requirement of any notice.

(3) Remeasurement. The square footage of each Building shall be remeasured, in accordance with BOMA single tenant rentable measurement standards (ANSI/BOMA Z65.1-1996) with accompanying guidelines, by the “Project Architect” (as that term is defined in Section 1(b)(i) of the Work Letter) upon substantial completion of such Building and the Project Architect shall provide complete documentation substantiating such remeasurement to Landlord. Following Landlord’s approval thereof, Landlord shall provide the results of such remeasurement to Tenant for its prompt review and reasonable approval. Tenant shall provide its approval or disapproval (including the reasonable grounds for any disapproval) to Landlord within thirty (30) days of receipt thereof. In the event that Tenant shall fail to timely disapprove of Landlord’s measurement hereunder, Landlord’s measurement (as delivered to Tenant pursuant to the terms hereof) shall be binding upon Landlord and Tenant. In the event of Tenant’s disapproval, Landlord and Tenant shall promptly meet and confer with the Project Architect to resolve such disapproval to the mutual satisfaction of Landlord and Tenant; provided, however, if the parities cannot agree, the final determination of the Project Architect following such conference of the parties as to such measurement made in accordance with this Section 2(D)(3) shall be controlling. The square footage as so remeasured and approved shall be conclusively deemed to be the actual square footage thereof, without regard to any subsequent remeasurement of the Premises or the Building. In the event the actual square footage of the Premises, determined pursuant to this paragraph, shall be other than as set forth in this Lease, then all amounts, percentages and figures appearing or referred to in this Lease based upon such Rentable Area (including, without limitation, the amounts of the Rent, the “Letter of Credit, and the Tenant Improvement Allowance) shall be modified in accordance with such determination.

-14-	INNOVATION CORPORATE CENTER [ACCREDITED HOME LENDERS, INC.]

(4) Books and Records. Landlord shall maintain books and records reflecting the Operating Costs and Taxes in accordance with customary accounting and management practices used by institutional owners in the office building real estate industry. Tenant and its independent nationally or regionally recognized certified public accounting firm shall have the right to inspect Landlord’s books and records with respect to Operating Costs and Taxes at Landlord’s office upon reasonable prior notice during normal business hours during the thirteen (13) months following the respective delivery of the Operating Cost Report or the Tax Report with respect to the amounts shown on such Reports. Notwithstanding anything contained herein to the contrary, in no event shall Tenant have the right to inspect Landlord’s books and records to the extent Tenant is then in default under this Lease in the payment of Base Rent or in the payment Operating Costs or Taxes due under this Lease (in either event, after the expiration of any applicable notice and cure period), provided that the foregoing shall not prohibit Tenant from paying any such amounts “under protest”. In addition, in connection with any inspection hereunder, Tenant and Tenant’s agents must agree in advance to follow Landlord’s reasonable rules and procedures regarding inspections of Landlord’s records, and shall execute a commercially reasonable confidentiality agreement regarding such inspection. Tenant and its accountants permitted hereunder shall inspect all such materials in Landlord’s offices designated for such purpose. Tenant and its accountants shall have the right to make copies of the portions of Landlord’s books and records inspected which directly relate to, or directly concern, specific disputed Operating Cost Report or Tax Report items. All such materials shall be copied at Tenant’s sole cost and expense, shall be maintained as confidential by Tenant and its accountants (except where disclosure thereof is required by applicable law and Tenant has provided prior notice thereof to Landlord so that Landlord may contest such disclosure, or in litigation with Landlord regarding a dispute relating thereto if the parties’ respective accountants cannot resolve the dispute as provided below), and shall be returned to Landlord upon completion of such audit. Unless Tenant sends to Landlord any written exception to either such Report within said 13-month period, such Report shall be deemed final and accepted by Tenant. Tenant shall pay the amount shown on both Reports in the manner prescribed in this Lease, whether or not Tenant takes any such written exception, without any prejudice to such exception. If Tenant makes a timely exception, Tenant may conduct an audit of such report at its sole cost and expense using a nationally or regionally recognized independent certified public accounting firm (who does not operate on a contingency fee basis) reasonably acceptable to Landlord and, if the results of its audit show an overcharge to Tenant, Landlord shall credit against the next installment of Operating Cost Share Rent and Tax Share Rent payable by Tenant (in an amount not to exceed fifty percent (50%) of such Rent installment until such credit is fully satisfied) any overcharge of such items as discovered by the audit within thirty (30) days of notice to Landlord of the results of such audit, subject to Landlord’s right, at its sole cost and expense, within such 30-day period to cause its own independent certified public accountant or audit firm to investigate the exception and confer with Tenant’s accountant to determine a resolution with respect to the Operating Costs and/or Taxes contested by Tenant in accordance with the terms hereof (“Contested Items”). The final mutual determination of such accountants or audit firm as to the resolution of such Contested Items shall be binding upon the parties. Resolution of and agreement with respect to Contested Items by the parties’ representatives in accordance with the terms hereof shall be the sole means to resolve any dispute with respect the amount of Operating Costs and/or Taxes, as the case may be, due from Tenant to Landlord under this Lease, provided that in the event that such representatives shall fail to resolve and agree with respect to the Contested Items within thirty (30) days, then either Landlord or Tenant may, at its sole option, on or after 90 days following the expiration of such 30-day period, file a lawsuit to resolve the proper treatment of the Contested Items.

-15-	INNOVATION CORPORATE CENTER [ACCREDITED HOME LENDERS, INC.]

(5) Miscellaneous. So long as Tenant is in monetary default of any obligation under this Lease, Landlord, in addition to the exercise of any other rights and remedies regarding such default, may offset against the amount of any refund due Tenant from Landlord hereunder, amounts owed Landlord with respect to such default until such refund is fully expended or such default is fully cured, whichever shall first occur, with the excess of such refund, if any, to be credited against Rent next due in the manner specified in Section 2(D)(4) above. If this Lease is terminated for any reason prior to the annual determination of Operating Cost Share Rent or Tax Share Rent, either party shall pay the full amount due to the other within thirty (30) days after Landlord’s notice to Tenant of the amount when it is determined. Landlord may commingle any payments made with respect to Operating Cost Share Rent or Tax Share Rent, without payment of interest. Landlord’s failure to provide to Tenant the reports as described in this Section by any date specified therefor shall in no way excuse Tenant from its obligation to pay Tenant’s Proportionate Share of the Operating Cost Rent and Tax Share Rent, or constitute a waiver of Landlord’s right to bill and collect such amount from Tenant in accordance with this Section, which obligation shall survive the expiration or earlier termination of this Lease.

E. Allocation of Operating Costs and Taxes; Definition of Common Areas. The parties acknowledge that the Project is part of a multi-building project and that costs and expenses incurred by Landlord in connection with the Project should be shared between each Building in the Project. Accordingly, Operating Costs and Taxes shall be determined by Landlord annually for the Project as a whole, and a portion of such costs, which portion shall be determined by Landlord on an equitable basis, shall be allocated to each Building (as opposed to other buildings in the Project) and such portion shall be the Operating Costs or Taxes, as the case may be, for purposes of this Lease. Such portion of Operating Costs or Taxes, as the case may be, allocated to the Building shall include all Operating Costs or Taxes, as the case may be, attributable solely to the subject Building and an equitable portion of the Operating Costs or Taxes, as the case may be, attributable to the Project as a whole. The term “Common Areas” as used in this Lease shall include all areas within the Project outside the exterior boundaries of buildings now or hereafter situated thereon, including, but not limited to, streets, driveways, security gates for access to the Project, parking areas, parking structures, truckways, delivery passages, loading docks, sidewalks, pedestrian bridges, ramps, open and closed courts, including eating areas, landscaped and planted areas (including slope areas), exterior stairways, bus stops, retaining and decorative walls and planters, and other areas provided by Landlord and/or other owners of portions of the Project for the common use by Landlord, such other owners and/or the occupants of the Project, their employees, customers and invitees; provided, however, to the extent Tenant is not leasing one hundred percent (100%) of any Building, then Common Areas shall be deemed to include areas within such Building which are designated by Landlord for use in common by Landlord and the occupants of such Building. Landlord reserves the right to make changes at any time and from time to time in the size, shape, location, number and extent of the Common Areas, or any of them, and no such change shall entitle the Tenant to any abatement of rent provided there has occurred no materially adverse impact on Tenant’s use or occupancy of the Premises as a result thereof.

-16-	INNOVATION CORPORATE CENTER [ACCREDITED HOME LENDERS, INC.]

3. PREPARATION AND CONDITION OF PREMISES; POSSESSION AND SURRENDER OF PREMISES.

A. Condition of Premises. Landlord shall cause the Shell and Core Improvements, to be constructed in accordance with the provisions of the Work Letter. Except as so agreed, Landlord is leasing the Premises to Tenant absolutely “as is”, without any obligation to alter, remodel, improve, repair or decorate any part of the Premises. Landlord warrants that the Shell and Core Improvements shall be free of material defects in workmanship and installation for a period of three (3) years after Landlord’s substantial completion of construction thereof. To the extent that any of Landlord’s contractors or materialmen provide a warranty, Tenant shall have the benefit of the full warranty period thereof notwithstanding the expiration of Landlord’s warranty period as specified above, however, to the extent any such warranties exist and apply, Tenant’s sole remedy for a breach of Landlord’s warranty shall be an action to compel Landlord to make claims against such warranties and use commercially reasonable efforts to pursue same on Tenant’s behalf upon written request and identification of such defects.

B. Tenant’s Possession. Tenant’s taking possession of any portion of the Shell and Core Improvements shall be conclusive evidence that the Shell and Core Improvements were in good order, repair and condition, except for Punch List Items to be corrected as provided in the Work Letter and as provided in Section 3(A) above.

C. Tenant’s Maintenance Obligations. Throughout the Term, Tenant shall, except as otherwise expressly provided in this Lease, at its expense maintain and make repairs necessary to keep the Premises (and all improvements therein) in, and at the termination of this Lease, or Tenant’s right to possession, Tenant shall return the Premises to Landlord in, substantially the same order, repair and condition as existed on the Commencement Date, ordinary wear and tear, casualty not arising from the negligence or intentional misconduct of Tenant and condemnation excepted. To the extent that the same impact any of the Systems or any other item required to be maintained by Landlord under the terms of this Lease, at Landlord’s option, Landlord may, at Tenant’s expense maintain and make all repairs necessary to keep Tenant’s fixtures and personal property and the Systems in good order, condition and repair. At Tenant’s option, Landlord shall, within a reasonable period of time following request by Tenant, repair and maintain the interior of the Premises, and Tenant shall within ten (10) business days following billing, reimburse Landlord for the cost of such repairs and maintenance. Further, to the extent Tenant fails to perform any such obligation under this Section 3(C) after all applicable notice and cure periods, Landlord may, but need not, restore the Premises to such condition and Tenant promptly shall pay to Landlord the cost thereof.

D. Landlord’s Maintenance Obligations. Landlord agrees, at its sole cost and expense (subject to the terms set forth below), to repair, maintain and replace, if necessary, the following items: (i) the structural portions of the roof, and (ii) the foundation, footings, floor slab, and load bearing walls of the Building (collectively, the “Base Structure”); provided, however, that, notwithstanding anything contained herein to the contrary, costs incurred by Landlord pursuant to the terms of this sentence shall be included in Operating Expenses (a) if the same is a Capital Item, to the extent permitted pursuant to Section 2.C(2)(b), above, or (b) if the same is not a Capital Item, to the extent includable in Operating Expenses pursuant to Section 2(C), above; provided further that except as permitted by items (a) and (b) of this Section 3.D, costs incurred by Landlord under this

-17-	INNOVATION CORPORATE CENTER [ACCREDITED HOME LENDERS, INC.]

sentence shall be at Landlord’s cost and expense (and not an Operating Expense). Subject to Tenant’s obligation under Section 2(A)(2) to reimburse Landlord in the form of Operating Cost Share Rent, of the cost and expense of the following items, Landlord agrees to repair, maintain and replace, if necessary, the following items: (i) the mechanical equipment used in connection with the base building heating, ventilation, plumbing, electrical and mechanical systems (the “Systems”), (ii) all parking areas, pavement, landscaping, sprinkler systems, sidewalks, driveways, curbs, and lighting systems outside the Premises, (iii) the roof membrane and coverings, and (iv) exterior walls. For purposes of this Lease, the “Base Building“ shall mean, collectively, the Building Structure and items (i) through (iv), above. Tenant hereby waives any and all rights under and benefits of subsection 1 of Section 1932 and Sections 1941 and 1942 of the California Civil Code or under any similar law, statute, or ordinance now or hereafter in effect.

4. PROJECT SERVICES. Subject to the other provisions of this Lease, Landlord shall furnish services as follows and Landlord’s costs of operating, maintaining and repairing the Systems as well providing the services described herein shall be a part of Operating Costs:

A. Heating and Air Conditioning. Landlord shall furnish Systems for heating and air conditioning to provide a comfortable temperature for normal business operations. Such Systems shall be available to Tenant on a 24 hour per day, 7 days per week basis. Tenant shall be responsible for the full cost of operating the Systems, either as a part of Operating Costs Share Rent (without mark-up by Landlord) or directly to the extent an outside provider delivers services to the Premises in connection therewith. In addition, to the extent Tenant’s use of such Systems during hours other than the “Building Business Hours,” as that term is defined in Section 4(G)(1), below, would, in Landlord’s reasonable judgment, materially reduce the life of such Systems, then Tenant shall pay to Landlord, as part of Operating Costs Share Rent, an amount reasonably calculated by Landlord to equal the depreciation pertaining to the increased use of such Systems. In the event Tenant desires to install specialized equipment not customarily used for office uses, or which exceeds the capacity of the heating and cooling systems provided by Landlord, the installation of such equipment shall be subject to Landlord’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed, but shall be at Tenant’s sole cost and expense. Landlord shall not be deemed unreasonable for withholding its consent to any such installation that Landlord determines would have a material or adverse impact on any System. Notwithstanding the foregoing, upon prior written notice thereof to Landlord, Tenant may elect to maintain any specialized systems it is permitted to install in the Premises pursuant to applicable provisions of this Lease provided such systems are independent of the Systems, there shall occur no material or adverse impact on the Systems during and as a result of Tenant’s failure to maintain such system and such maintenance is effected pursuant to contracts with vendors who are fully qualified in the maintenance of such systems as verified to Landlord’s reasonable satisfaction and otherwise reasonably acceptably to Landlord.

B. Elevators. Landlord shall provide Systems for one passenger elevator service per Building on a 24-hour basis to Tenant, except in case of an emergency. Tenant shall be responsible for the full cost of operating such elevator service, either as a part of Operating Costs Share Rent (without mark-up by Landlord) or directly to the extent an outside provider delivers services to the Premises in connection therewith.

C. Electricity. Landlord shall provide Systems for delivery of electricity to the Building to operate normal office lighting and equipment in accordance with the specifications for

-18-	INNOVATION CORPORATE CENTER [ACCREDITED HOME LENDERS, INC.]

the “Shell and Core Improvements,” as that term is defined in the Work Letter Improvement Agreement. Tenant shall be responsible for the full cost of all electricity used in the Premises, either as a part of Operating Costs Share Rent (without mark-up by Landlord) or directly to the extent an outside provider delivers electricity or other services to the Premises in connection therewith. Each Building shall be separately metered for Tenant’s use on a floor-by-floor basis, and Tenant shall directly pay the provider of such electrical service for Tenant’s use thereof on a timely basis and in all events prior to delinquency. Tenant shall not install or operate in the Premises any electrically operated equipment or other machinery, other than business machines and equipment normally employed for general office use which require electricity consumption for operation consistent with the design of the Shell and Core Improvements, without obtaining the prior written consent of Landlord, which shall not be unreasonably withheld, conditioned or delayed. Landlord shall not be deemed unreasonable for withholding its consent to any such installation that Landlord determines would have a material or adverse impact on any System.

D. Water. Landlord shall furnish Systems to deliver hot and cold tap water for drinking, kitchen (for Tenant’s employees only) and toilet purposes. Tenant shall pay the provider thereof directly on a timely basis and in all events, prior to delinquency. To the extent that Tenant uses water not directly paid for, Tenant shall pay Landlord for the costs of such water, without mark-up by Landlord as a part of Operating Costs Share Rent. Tenant shall not permit water to be wasted.

E. Janitorial Service. Landlord shall furnish janitorial service as more particularly provided in Appendix F attached hereto, however Tenant, upon thirty (30) days prior written notice to Landlord, may elect to directly contract for its own janitorial services with a third party provider vendor who shall be reasonably acceptable to Landlord and comply with the requirements of Appendix F, with respect to any Buildings in which Tenant occupies one hundred percent (100%) thereof, and provided at least one (1) Building is so occupied, for a second (2nd) Building partially occupied by Tenant on at least one (1) full floor.

F. Interruption of Services. Landlord shall not be liable for, and Tenant shall not be entitled to, any abatement or reduction of rental by reason of Landlord’s failure to furnish any of the foregoing (except as specifically set forth below) when such failure is caused by accident, breakage, repairs, labor disputes of any character, energy usage restrictions or by any other cause, similar or dissimilar, beyond the reasonable control of Landlord. Landlord shall use reasonable efforts to remedy any interruption in the furnishing of services and utilities required to be provided by Landlord under the terms of this Lease. Notwithstanding the foregoing, in the event that Tenant is prevented from using, and does not use, all or a substantial portion of the Premises as a result of (i) any repair, maintenance or alteration performed by Landlord, or which Landlord failed to perform, except to the extent necessitated by the acts or omissions (including any breach or failure to perform obligations under this Lease) of Tenant, its subtenants, assignees and their respective employees, agents and contractors, after the Commencement Date and required by this Lease, which substantially interferes with Tenant’s use of or ingress to or egress from the Premises (including the Project parking areas to the extent reasonable replacement spaces are not provided); or (ii) any failure by Landlord to provide services, utilities or ingress to and egress from the Premises as required pursuant to this Lease (any such set of circumstances as set forth in items (i) and (ii), above, to be known as an “Abatement Event”), then Tenant shall give Landlord prompt written notice of such Abatement Event, and if such Abatement Event continues for five (5) consecutive business days after Landlord’s receipt of any such notice, then, as Tenant’s sole remedy therefor, Base Rent

-19-	INNOVATION CORPORATE CENTER [ACCREDITED HOME LENDERS, INC.]

and Tenant’s Operating Costs Share Rent and Tax Share Rent shall be abated or reduced for each consecutive business day after such five-day period that Tenant continues to be so prevented from using, and does not use, the Premises, or a portion thereof, in the proportion that the Rentable Area of the portion of the Premises that Tenant is prevented from using, and does not use (“Unusable Area”), bears to the total Rentable Area of the Premises. If, however, such unavailability is caused by a casualty or eminent domain, then the provisions of this Section 4(F) shall not be applicable thereto; rather, the provisions of Sections 9 or 10 (as the case may be) shall apply.

G. Services – Multi-Tenant. If at any time, Tenant is not the sole occupant of a Building, the following shall apply as to such Building:

(1) General Services. Subject to the other provisions of this Lease, Landlord agrees to furnish to the Premises during “Building Business Hours” (specified as Monday through Friday from 7:00 a.m. to 7:00 p.m. and Saturday 9 a.m. to 1 p.m.) on generally recognized business days (but exclusive in any event of Sundays and national and local legal holidays), the following services and utilities subject to the rules and regulations of the Building prescribed from time to time: (a) water suitable for normal office use of the Premises; (b) heat and air conditioning required in Landlord’s judgment for the use and occupation of the Premises during Building Business Hours; (c) cleaning and janitorial service as more particularly provided in Appendix F attached hereto; (d) elevator service by non-attended automatic elevators, if applicable; and, (e) equipment to bring to the Premises electricity for lighting, convenience outlets and other normal office use. To the extent that Tenant is not billed directly by a public utility, Tenant shall pay, within five (5) days of Landlord’s demand, for all electricity used by Tenant in the Premises. The charge shall be at the rates charged to Landlord for such services. Alternatively, if the Premises are not separately metered, Landlord may elect to include electricity costs in Operating Costs at the same rates charged to Landlord.

(2) Additional Services. Should Tenant require any additional work or service directly from Landlord, as described above, including services furnished outside Building Business Hours specified above, Landlord may, but shall not be obligated, on terms to be agreed, upon reasonable advance notice by Tenant, furnish such additional service and Tenant agrees to pay Landlord such charges as may be agreed upon, including any tax imposed thereon, at a charge equal to Landlord’s actual cost plus reasonable overhead for such additional service and, where appropriate, a reasonable allowance for depreciation of any Systems being used to provide such service. To the extent that the cost of such additional service is separately measured, there shall be no additional cost (other than for the service itself and any increased depreciation of any System) borne by Tenant simply by reason of its provision at times outside Building Business Hours.

(3) Restriction on Equipment Use. Wherever heat-generating machines or equipment are used by Tenant in the Premises which affect the temperature otherwise maintained by the air conditioning system or Tenant allows occupancy of the Premises by more persons than the heating and air conditioning system is designed to accommodate, in either event whether with or without Landlord’s approval, Landlord reserves the right, upon no less than thirty (30) days prior written notice (during which time, Tenant may address the situation itself to Landlord’s reasonable satisfaction, and as to which Landlord shall forebear from exercising such right) to install supplementary heating and/or air conditioning units in or for the benefit of the Premises and the cost thereof, including the cost of installation and the cost of operations and maintenance, shall be paid by Tenant to Landlord, as Additional Rent, within thirty (30) days of Landlord’s demand.

-20-	INNOVATION CORPORATE CENTER [ACCREDITED HOME LENDERS, INC.]

(4) Excess Usage. Tenant will not, without the written consent of Landlord, use any apparatus or device in the Premises, including but not limited to, electronic data processing machines and machines designed to use in excess of 2000 watts or 20 amps or 120 volts, which will in any way adversely impact any System due to an increase in the amount of electricity or water usually furnished or supplied for use of the Premises for normal office use, nor will Tenant connect any apparatus or device in the Premises with electric current, except through existing electrical outlets in the Premises, or water pipes, any apparatus or device for the purposes of using electrical current or water. If Tenant shall require water or electric current in excess of that usually furnished or supplied for use of the Premises for normal office use, Tenant shall procure the prior written consent of Landlord, which Landlord may refuse in Landlord’s sole, but good faith, discretion, and if Landlord does consent, except to the extent already so metered, Landlord may cause a water meter or electric current meter, as the case may be, to be installed in order to measure the amount of such excess water and/or electric current. The cost of any such meters, including the installation thereof, shall be paid for by Tenant. Unless Tenant has directly contracted for such services, Tenant agrees to pay to Landlord within fifteen (15) days of Landlord’s demand, the cost of all such excess water and/or electric current consumed (as shown by said meters, if any, or, if none, as reasonably estimated by Landlord) at the rates charged for such services by the local public utility or agency, as the case may be, furnishing the same, plus any additional expense incurred by Landlord in keeping account of the water and electric current so consumed. Tenant will not, without the written consent of Landlord, contract with a utility provider to service the Premises with any utility, including, but not limited to, telecommunications, electricity, water, sewer or gas, unless such provider is then-currently providing such service to other tenants in the Building.

(5) Gross-Up of Operating Costs. If the Project is not at least one hundred percent (100%) occupied during all or a portion of Lease Year, Landlord may elect to make an appropriate adjustment to the components of Operating Costs for such year to determine the amount of Operating Costs that would have been incurred had the Project been one hundred percent (100%) occupied; and the amount so determined shall be deemed to have been the amount of Operating Costs for such year.

5. ALTERATIONS AND REPAIRS.

A. Landlord’s Consent and Conditions. Tenant shall not make any improvements, additions or alterations to the Premises (the “Work”) without obtaining Landlord’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned; provided, however, it shall be reasonable for Landlord to impose conditions upon Tenant’s completion of any Work if such conditions are deemed reasonably necessary by Landlord in order to maintain the First-Class character of the Premises and the Project. Notwithstanding the foregoing, Tenant shall be permitted to perform Work following ten (10) business days notice to Landlord, but without Landlord’s prior consent, to the extent that such Work (i) does not affect any System or the structural aspects of the Building, (ii) does not affect the exterior appearance of the Building, and (iii) does not, in the aggregate, cost more than Two Hundred Thousand Dollars ($200,000), as reasonably estimated by Landlord. Tenant shall pay Landlord’s reasonable, standard charge for review of the plans and all other items submitted by Tenant. Landlord will be deemed to be acting

-21-	INNOVATION CORPORATE CENTER [ACCREDITED HOME LENDERS, INC.]

reasonably in withholding its consent for any Work which (a) impacts the structural aspects of the Building or impacts the Systems of the applicable Building, or (b) is visible from outside the Premises.

Tenant shall pay for the cost of all Work. Tenant shall pay in addition to any sums due pursuant to Section 2(A) above, any increase in real estate Taxes attributable to any such Work for so long, during the Term, as such increase is ascertainable; at Landlord’s election said sums shall be paid in the same way as sums due under Section 2 above.

The following requirements shall apply to all Work:

(1) Prior to commencement, Tenant shall furnish to Landlord building permits, to the extent so required, and certificates of insurance satisfactory to Landlord (including, without limitation, certificates evidencing the insurance Tenant, its contractors and subcontractors are required to maintain under Section 8(C)), and, at Landlord’s request to the extent Landlord reasonably determines that the cost of removal of such Work may be material (i.e., in excess of One Hundred Thousand Dollars ($100,000.00)), security for payment of all costs and for the amount reasonably estimated by Landlord as sufficient to cover the cost of removing such alterations or improvements and restoring the Premises, to the extent required under this Lease upon the expiration or sooner termination hereof. Any such security shall be held by Landlord as a Security Deposit pursuant to the terms of Section 5(A)(8), below.

(2) Tenant shall perform all Work so as to maintain peace and harmony among other contractors serving the Project and shall avoid interference with other work to be performed or services to be rendered in the Project.

(3) The Work shall be performed in a good and workmanlike manner, meeting the standard for construction and quality of materials in the Building, and shall comply with (a) all conditions, covenants and restrictions affecting the Project, including, without limitation, the Declaration, (b) all insurance requirements and (c) all applicable governmental laws, ordinances, statutes, requirements and regulations (collectively (a), (b) and (c), “Legal Requirements”).

(4) Tenant shall perform all Work so as to minimize or prevent disruption to other tenants, and Tenant shall comply with all reasonable requests of Landlord in response to complaints from other tenants. In addition, Tenant shall use only contractors and subcontractors reasonably approved by Landlord for work in the Project.

(5) Tenant shall perform all Work in compliance with any requirements of the Declaration.

(6) Tenant shall permit Landlord to supervise all Material Alterations. Landlord may charge a supervisory fee not to exceed three percent (3%) of labor, material and all other costs of the Material Alterations Work (excluding soft costs) if Landlord’s employees or contractors perform the Work.

(7) Upon completion of all Work, Tenant shall (a) furnish Landlord with contractor’s affidavits and full and final statutory waivers of liens and receipted bills covering all labor and materials, and all other close-out documentation required by Landlord; (b) cause a Notice

-22-	INNOVATION CORPORATE CENTER [ACCREDITED HOME LENDERS, INC.]

of Completion to be recorded in the office of the Recorder of the County of San Diego in accordance with Section 3093 of the Civil Code of the State of California or any successor statute; and (c) deliver to the Project management office a reproducible copy of the “as built” drawings and specifications for the Work as well as all permits, approvals and other documents issued by any governmental agency in connection with the Work.

(8) To the extent Tenant delivers to Landlord a security deposit (“Security Deposit”) pursuant to the terms of this Section 5(A), then Landlord shall hold such Security Deposit as security for the faithful performance by Tenant of all of its obligations under this Article 5. If Tenant defaults with respect to any of the terms set forth in this Article 5, including, but not limited to, the provisions relating to the construction of any such Work, or the removal of any “Removable Work,” as that term is defined in Section 5(E), below, then Landlord may, but shall not be required to, apply all or any part of the Security Deposit for the payment of any costs incurred by Landlord in connection with any such Work, including in connection with the completion of the construction of any Work and/or the removal of any Removable Work. Any unapplied portion of the Security Deposit shall be returned to Tenant, or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder, within sixty (60) days following the expiration of the Term. Tenant shall not be entitled to any interest on the Security Deposit. Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code, or any successor statute.

B. Damage to Systems. If any Systems in the Premises shall be damaged, Tenant shall promptly notify Landlord, and Landlord shall repair such damage. Landlord may also at any reasonable time following reasonable prior notice make any repairs or alterations which Landlord deems reasonably necessary for the safety or protection of the Project, or which Landlord is required to make by any court or pursuant to any Legal Requirement. The cost of any repairs to the Systems made by Landlord on account of Tenant’s default, or on account of the misuse or neglect by Tenant or its invitees, contractors or agents anywhere in the Project, shall become Additional Rent payable by Tenant on demand.

C. No Liens. Tenant has no authority to cause or permit any lien or encumbrance of any kind to affect Landlord’s interest in the Premises or Project; any such lien or encumbrance shall attach to Tenant’s interest only. If any lien shall be filed or claim of lien made for work or materials furnished to Tenant, then Tenant shall at its expense within thirty (30) days thereafter either discharge or contest the lien or claim. If Tenant contests the lien or claim, then Tenant shall (i) within such thirty (30) day period, provide Landlord adequate security for the lien or claim, (ii) contest the lien or claim in good faith by appropriate proceedings that operate to stay its enforcement, and (iii) pay promptly any final adverse judgment entered in any such proceeding. If Tenant does not comply with these requirements, Landlord may discharge the lien or claim, and the amount paid, as well as attorney’s fees and other expenses incurred by Landlord, shall become Additional Rent payable by Tenant on demand. Nothing contained in this Lease shall constitute any consent by Landlord to subject Landlord’s estate to liability under any mechanics’ or other lien law. Tenant shall give Landlord adequate opportunity, and Landlord shall have the right at all times, to post such notices of non-responsibility as may be allowed under Legal Requirements.

D. Ownership of Improvements. All Work as defined in this Section 5 in the nature of fixtures, Systems or permanent improvements (excluding moveable partitions, hardware, equipment and machinery other than the Systems, and trade fixtures), constructed in the Premises by

-23-	INNOVATION CORPORATE CENTER [ACCREDITED HOME LENDERS, INC.]

either Landlord or Tenant, (i) shall, at Landlord’s option, become Landlord’s property upon installation without compensation to Tenant, unless Landlord consents otherwise in writing, and (ii) shall be surrendered to Landlord with the Premises at the termination of the Lease or of Tenant’s right to possession unless removal of such Work is required under Section 5(E) below.

E. Removal at Termination. In connection with any Work requiring the prior consent of Landlord under this Lease, Tenant may request at the time Landlord’s consent is sought that Landlord identify any such Work as to which Landlord reserves the right to require Tenant to remove upon Lease expiration or sooner termination, including, without limitation in connection with Tenant’s exercise of any Termination Option. All Work, including Work for which Landlord’s consent is not required, shall be deemed “Removable Work” unless Tenant requests Landlord to identify any such Work pursuant to the immediately preceding sentence, and Landlord fails to so identify such Work in connection with its consent to such Work. Upon the expiration or sooner termination of this Lease (i) Tenant shall remove any of the Removable Work installed by Tenant during the Term which Landlord elects to require Tenant to remove and shall repair any damage to the Premises and Buildings caused by such removal and return the affected portion of the Premises to a building standard tenant improved condition as determined by Landlord; provided, however, upon Tenant’s written request delivered not less than one hundred eighty (180) days prior to the expiration of the Term, Tenant may request that Landlord specifically identify such Work as Landlord will require be removed upon Tenant’s vacation of the Premises and Landlord shall deliver same not later than ninety (90) days prior to the then Termination Date; and (ii) Tenant shall remove from the Project its trade fixtures, furniture, moveable equipment and other personal property, and repair any and all damage to the Premises resulting from any such removal. If Tenant does not timely remove any property required by this Lease to be removed after Landlord’s compliance with applicable notice requirements, if any, then Tenant shall be conclusively presumed to have, at Landlord’s election (i) conveyed such property to Landlord without compensation or (ii) abandoned such property, and Landlord may dispose of or store any part thereof in any manner permitted by law, at Tenant’s sole cost, without waiving Landlord’s right to claim from Tenant all expenses arising out of Tenant’s failure to remove the property, and without liability to Tenant or any other person. Landlord shall have no duty to be a bailee of any such personal property. If Landlord elects abandonment, Tenant shall pay to Landlord, upon demand, any expenses incurred for removal and/or disposition as allowed by law. To the fullest extent permitted by Legal Requirements, Tenant expressly releases Landlord of and from any and all claims and liability for damage to or destruction or loss of property left by Tenant upon the Premises at the expiration or other termination of this Lease and Tenant shall protect, indemnify, defend and hold Landlord harmless from and against any and all claims and liability with respect thereto. Notwithstanding the foregoing, upon the exercise of any Termination Option, Landlord may require removal of any Removable Work, including any Tenant Improvements which have been identified as Removable Work, in the portion of the Premises as to which this Lease is terminated upon thirty (30) days prior notice to Tenant thereof.

6. USE OF PREMISES. The Premises are to be used solely for the Permitted Use. Tenant shall not do or permit anything to be done in or about the Premises which will in any way obstruct or interfere with the rights of other tenants or occupants of the Project or the Buildings in any manner deemed material or unreasonable by Landlord or injure, annoy, or disturb them, or allow the Premises to be used for any improper, immoral, unlawful, or objectionable purpose, or commit any waste. Tenant shall not do, permit or suffer in, on, or about the Premises the sale of any alcoholic liquor without the written consent of Landlord first obtained. Tenant shall comply with all

-24-	INNOVATION CORPORATE CENTER [ACCREDITED HOME LENDERS, INC.]

governmental laws, ordinances and regulations applicable to the use of the Premises and its occupancy and shall promptly comply with all governmental orders and directions for the correction, prevention and abatement of any violations in the Buildings or appurtenant land, caused or permitted by, or resulting from the specific use by, Tenant, or in or upon, or in connection with, the Premises, all at Tenant’s sole expense. Tenant shall not do or permit anything to be done on or about the Premises or bring or keep anything into the Premises which will in any way increase the rate of, invalidate or prevent the procuring of any insurance protecting against loss or damage to the Building or any of its contents by fire or other casualty or against liability for damage to property or injury to persons in or about the Buildings or any part thereof.

Tenant shall not do anything or suffer anything to be done in or about the Premises or the Project which will in any way conflict with any Legal Requirements. At its sole cost and expense, Tenant shall promptly comply with all such Legal Requirements which relate to (i) Tenant’s use of the Premises for other than general office use, (ii) the Work or Tenant Improvements in the Premises, or (iii) the Base Building, but, as to the Base Building, only to the extent such obligations are triggered by Tenant’s Work, the Tenant Improvements, or Tenant’s use of the Premises for other than general office use. Should any standard or regulation now or hereafter be imposed on Landlord or Tenant by a state, federal or local governmental body charged with the establishment, regulation and enforcement of occupational, health or safety standards for employers, employees, landlords or tenants, then Tenant agrees, at its sole cost and expense, to comply promptly with such standards or regulations. The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party thereto, that Tenant has violated any of said governmental measures, shall be conclusive of that fact as between Landlord and Tenant. Landlord shall comply with all Legal Requirements relating to the Base Building, provided that compliance with such Legal Requirements is not the responsibility of Tenant under this Lease, and provided further that Landlord’s failure to comply therewith would prohibit Tenant from obtaining or maintaining a certificate of occupancy for the Premises, or would unreasonably and materially affect the safety of Tenant’s employees or create a significant health hazard for Tenant’s employees. Landlord shall be permitted to include in Operating Costs any costs or expenses incurred by Landlord under this Article 6 to the extent consistent with the terms of Section 2(C), above.

7. PROJECT RULES. Tenant shall also with the Rules and Regulations contained in Appendix B. Failure by any party to comply with the rules or failure by Landlord to enforce them shall not relieve Tenant of its obligation to comply with the rules or make Landlord responsible to Tenant in any way. In the event of alterations and repairs performed by Tenant, Tenant shall comply with the provisions of Section 5 of this Lease.

8. INDEMNIFICATION; INSURANCE; WAIVER OF SUBROGATION.

A. Indemnification. None of Landlord, Landlord’s investment manager, and the trustees, boards of directors, officers, general partners, beneficiaries, stockholders, employees and agents of each of them (the “Landlord Entities”) shall be liable and Tenant hereby waives all claims against them for any damage to any property or any injury to any person in or about the Premises or the Buildings by or from any cause whatsoever (including without limiting the foregoing, rain or water leakage of any character from the roof, windows, walls, basement, pipes, plumbing works or appliances, the Buildings not being in good condition or repair, gas, fire, oil, electricity or theft), except to the extent caused by or arising from the gross negligence or willful misconduct of a

-25-	INNOVATION CORPORATE CENTER [ACCREDITED HOME LENDERS, INC.]

Landlord Entity. Tenant shall protect, indemnify and hold the Landlord Entities harmless from and against any and all loss, claims, liability or costs (including court costs and attorney’s fees) incurred by reason of (1) any damage to any property (including but not limited to property of any Landlord Entity) or any injury (including but not limited to death) to any person occurring in, on or about the Premises or the Buildings to the extent that such injury or damage shall be caused by or arise from any actual or alleged act, neglect, fault, or omission by Tenant or any of Tenant’s employees, agents, contractors or invitees to meet any standards imposed by any duty with respect to the injury or damage; (2) the conduct or management of any work or thing whatsoever done by the Tenant in or about the Premises or from transactions of the Tenant concerning the Premises; (3) Tenant’s failure to comply with any and all Legal Requirements applicable under this Lease to the condition or Tenant’s use of the Premises or its occupancy thereof; or (4) any breach or default on the part of Tenant in the performance of any covenant or agreement on the part of the Tenant to be performed pursuant to this Lease. Subject to Tenant’s indemnity and the waiver of subrogation provided hereinabove, Landlord shall indemnify, defend, protect, and hold harmless Tenant, its partners, and their respective officers, agents, servants, employees, and independent contractors (collectively, “Tenant Entities”) from any and all loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys’ fees) arising from the gross negligence or willful misconduct of Landlord or the Landlord Parties in, on or about the Project either prior to or during the Lease Term, and/or as a result of Landlord’s breach of this Lease, excluding amounts incurred as a result of the negligence or willful misconduct of Tenant or the Tenant Entities. The provisions of this Article shall survive the termination of this Lease with respect to any claims or liability accruing prior to such termination. Landlord’s and Tenant’s obligations under this section shall survive the termination of this Lease.

B. Tenant’s Insurance. Tenant shall maintain insurance as follows, with such other terms, coverages and insurers, as Landlord shall reasonably require from time to time:

(1) Policies. (a) a Commercial General Liability insurance policy or policies to protect the Landlord Entities against any liability to the public or to any invitee of Tenant or a Landlord Entity incidental to the use of or resulting from any accident occurring in or upon the Premises with a limit of not less than $2,000,000 per occurrence and not less than $5,000,000 in the annual aggregate, or such larger amount as Landlord may prudently require from time to time, covering bodily injury and property damage liability and $2,000,000 products/completed operations aggregate; (b) Business Auto Liability covering owned, non-owned and hired vehicles with a limit of not less than $1,000,000 per accident; (c) insurance protecting against liability under Worker’s Compensation Laws with limits at least as required by statute with Employers Liability with limits of $1,000,000 each accident, $1,000,000 disease policy limit, $1,000,000 disease—each employee; (d) All Risk or Special Form coverage protecting Tenant against loss of or damage to Tenant’s alterations, additions, or improvements, including the Tenant Improvements (whether or not owned by Landlord pursuant to applicable provisions of this Lease) or Tenant’s carpeting, floor coverings, panelings, decorations, fixtures, inventory and other business personal property situated in or about the Premises (which are not owned by Landlord) to the full replacement value of the property so insured; and, (e) Business Interruption Insurance with limit of liability representing loss of at least approximately six (6) months of income. In addition, Tenant shall carry and maintain during the entire Lease Term, at Tenant’s sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to this Section 8(B) and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant’s operations therein, as

-26-	INNOVATION CORPORATE CENTER [ACCREDITED HOME LENDERS, INC.]

may be reasonably requested by Landlord. Notwithstanding the foregoing, Landlord’s request pursuant to the immediately preceding sentence shall only be considered reasonable if such increased coverage amounts and/or such new types of insurance are consistent with the requirements of a majority of Comparable Buildings, and Landlord shall not so increase the coverage amounts or require additional types of insurance during the first five (5) years of the Lease Term and thereafter no more often than one time in any five (5) year period.

(2) Requirements. The aforesaid policies shall (a) be provided at Tenant’s expense; (b) name the Landlord Entities as additional insureds (General Liability) and loss payee (Property—Special Form) with respect to Landlord’s ownership interest in any Work which is part of the Premises; (c) be issued by an insurance company with a minimum Best’s rating of “A:X” during the Term; (d) provide that said insurance shall not be canceled unless thirty (30) days prior written notice (ten days for non-payment of premium) shall have been given to Landlord; a certificate of Liability insurance on ACORD Form 25 and a certificate of Property insurance on ACORD Form 27 shall be delivered to Landlord by Tenant upon the Commencement Date and at least thirty (30) days prior to each renewal of said insurance; and (e) be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and is non-contributing with any insurance requirement of Tenant.

(3) Alterations. Whenever Tenant shall undertake any Work in, on or about the Premises, the aforesaid insurance protection must extend to and include injuries to persons and damage to property arising in connection with such Work, without limitation including liability under any applicable structural work act, and such other insurance as Landlord shall reasonably require; and the policies of or certificates evidencing such insurance must be delivered to Landlord prior to the commencement of any such Work.

C. Waiver of Subrogation. So long as their respective insurers so permit, Tenant and Landlord hereby mutually waive their respective rights of recovery against each other for any loss insured by fire, extended coverage, All Risks or other insurance now or hereafter existing for the benefit of the respective party but only to the extent of the net insurance proceeds payable under such policies. Each party shall obtain any special endorsements required by their insurer to evidence compliance with the aforementioned waiver.

D. Landlord’s Insurance. As part of the Operating Costs, Landlord shall maintain the following insurance policies.

(1) Landlord shall maintain Commercial/Comprehensive General Liability Insurance with respect to the Project during the Lease Term covering claims for bodily injury, personal injury and property damage in the Common Areas and with respect to Landlord’s activities in the Premises.

(2) Landlord shall insure the Building and Landlord’s remaining interest in the Tenant Improvements and Alterations with a policy of Physical Damage Insurance including building ordinance coverage, written on a standard Causes of Loss – Special Form basis (against loss or damage due to fire and other casualties covered within the classification of fire and extended coverage, vandalism, and malicious mischief, sprinkler leakage, water damage and special extended coverage), covering the full replacement cost of the Base Building, Premises and other

-27-	INNOVATION CORPORATE CENTER [ACCREDITED HOME LENDERS, INC.]

improvements (including coverages for enforcement of Legal Requirements requiring the upgrading, demolition, reconstruction and/or replacement of any portion of the Buildings as a result of a covered loss) without deduction for depreciation.

(3) Landlord shall maintain Boiler and Machinery/Equipment Breakdown Insurance covering the Buildings against risks commonly insured against by a Boiler & Machinery/Equipment Breakdown policy and such policy shall cover the full replacement costs, without deduction for depreciation.

(4) The foregoing coverages shall contain commercially reasonable deductible amounts from such companies, and on such other terms and conditions, as Landlord may from time to time reasonably determine.

(5) Additionally, at the option of Landlord, such insurance coverage may include the risk of (i) earthquake and earthquake sprinkler leakage, (ii) flood damage and additional hazards, (iii) a rental loss endorsement for a period of up to two (2) years, (iv) one or more loss payee endorsements in favor of holders of any mortgages or deeds of trust encumbering the interest of Landlord in the Buildings, or any portion thereof.

(6) Notwithstanding the foregoing provisions of this Section 8(D), the coverage and amounts of insurance carried by Landlord in connection with the Project shall, at a minimum, be comparable to the coverage and amounts of insurance which are carried by reasonably prudent landlords of Comparable Buildings, and Worker’s Compensation and Employer’s Liability coverage as required by applicable law. Tenant shall, at Tenant’s expense, comply with all insurance company requirements pertaining to the use of the Premises. If Tenant’s conduct or use of the Premises causes any increase in the premium for such insurance policies then Tenant shall reimburse Landlord for any such increase. Tenant, at Tenant’s expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body.

9. DAMAGE OR DESTRUCTION.

A. Damage Reparable Within 180 Days. In the event the Premises, the Buildings or any Common Areas (which for purposes of this Section 9 shall be deemed to include all parking facilities reserved for Tenant’s exclusive use) are damaged by fire or other cause and in Landlord’s reasonable estimation such damage can be materially restored within one hundred eighty (180) days, Landlord shall forthwith repair the same (except for the Tenant Improvements and any of Tenant’s Work made to the Premises) and this Lease shall remain in full force and effect, except that Tenant shall be entitled to a proportionate abatement in rent from the date of such damage. Such abatement of rent shall be made pro rata in accordance with the reduction in Rentable Area of the Premises which are unavailable for use (and are not used) by Tenant as a result of such damage until such portion of the Premises are materially restored in accordance with the provisions of this Section 9(A). In addition, Tenant shall, at its sole cost and expense, repair any injury or damage to the Tenant Improvements and any Work installed in the Premises and shall return such Tenant Improvements and Work to their original condition. Prior to the commencement of construction, Tenant shall submit to Landlord, for Landlord’s review and approval, all plans, specifications and working drawings relating thereto, and Landlord shall select the contractors to perform such

-28-	INNOVATION CORPORATE CENTER [ACCREDITED HOME LENDERS, INC.]

improvement work. Within forty-five (45) days from the date of such damage, Landlord shall notify Tenant, in writing, of Landlord’s reasonable estimation of the length of time within which material restoration can be made, and Landlord’s determination shall be binding on Tenant. For purposes of this Lease, the Building, Premises or other portion of the Project shall be deemed “materially restored” if they are restored to substantially the same condition, in quality and in scope, as existed prior to such damage, excluding the Tenant Improvements and any of Tenant’s Work made to the Premises after the Commencement Date (except to the extent restoration is covered by proceeds of insurance maintained by Tenant in accordance with this Lease) and subject to all then-current Legal Requirements.

B. Damage Requiring Over 180 Days. If such repairs cannot, in Landlord’s reasonable estimation, be made within one hundred eighty (180) days, Landlord shall notify Tenant of the estimated timing for such repairs within sixty (60) days from the date of such damage, and Landlord and Tenant shall each have the option of terminating this Lease; provided, however, if only one (1) of the Buildings has been so damaged and Tenant is leasing the entirety of the undamaged Buildings, Tenant may elect to terminate this Lease as to the Building so damaged and maintain this Lease as to the undamaged Building (regardless of Landlord’s election to terminate this Lease). Such termination election, to the extent available hereunder, shall be exercised by a party giving the other, at any time within ninety (90) days after such damage, notice terminating this Lease (or portion thereof, if applicable) as of the date of such damage. In the event of the giving of such notice, this Lease shall expire as of the date of the exercising party’s notice of such election, and all interest of the Tenant in the Premises shall terminate as of such date as if such date had been originally fixed in this Lease for the expiration of the Term. Rent hereunder shall be abated as provided in Section 9(A) above from the date of damage until the date of termination. In the event that neither Landlord nor Tenant exercises its option to terminate this Lease, then Landlord and Tenant shall each promptly repair or restore such damage pursuant to the terms and conditions of Section 9(A) above, this Lease continuing in full force and effect, and the rent hereunder shall be abated as provided in Section 9(A) above.

C. Exclusions from Repair. Landlord shall not be required to repair or replace any damage or loss by or from fire or other cause to any panelings, decorations, partitions, additions, railings, ceilings, floor coverings, office fixtures or any other property or improvements installed in the Premises by Tenant (including the Tenant Improvements and all Work) and/or belonging to Tenant. Any insurance which may be carried by Landlord or Tenant against loss or damage to the Building or Premises shall be for the sole benefit of the party carrying such insurance and under its sole control.

D. Effect of Failure to Repair. In the event that Landlord should fail to complete such repairs and material restoration within sixty (60) days after the date estimated by Landlord therefor as extended by this Section 9(D), Tenant may at its option and as its sole remedy terminate this Lease, or if only one of the Buildings was damaged and is undergoing repair and Tenant occupies one hundred percent (100%) of the undamaged Building, to terminate this Lease as to the damaged Building only, by delivering written notice to Landlord, within fifteen (15) days after the expiration of said period of time, whereupon the Lease shall end (as to the damaged Building only if Tenant so elected) on the date of such notice or such later date fixed in such notice as if the date of such notice was the date originally fixed in this Lease for the expiration of the Term; provided, however, that if construction is delayed because of changes, deletions or additions in construction

-29-	INNOVATION CORPORATE CENTER [ACCREDITED HOME LENDERS, INC.]

requested by Tenant or any event of Force Majeure, including strikes, lockouts, casualties, Acts of God, war, material or labor shortages, government regulation or control or other causes beyond the reasonable control of Landlord, the period for restoration, repair or rebuilding shall be extended for the amount of time Landlord is so delayed.

E. No Obligation to Repair. Notwithstanding anything to the contrary contained in this Article 9, unless Tenant exercises its right to extend the Term of this Lease as provided in Section 30 hereof within the time periods specified therefor and meets all other requirements for such extension exercise (in which event the terms of this Section 9 applicable to damage not occurring during the last twelve (12) months of the Term shall apply), Landlord shall not have any obligation whatsoever to repair, reconstruct, or restore the Premises when the damages resulting from any casualty covered by the provisions of this Article 9 occur during the last twelve (12) months of the Term or any extension thereof, but if Landlord determines not to repair such damages Landlord shall notify Tenant and if such damages shall render any material portion of the Premises untenantable Tenant shall have the right to terminate this Lease, by notice to Landlord within fifteen (15) days after receipt of Landlord’s notice; and (b) in the event the holder of any indebtedness secured by a mortgage or deed of trust covering the Premises or Buildings requires that any insurance proceeds applicable to a casualty occurring during the last twelve (12) months of the Term where no extension of the Term by Tenant is applicable, be applied to such indebtedness, then Landlord shall have the right to terminate this Lease by delivering written notice of termination to Tenant within fifteen (15) days after such requirement is made by any such holder, whereupon this Lease shall end on the date of such notice or such later date fixed in such notice as if the date of such notice was the date originally fixed in this Lease for the expiration of the Term.

F. Tenant’s Removal of Property. In the event of any damage or destruction to the Building or Premises by any peril covered by the provisions of this Article 9, it shall be Tenant’s responsibility to properly secure the Premises and upon notice from Landlord to remove within fifteen (15) days of termination, at its sole cost and expense, such portion of all of the property belonging to Tenant or its licensees from such portion or all of the Building or Premises as Landlord shall request.

G. Waiver of Statutory Provisions. The provisions of this Lease, including this Article 9, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or the Project, and any statute or regulation of the State of California, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Buildings or the Project.

10. EMINENT DOMAIN. If all or any substantial part of the Premises (which for purposes of this Section 10 shall be deemed to include all parking facilities reserved for Tenant’s exclusive use) shall be taken or appropriated by any public or quasi-public authority under the power of eminent domain, or conveyance in lieu of such appropriation, either party to this Lease shall have the right, at its option, of giving the other, at any time within thirty (30) days after the earlier of the condemning authority’s (or the designated third party to whom Landlord has or will transfer title in lieu of condemnation) taking possession of or title to the subject property, notice terminating this

-30-	INNOVATION CORPORATE CENTER [ACCREDITED HOME LENDERS, INC.]

Lease, except that Tenant may only terminate this Lease by reason of taking or appropriation, if such taking or appropriation shall be so substantial as to materially interfere with Tenant’s use and occupancy of the remaining Premises. If the taking affects one of the Buildings and does not significantly affect the other Building and Tenant leases one hundred percent (100%) of the unaffected Building, Tenant shall have the right to terminate this Lease as to the affected Building alone (regardless of Landlord’s election to terminate this Lease) provided the Project’s parking serving the unaffected Building remains at the same ratio as provided herein. If neither party to this Lease shall so elect to terminate this Lease as set forth above, or if this Lease may not otherwise be terminated, the rental thereafter to be paid shall be adjusted on a pro rata basis for the reduction of the Rentable Area taken in relation to the total Premises prior to such taking. To the extent such taking affects Tenant’s parking areas, Landlord shall provide substitute parking in the required ratios under this Lease in locations as proximate to the Premises as commercially practicable. Landlord shall be entitled to any and all income, rent, award, or any interest whatsoever in or upon any such sum, which may be paid or made in connection with any such public or quasi-public use or purpose, and Tenant hereby assigns to Landlord any interest it may have in or claim to all or any part of such sums, other than any separate award which may be made with respect to Tenant’s loss of good will, alterations which are not Landlord’s property hereunder, personal property, trade fixtures and moving expenses. Tenant shall make no claim for the value of any unexpired Term Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of the California Code of Civil Procedure.

11. RIGHTS RESERVED TO LANDLORD. Landlord may exercise at any time any of the following rights respecting the operation of the Project without liability to the Tenant of any kind, provided such rights shall be exercised in a manner that minimizes, at no additional cost to Landlord, disruption to Tenant’s business:

A. Name. If required by any Legal Requirements or any governmental authority, to change the name or street address of the Building.

B. Signs. Subject to Tenant’s rights under Section 33, to install, remove and maintain any signs on the exterior of the Building. To install, remove and maintain any signs required under any Legal Requirements in the interior of the Building and any other signs in the interior of the Building approved by Tenant, which approval shall not be unreasonably withheld, conditioned or delayed.

C. Window Treatments. To the extent the same are governed by the terms of the Declaration, approve, at its discretion, prior to installation, any shades, blinds, ventilators or window treatments of any kind, as well as any lighting within the Premises that may be visible from the exterior of the Building or any interior common area.

D. Keys. To retain and use at any time passkeys or security access cards to enter the Premises or any door within the Premises. Tenant shall not alter or add any lock or bolt or security systems. Notwithstanding, Tenant may install a security card access system (to which Landlord shall be provided sufficient access cards to provided the required services and maintain its entry rights provided under this Lease), either as part of the Tenant Improvements or otherwise as permitted under Section 5 hereof. Additionally, If Tenant complies with all of the requirements set forth in this Section, Tenant may designate an area or areas within the Premises not exceeding thirty

-31-	INNOVATION CORPORATE CENTER [ACCREDITED HOME LENDERS, INC.]

(30%) of the Rentable Area in the aggregate (the “Secured Areas”). At least ten (10) days prior to the creation of any Secured Area, Tenant shall notify Landlord of the exact location of such Secured Area and the name of the representative of Tenant to be contacted and the manner of contact to avoid a forcible entry. The location of the Secured Areas shall not affect Landlord’s ability to gain access to, or maintain, repair or replace, the roof of the Building or any Systems. Tenant need not furnish Landlord with keys or security access cards to the Secured Areas. Upon the termination of this Lease, Tenant shall surrender all keys or security access cards to Landlord. Landlord shall have no obligation to provide to the Secured Areas janitorial service or other services requiring entry to the Secured Areas. If Landlord determines in its sole discretion that a suspected fire or flood or other emergency in the Building requires Landlord to gain access to any Secured Area, Landlord may forcibly enter. Landlord shall make a reasonable effort to contact Tenant to secure access, but Landlord shall not be obligated to contact Tenant. So long as Landlord has complied with the provisions of this paragraph in connection therewith, Landlord shall have no liability whatsoever to Tenant, and Tenant shall pay all expenses in repairing any damaged Secured Area and any other damage to the Premises resulting from Landlord’s inability to gain access to the Secured Area. In no event shall Landlord have any liability to Tenant for any failure to enter any Secured Area, including, without limitation, in the event of any fire, flood or other emergency.

E. Access. Upon reasonable prior notice and during reasonable hours (except in the event of an emergency, in which case such notice and time restriction shall be inapplicable), to have access to inspect the Premises, and to perform its obligations, or make repairs, alterations, additions or improvements, as permitted by this Lease.

F. Preparation for Reoccupancy. To decorate, remodel, repair, alter or otherwise prepare the Premises in any reasonable manner for reoccupancy at any time after Tenant abandons the Premises, without relieving Tenant of any obligation to pay Rent.

G. Heavy Articles. To approve the weight, size, placement and time and manner of movement within the Building of any safe, central filing system or other heavy article of Tenant’s property. Tenant shall move its property entirely at its own risk.

H. Show Premises. During the last twelve (12) months of the Term (or upon the exercise of any Termination Option, as to such portion of the Premises affected by such exercise), upon reasonable prior notice to Tenant, to show the Premises to prospective purchasers, tenants, brokers, lenders, investors, rating agencies or others at any reasonable time, provided that Landlord gives prior notice to Tenant and does not materially interfere with Tenant’s use of the Premises.

I. Construction Activities. To conduct construction activities in, about or around the Project, Premises and Buildings, including reasonable relocation of Tenant’s parking areas in connection therewith. Landlord shall use reasonable efforts to avoid material disruption to Tenant’s access to and use of the Premises as a result of such activities.

J. Use of Lockbox. To designate a lockbox collection agent for collections of amounts due Landlord. In that case, the date of payment of Rent or other sums shall be the date of the agent’s receipt of such payment or the date of actual collection if payment is made in the form of a negotiable instrument thereafter dishonored upon presentment.

-32-	INNOVATION CORPORATE CENTER [ACCREDITED HOME LENDERS, INC.]

K. Repairs and Alterations. To make reasonable repairs or alterations to the Project, or any repairs or alterations required by the terms of this Lease, and in doing so transport any required material through the Premises, to close entrances, doors, corridors, elevators and other facilities in the Project, to open any ceiling in the Premises, or to temporarily suspend services or use of Common Areas in the Project. Landlord may perform any such repairs or alterations during ordinary business hours, except that Tenant may require any Work in the Premises to be done after business hours if (i) such Work is directly required as a result of Landlord’s breach of this Lease or the negligence or willful misconduct of Landlord or its agents, employees, contractors or invitees, or (ii) such Work is for the benefit of an adjacent tenancy, or (iii) Tenant pays Landlord for overtime and any other expenses incurred. Landlord may do or permit any work on any nearby building, land, street, alley or way. Landlord shall use reasonable efforts to avoid material disruption to Tenant’s access to and use of the Premises as a result of such activities.

L. Landlord’s Agents. If Tenant is in default under this Lease, possession of Tenant’s funds or negotiation of Tenant’s negotiable instrument by any of Landlord’s agents shall not waive any breach by Tenant or any remedies of Landlord under this Lease.

M. Building Services. To install, use and maintain through the Premises, pipes, conduits, wires and ducts serving the Building, provided that such installation, use and maintenance does not unreasonably interfere with Tenant’s use of the Premises.

N. Other Actions. To take any other action which Landlord deems reasonable in connection with the operation, maintenance or preservation of the Project.

12. TENANT’S DEFAULT.

A. Except as otherwise provided in Article 22, the following events shall be deemed to be events of default under this Lease:

(1) Tenant shall fail to pay when due any sum of money becoming due to be paid to Landlord under this Lease, whether such sum be any installment of the rent reserved by this Lease, any other amount treated as additional rent under this Lease, or any other payment or reimbursement to Landlord required by this Lease, whether or not treated as additional rent under this Lease, and such failure shall continue for a period of five (5) business days after written notice that such payment was not made when due, but if any such notice shall be given, for the twelve (12) month period commencing with the date of such notice, the failure to pay within five (5) days after due any additional sum of money becoming due to be paid to Landlord under this Lease during such period shall be an event of default, without notice.

(2) Tenant shall fail to comply with any term, provision or covenant of this Lease which is not provided for in another Section of this Article and shall not cure such failure within thirty (30) days (forthwith, if the failure involves a hazardous condition) after written notice of such failure to Tenant provided, however, that such failure shall not be an event of default if such failure could not reasonably be cured during such thirty (30) day period, Tenant has commenced the cure within such thirty (30) day period and thereafter is diligently pursuing such cure to completion, but the total aggregate cure period shall not exceed ninety (90) days.

-33-	INNOVATION CORPORATE CENTER [ACCREDITED HOME LENDERS, INC.]

(3) Tenant shall fail to vacate the Premises immediately upon termination of this Lease, by lapse of time or otherwise, or upon termination of Tenant’s right to possession only.

(4) Tenant shall become insolvent, admit in writing its inability to pay its debts generally as they become due, file a petition in bankruptcy or a petition to take advantage of any insolvency statute, make an assignment for the benefit of creditors, make a transfer in fraud of creditors, apply for or consent to the appointment of a receiver of itself or of the whole or any substantial part of its property, or file a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws, as now in effect or hereafter amended, or any other Legal Requirements or statute of the United States or any state thereof.

(5) A court of competent jurisdiction shall enter an order, judgment or decree adjudicating Tenant bankrupt, or appointing a receiver of Tenant, or of the whole or any substantial part of its property, without the consent of Tenant, or approving a petition filed against Tenant seeking reorganization or arrangement of Tenant under the bankruptcy laws of the United States, as now in effect or hereafter amended, or any state thereof, and such order, judgment or decree shall not be vacated or set aside or stayed within sixty (60) days from the date of entry thereof.

(6) Tenant shall fail to observe or perform according to the provisions of Articles 16 or 19 of this Lease where such failure continues for more than ten (10) business days after notice from Landlord.

B. Default Defined. As used herein, the term “default,” “event of default” or other similar terms shall mean a failure by Tenant that is not cured within the applicable notice or grace periods as expressly provided in this Section 12.

C. Landlord Default. Landlord shall not be in default in the performance of any obligation required to be performed by Landlord under this Lease unless and until Landlord has failed to perform such obligation within thirty (30) days after the receipt of notice from Tenant specifying in detail Landlord’s failure to perform; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) calendar days are required for its performance, Landlord shall not be deemed in default if it shall commence such performance within thirty (30) days and thereafter diligently pursues the same to completion. Upon any such default by Landlord under this Lease, Tenant may, except as otherwise specifically provided in this Lease to the contrary, exercise any of its rights provided at law or in equity. Any non-appealable award from a court or arbitrator in favor of Tenant requiring payment by Landlord which is not paid by Landlord within the time period directed by such award, may be offset by Tenant from Rent next due and payable under this Lease. However, Tenant may not deduct the amount of the award against more than fifty percent (50%) of Base Rent next due and owing (until such time as the entire amount of such judgment is deducted).

13. LANDLORD REMEDIES.

A. Remedies. Upon the occurrence of any event of default by Tenant, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity (all of which remedies shall be distinct, separate and cumulative), the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.

-34-	INNOVATION CORPORATE CENTER [ACCREDITED HOME LENDERS, INC.]

(1) Terminate this Lease or terminate Tenant’s right to possession under this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor; and Landlord may recover from Tenant the following:

(a) The worth at the time of any unpaid rent which has been earned at the time of such termination; plus

(b) The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(c) The worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(d) At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by Legal Requirements.

The term “rent” as used in this Section 13(A) shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms and conditions of this Lease, whether to Landlord or to others. As used in Sections 13(A)(1)(1) and (2), above, the “worth at the time of award” shall be computed by allowing interest at the rate set forth in Section 2(D)(2) of this Lease, but in no case greater than the maximum amount of such interest permitted by law. As used in Section 13(A)(1)(3) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

(2) Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

(3) Landlord shall at all times have the rights and remedies (which shall be cumulative with each other and cumulative and in addition to those rights and remedies available under Sections 13(A)(1) and 13(A)(2) above, or any law or other provision of this Lease), without prior demand or notice except as required by Legal Requirements, to seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease, or restrain or enjoin a violation or breach of any provision hereof.

-35-	INNOVATION CORPORATE CENTER [ACCREDITED HOME LENDERS, INC.]

B. Termination of Lease or Possession. If Tenant defaults under this Lease, Landlord may elect by notice to Tenant either to terminate this Lease or to terminate Tenant’s possession of the Premises in accordance with applicable Legal Requirements. In either case, Tenant shall immediately vacate the Premises and deliver possession to Landlord, and Landlord may repossess the Premises and may, at Tenant’s sole cost, remove any of Tenant’s signs and any of its other property, without relinquishing any other rights against Tenant that Landlord may have under this Lease or applicable law. Without limiting the generality of the foregoing, upon the termination of this Lease or the termination of Tenant’s right of possession, it shall be lawful for the Landlord, without formal demand or notice of any kind, to re-enter the Premises by summary dispossession proceedings or any other action or proceeding authorized by law and to remove Tenant and all persons and property therefrom.

C. Termination Damages. If Landlord terminates this Lease or if Landlord terminates Tenant’s right to possession and Landlord takes possession of the Premises itself, Landlord may relet any part of the Premises for such Rent, for such time, and upon such terms as Landlord in its sole discretion shall determine, without any obligation to do so prior to renting other vacant areas in the Project. Any proceeds from reletting the Premises shall first be applied to the expenses of reletting, including redecoration, repair, alteration, advertising, brokerage, legal, and other reasonably necessary expenses.

D. Subleases of Tenant. Upon any termination of this Lease on account of any default by Tenant, as set forth in this Article 13, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord’s sole discretion, succeed to Tenant’s interest in such subleases, licenses, concessions or arrangements. In the event of Landlord’s election to succeed to Tenant’s interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder without waiving any right of Tenant to claim such amounts as an offset to damages owed to Landlord under California Civil Code Section 1951.2.

E. Form of Payment After Default. Following the occurrence of three (3) financial events of default by Tenant in any twelve (12) consecutive month period, Landlord shall have the right to require that any or all subsequent amounts paid by Tenant to Landlord hereunder, whether to cure the default in question or otherwise, be paid in the form of cash, money order, cashier’s or certified check drawn on an institution acceptable to Landlord, or by other means approved by Landlord, notwithstanding any prior practice of accepting payments in any different form.

F. Efforts to Relet. No re-entry or repossession, repairs, maintenance, changes, alterations and additions, reletting, appointment of a receiver to protect Landlord’s interests hereunder, or any other action or omission by Landlord shall be construed as an election by Landlord to terminate this Lease or Tenant’s right to possession, or to accept a surrender of the Premises, nor shall same operate to release Tenant in whole or in part from any of Tenant’s obligations hereunder, unless express written notice of such intention is sent by Landlord to Tenant. Tenant hereby irrevocably waives any right otherwise available under any law to redeem or reinstate this Lease.

-36-	INNOVATION CORPORATE CENTER [ACCREDITED HOME LENDERS, INC.]

G. Landlord’s Remedies Cumulative. All of Landlord’s remedies under this Lease shall be in addition to all other remedies Landlord may have at law or in equity. Waiver by Landlord of any breach of any obligation by Tenant shall be effective only if it is in writing, and shall not be deemed a waiver of any other breach, or any subsequent breach of the same obligation. Landlord’s acceptance of payment by Tenant shall not constitute a waiver of any breach by Tenant, and if the acceptance occurs after Landlord’s notice to Tenant, or termination of the Lease or of Tenant’s right to possession, the acceptance shall not affect such notice or termination except as may otherwise be provided by law. Acceptance of payment by Landlord after commencement of a legal proceeding or final judgment shall not affect such proceeding or judgment except to the extent of full satisfaction thereof. Landlord may advance such monies and take such other actions for Tenant’s account as reasonably may be required to cure or mitigate any default by Tenant. Tenant shall immediately reimburse Landlord for any such advance, and such sums shall bear interest at the default interest rate until paid.

H. WAIVER OF TRIAL BY JURY. EACH PARTY WAIVES TRIAL BY JURY IN THE EVENT OF ANY LEGAL PROCEEDING BROUGHT BY THE OTHER IN CONNECTION WITH THIS LEASE. EACH PARTY SHALL BRING ANY ACTION AGAINST THE OTHER IN CONNECTION WITH THIS LEASE IN A FEDERAL OR STATE COURT LOCATED IN SAN DIEGO, CALIFORNIA, CONSENTS TO THE JURISDICTION OF SUCH COURTS, AND WAIVES ANY RIGHT TO HAVE ANY PROCEEDING TRANSFERRED FROM SUCH COURTS ON THE GROUND OF IMPROPER VENUE OR INCONVENIENT FORUM.

I. Attorneys’ Fees. Tenant shall pay Landlord’s reasonable attorneys’ fees and other costs in enforcing this Lease in accordance with its terms, whether or not suit is filed; provided, however, in the event Landlord and Tenant litigate any provision of this Lease or the subject of this Lease, the unsuccessful party shall pay the successful party all costs and expenses, including, without limitation, reasonable attorneys’ fees and court costs, incurred by the successful party at trial and on any appeal.

14. SURRENDER OF PREMISES.

A. Inspections. Upon the expiration of this Lease or its earlier termination as provided herein, as to the Premises as a whole or partially, Tenant shall return the Premises or that portion so terminated, to Landlord in the condition required by the terms of this Lease. Prior to the scheduled expiration of all or any portion of the Premises, Tenant shall arrange to meet Landlord for two (2) joint inspections of the Premises, the first to occur at least thirty (30) days (but no more than sixty (60) days) before the last day of the Term respecting the appropriate portion of the Premises, and the second to occur not later than forty-eight (48) hours after Tenant has vacated the Premises or applicable portion thereof. In the event of Tenant’s failure to arrange such joint inspections and/or participate in either such inspection, Landlord’s inspection at or after Tenant’s vacating the Premises shall be conclusively deemed correct for purposes of determining Tenant’s responsibility for repairs and restoration absent manifest error. The provisions of Article 5 above shall govern as to removal of all Work performed by Tenant. If Landlord requires Tenant to remove any alterations then Tenant shall remove the alterations in a good and workmanlike manner and restore the Premises to its condition prior to their installation.

-37-	INNOVATION CORPORATE CENTER [ACCREDITED HOME LENDERS, INC.]

B. Obligations of Tenant. All obligations of Tenant under this Lease not fully performed as of the expiration or earlier termination of the Term shall survive the expiration or earlier termination of the Term. Upon the expiration or earlier termination of the Term, Tenant shall pay to Landlord the amount, as estimated by Landlord, necessary to repair and restore the Premises as provided in this Lease and/or to discharge Tenant’s obligation for unpaid amounts due or to become due to Landlord. All such amounts shall be used and held by Landlord for payment of such obligations of Tenant, with Tenant being liable for any additional costs upon demand by Landlord, or with any excess to be returned to Tenant after all such obligations have been determined and satisfied. Any otherwise unused Security Deposit shall be credited against the amount payable by Tenant under this Lease.

15. HOLDOVER. If Tenant retains possession of any part of the Premises after the Term with Landlord’s express written consent, Tenant shall become a month-to-month tenant for the entire Premises then subject to this Lease regardless of the portion in which Tenant has held over, upon all of the terms of this Lease as might be applicable to such month-to-month tenancy, except that Tenant shall thereafter pay all of monthly Base Rent, Operating Cost Share Rent and Tax Share Rent at one hundred fifty twenty-five percent (125%) of the rate in effect immediately prior to such holdover, computed on a monthly basis for each full or partial month Tenant remains in possession. If Tenant holds over without the express written consent of Landlord (which Landlord shall have no obligation to provide), Tenant shall be a tenant-at sufferance and liable to Landlord for all damages accruing as a result of such unpermitted holdover, including without limitation, all of Landlord’s direct and consequential damages.

16. SUBORDINATION TO GROUND LEASES AND MORTGAGES.

A. Subordination. This Lease shall be subordinate to any present or future ground lease or mortgage respecting the Project, and any amendments to such ground lease or mortgage, at the election of the ground lessor or mortgagee as the case may be, effected by notice to Tenant in the manner provided in this Lease provided that Tenant receives a commercially reasonable nondisturbance agreement providing that (the following being referred to herein as the “Required Nondisturbance Provisions”) (i) so long as Tenant is not in default under this Lease after the expiration of all applicable notice and cure periods following which, Landlord could, in accordance with applicable law, terminate this Lease, Tenant may remain in possession of the Premises under the terms of this Lease, even if the ground lessor should terminate the ground lease or if the mortgagee or its successor should acquire Landlord’s title to the Project, and (ii) such ground lessor or mortgagee is subject to the Termination Options and the rights granted to Tenant under Section 31. Subject to Tenant’s receipt of a nondisturbance agreement pursuant to the immediately preceding sentence, at the request of Landlord or ground lessor or mortgagee, Tenant shall within ten (10) days of the request, execute and deliver to the requesting party any reasonable documents provided to evidence the subordination and nondisturbance. At any time that the Project is made subject to any ground lease or mortgage, Landlord shall use reasonable efforts to cause the mortgagee or ground lessor to deliver to Tenant a commercially reasonable non-disturbance agreement containing the Required Nondisturbance Provisions.

B. Termination of Ground Lease or Foreclosure of Mortgage. If any ground lease is terminated or mortgage foreclosed or deed in lieu of foreclosure given and the ground lessor, mortgagee, or purchaser at a foreclosure sale shall thereby become the owner of the Project, Tenant

-38-	INNOVATION CORPORATE CENTER [ACCREDITED HOME LENDERS, INC.]

shall attorn to such ground lessor or mortgagee or purchaser without any deduction or setoff by Tenant (except in connection with any Rent credit or abatement related to Landlord’s obligation to construct the Premises or the Project at the inception of this Lease), and shall continue in effect as a direct lease between Tenant and such ground lessor, mortgagee or purchaser. The ground lessor or mortgagee or purchaser shall be liable as Landlord only during the time such ground lessor or mortgagee or purchaser is the owner of the Project. At the request of Landlord, ground lessor or mortgagee, but subject to the other provisions of this Section 16, Tenant shall execute and deliver within ten (10) days of the request any document furnished by the requesting party to evidence Tenant’s agreement to attorn.

C. Security Deposit. Any ground lessor, mortgagee or other successor to Landlord’s interest in this Lease shall be responsible for the return of any security deposit by Tenant only to the extent the security deposit is received by such ground lessor, mortgagee or other successor to Landlord’s interest in this Lease. Unless and until Landlord transfers the Security Deposit to such ground lessor, mortgagee or other successor to Landlord’s interest in this Lease, or returns the Security Deposit to Tenant, upon a succession to Landlord’s interest in this Lease, Tenant shall have no obligation to post a Security Deposit with the person succeeding to Landlord’s interest in this Lease except to the extent that the Security Deposit retained by the former Landlord is in an amount less than the amount then-required to be maintained by Tenant pursuant to the terms of this Lease. No successor to Landlord shall be liable for the return of the Security Deposit or any portion thereof except to the extent it has received same.

D. Notice and Right to Cure. Tenant agrees to send by registered or certified mail to any ground lessor or mortgagee identified in any notice from Landlord to Tenant a copy of any notice of default sent by Tenant to Landlord. If Landlord fails to cure such default within the required time period under this Lease, but any such ground lessor or mortgagee begins to cure within thirty (30) days after such period and proceeds diligently to complete such cure, then such ground lessor or mortgagee shall have such additional time as is reasonably necessary to complete such cure, including any time reasonably necessary to obtain possession if possession is necessary to cure. In the event such cure is not timely effected by such ground lessor or mortgagee, Tenant may pursue an action for damages against Landlord with respect to such continuing default in accordance with the terms of this Lease.

E. Definitions. As used in this Section 16, “mortgage” shall include “trust deed” and “mortgagee” shall include “trustee”, “mortgagee” shall include the mortgagee of any ground lessee, and “ground lessor”, “mortgagee”, and “purchaser at a foreclosure sale” shall include, in each case, all of its successors and assigns, however remote.

F. Declaration; Easements. This Lease and Tenant’s rights hereunder are automatically subordinate to (i) the Declaration, as the same may affect the Project or Premises, from time to time and at any time; and (ii) any easements granted by Landlord over the Project at any time, provided any such amendments to the Declaration and any such easements made after the date of this Lease, except to the extent required pursuant to Legal Requirements do not materially adversely impact Tenant’s use of, access to, or use of the Premises (including Tenant’s Project parking) for the uses permitted under this Lease.

-39-	INNOVATION CORPORATE CENTER [ACCREDITED HOME LENDERS, INC.]

17. ASSIGNMENT AND SUBLEASE.

A. In General. Except as otherwise expressly provided herein, Tenant shall not, without the prior consent of Landlord, which shall not be unreasonably withheld or delayed, in each case, (i) make or allow any assignment or transfer, by operation of law or otherwise, of any part of Tenant’s interest in this Lease, (ii) grant or allow any lien or encumbrance, by operation of law or otherwise, upon any part of Tenant’s interest in this Lease, (iii) sublet any part of the Premises, or (iv) permit anyone other than Tenant and its employees to occupy any part of the Premises (collectively, a “Transfer”). Tenant shall remain primarily liable for all of its obligations under this Lease, notwithstanding any Transfer (including, without limitation, any Transfer to a Permitted Affiliate Transferee (as hereinafter defined) and upon Landlord’s request Tenant shall execute and deliver to Landlord within ten (10) days after Landlord’s written request such documents as are reasonably requested by Landlord to evidence Tenant’s primary liability under this Lease). Tenant shall pay all of Landlord’s reasonable attorneys’ fees and other expenses incurred in connection with any consent requested by Tenant or in reviewing any proposed Transfer, which absent Landlord’s notification of extraordinary circumstances in any request, shall not exceed $1,000 per request (which figure shall be increased $500 on every whole multiple of the third anniversary of the Commencement Date). Any Transfer without Landlord’s prior written consent, except as provided in Section 17(D), shall be void.

B. Landlord’s Consent. Landlord will not unreasonably withhold, condition or delay its consent to any proposed assignment or subletting. It shall be reasonable for Landlord to withhold its consent to any assignment or sublease if (i) Tenant is in default under this Lease and such assignment or subletting would not cure such default in its entirety within the then-applicable cure period, if any, (ii) in the reasonable judgment of Landlord, the proposed assignee or subtenant does not have the financial capability to meet its lease and all other financial obligations, (iii) in the reasonable judgment of Landlord the purpose for which the assignee or subtenant intends to use the Premises (or a portion thereof) is in violation of the terms of this Lease or in violation of any other leases in the Project for space in excess of seventy-five thousand (75,000) square feet, or could, as determined by Landlord, result in a violation of any restriction in another lease in the Project against leasing to a competitor or similar third party, or would violate any Legal Requirement (including, without limitation, the Declaration) or such use would be incompatible with other existing uses in the Project, (iv) the proposed assignee or subtenant is a government entity, or (v) the proposed assignment purports to be for less than the entire Premises or for less than the remaining Term of the Lease (provided that the provisions of this clause (vi) shall not apply to any proposed subletting). Neither the foregoing, nor any modifications made to this Section in the course of the drafting and negotiation of this Lease, shall exclude any other reasonable basis for Landlord to withhold its consent.

C. Procedure. Tenant shall notify Landlord of any proposed assignment or sublease at least fifteen (15) business days prior to its proposed effective date except with respect to any assignment or sublease to a Permitted Affiliate Transferee (in which event Tenant shall provide the notice required by Section 17(D)). The notice shall include the name and address of the proposed assignee or subtenant, its significant corporate affiliates in the case of a corporation and its significant partners in a case of a partnership, an execution copy of the proposed assignment or sublease, and reasonably sufficient information to permit Landlord to determine the financial responsibility and character of the proposed assignee or subtenant. Landlord shall use commercially

-40-	INNOVATION CORPORATE CENTER [ACCREDITED HOME LENDERS, INC.]

reasonable efforts to respond to Tenant within ten (10) days of receipt of the foregoing. If Landlord refuses to consent to an assignment or sublease, at the time of such refusal Landlord shall state in writing in reasonable detail the basis upon which such consent is refused. As a condition to any effective assignment of this Lease (including, without limitation, an assignment to a Permitted Affiliate Transferee), the assignee shall execute and deliver in form satisfactory to Landlord at least five (5) days prior to the effective date of the assignment, an assumption of all of the obligations of Tenant under this Lease. As a condition to any effective sublease (including, without limitation, a sublease to a Permitted Affiliate Transferee), subtenant shall execute and deliver in form satisfactory to Landlord at least five (5) days prior to the effective date of the sublease, an agreement to comply with all of Tenant’s obligations under this Lease applicable to the space sublet for the sublease term (other than the payment of Rent hereunder, which assumption shall be limited to the rent agreed to be paid under the sublease), and at Landlord’s option, an agreement (except for Permitted Affiliate Transferees) to attorn to Landlord under the terms of the sublease in the event this Lease terminates before the sublease expires. Notwithstanding any contrary expression or implication in the foregoing, Tenant and any subtenant shall be free to amend or terminate the sublease without any further consent of Landlord (and any termination shall work a concurrent termination of any assumption of this Lease by the subtenant), unless such amendment extends the term thereof or modifies subtenant’s permitted uses of Premises thereunder. Tenant shall promptly deliver to Landlord true and complete copies of all amendments or modifications to any sublease entered into by Tenant and the applicable subtenant.

D. Change of Management or Ownership. If no monetary default on the part of Tenant has occurred and is continuing, Tenant may (i) assign this Lease or sublet any part of the Premises to an entity into which is controlled by, controls, or is under common control with, Tenant), (ii) assign this Lease to an entity which acquires all or substantially all of the assets or interests (partnership, stock or other) of Tenant, or (iii) assign this Lease to an entity which is the resulting entity of a merger or consolidation of Tenant (each, a “Permitted Affiliate Transferee”), without first obtaining Landlord’s written consent, if Tenant notifies Landlord at least ten (10) business days prior to the proposed transaction, providing information satisfactory to Landlord in order to determine the financial wherewithal both of the successor entity and of Tenant prior to such assignment, and showing the financial wherewithal of the successor to be not less than that of Tenant as of such notice. For the purposes of determining an entity’s financial wherewithal prior to such assignment as contemplated above, (i) for an entity traded on a nationally recognized public stock exchange, such entity’s most recent public financial statements shall be used, and (ii) for an entity not traded on a public stock exchange, such entity’s financial statements as of the date immediately prior to such assignment shall be used. “Control,” as used in this Section 14., shall mean the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of more than fifty percent (50%) of the voting interest in, any person or entity.

E. Recapture of Premises. Landlord shall have no right of recapture from any assignment or subletting in accordance with the terms of this Section 17 unless such assignment or subletting is to an entity other than a Permitted Affiliate Transferee for the entire remaining Term of the Lease (a “Recapture Transfer”). At any time within fifteen (15) business days after Landlord’s receipt of all of the information specified in Section 17(C) above relating to a Recapture Transfer, Landlord may, by written notice to Tenant, elect (i) to terminate this Lease as it relates to that portion of the Premises which is the subject of the Recapture Transfer as of the later of (a) thirty

-41-	INNOVATION CORPORATE CENTER [ACCREDITED HOME LENDERS, INC.]

(30) days from the date Landlord is in receipt of the information specified in Section 17(C) above or (b) the proposed effective date of such Recapture Transfer; (ii) consent to the Recapture Transfer, or (iii) refuse its consent to the Recapture Transfer, all as otherwise provided in this Article 17. If Landlord elects to recapture that portion of the Premises which is the subject of the Recapture Transfer, Tenant shall vacate and tender such space to Landlord in the condition required under Section 5(E) above and otherwise in accordance with provisions of this Lease applicable to Tenant’s vacation of the Premises or portion thereof. Tenant shall be obligated to install a demising wall or walls in accordance with Legal Requirements to separate the recapture space from the remaining Premises if Tenant is to then share space on any single floor within the Buildings. Further, upon any such termination, Tenant’s Proportionate Share, Base Rent, the Letter of Credit Amount, and parking allocation shall be reduced by the percentage reduction in Rentable Area that the Premises after the recapture date bears to the Rentable Area of the Premises subject to the Lease immediately prior to such recapture, and Landlord and Tenant shall, to the extent necessary, otherwise amend this Lease consistent with the terms hereof to reflect the non-exclusive occupancy of the Building or Buildings, and the rights of each tenant of the Project to use the Common Areas and otherwise to bear the Operating Costs and Taxes on a pro rata basis. Tenant shall be permitted, at its cost, to install a separate meter or meters to measure its use of various utilities in the remaining Premises. No such recapture shall in any manner affect Tenant’s termination or extension rights in Sections 30 and 31 hereof, and if the boundaries of the Premises after recapture divide any single floor of the Buildings into more than one occupancy, Tenant’s termination or extension rights shall only apply as to that floor of the Building with respect to that space remaining within the Premises. Tenant shall bear the cost of any removal or restoration by Landlord of any Work or Tenant Improvements which constitute Removable Work which Landlord elects to cause to be removed from the recaptured space to a building standard condition effective upon such recapture.

F. Transfer Premium. If Landlord consents to a Transfer, as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord fifty percent (50%) of any “Transfer Premium,” as that term is defined in this Section 17(F) when actually received by Tenant from such assignee, subtenant or other transferee other than a Permitted Affiliate Transferee (a “Transferee”). “Transfer Premium” shall mean all rent, additional rent or other consideration payable by such Transferee in connection with the Transfer in excess of the Rent payable by Tenant under this Lease during the term of the Transfer on a per rentable square foot basis if less than all of the Premises is transferred, after deducting all expenses actually paid by Tenant for (a) any changes, alterations and improvements to the Premises in connection with the Transfer, and (b) reasonable brokerage commissions and attorneys’ fees (as well as fees paid to Landlord in connection with obtaining consent thereto) in connection with the Transfer. “Transfer Premium” shall also include, but not be limited to, key money, bonus money or other cash consideration paid by Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to Transferee or for assets, fixtures, inventory, equipment, furniture or alterations which are not Landlord’s property hereunder, transferred by Tenant to Transferee in connection with such Transfer.

G. Effect of Transfer. If Landlord consents to a Transfer, (i) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer, and (iv) no Transfer relating to this Lease or agreement

-42-	INNOVATION CORPORATE CENTER [ACCREDITED HOME LENDERS, INC.]

entered into with respect thereto, whether with or without Landlord’s consent, shall relieve Tenant from any liability under this Lease. Landlord or its authorized representatives shall have the right at all reasonable times and upon reasonable prior notice to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof. If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency, and if understated by more than ten percent (10%), Tenant shall pay Landlord’s costs of such audit.

18. CONVEYANCE BY LANDLORD. If Landlord shall at any time transfer its interest in the Project or this Lease, subject to the transferee’s assumption of the obligations of Landlord under this Lease occurring after such transfer, Landlord shall be released of any obligations to the extent occurring after such transfer, and Tenant shall look solely to Landlord’s successors for performance of such obligations, except to the extent the Security Deposit has not been transferred to such transferee.

19. ESTOPPEL CERTIFICATE. Within ten (10) Business Days after written request therefor, Tenant shall execute and deliver to Landlord, in a form provided by or satisfactory to Landlord, a certificate stating to the knowledge of the signer after due inquiry that this Lease is in full force and effect, describing any amendments or modifications hereto, acknowledging that this Lease is subordinate or prior, as the case may be, to any encumbrance, and stating any other information Landlord may reasonably request, including the Term, the Commencement Date, the Termination Date, the Rentable Area of the Premises, the monthly Rent (including Base Rent, Operating Cost Share Rent, Tax Share Rent and Additional Rent), the date to which Rent has been paid, the amount of any Security Deposit, prepaid rent and/or Letter of Credit, whether Tenant has assigned or sublet all or any portion of the Premises, whether either party hereto is in default under the terms of this Lease, whether Landlord has completed its construction obligations hereunder (if any), whether or not there are any actions pending against Tenant under the bankruptcy or similar laws of the United States or any state, whether or not Tenant has used or stored any hazardous substances in the Premises. Any person or entity purchasing, acquiring an interest in or extending financing with respect to the Project shall be entitled to rely upon any such certificate. In addition to any other remedies of Landlord under this Lease for Tenant’s failure to timely deliver such certificate to Landlord, the matters set forth in the certificate delivered by Landlord to Tenant shall be deemed conclusive against Tenant as between Tenant and such financing or acquiring person or entity.

20. LETTER OF CREDIT.

A. Delivery of Letter of Credit. Concurrently with Tenant’s execution of this Lease, Tenant shall deliver to Landlord, as protection for the full and faithful performance by Tenant of all of its obligations under this Lease and for all losses and damages Landlord may suffer (or which Landlord reasonably estimates that it may suffer) as a result of any breach or default by Tenant under this Lease, an irrevocable and unconditional negotiable standby letter of credit (the “Letter of Credit”), in the form attached hereto as Exhibit H and containing the terms required herein, payable in the City of San Diego, California, running in favor of Landlord and issued by a solvent, nationally recognized bank with a long term rating of BBB or higher, under the supervision of the Superintendent of Banks of the State of California, or a national banking association, in the amount set forth in Section 14 of the Schedule (the “Letter of Credit Amount”). The Letter of Credit

-43-	INNOVATION CORPORATE CENTER [ACCREDITED HOME LENDERS, INC.]

shall (i) be “callable” at sight, irrevocable and unconditional, (ii) be maintained in effect, whether through renewal or extension, for the period from the Commencement Date and continuing until the date (the “LC Expiration Date”) that is ninety (90) days after the expiration of the Term, and Tenant shall deliver a new Letter of Credit or certificate of renewal or extension to Landlord at least sixty (60) days prior to the expiration of the Letter of Credit then held by Landlord, without any action whatsoever on the part of Landlord, (iii) be fully assignable by Landlord, its successors and assigns, (iv) permit partial draws and multiple presentations and drawings, and (v) be otherwise subject to the Uniform Customs and Practices for Documentary Credits (1993-Rev), International Chamber of Commerce Publication #500, or the International Standby Practices-ISP 98, International Chamber of Commerce Publication #590. In addition to the foregoing, the bank issuing the Letter of Credit (the “Bank”) shall be acceptable to Landlord, in Landlord’s reasoanble discretion. Landlord, or its then managing agent, shall have the right to draw down an amount up to the face amount of the Letter of Credit if any of the following shall have occurred or be applicable: (A) such amount is due to Landlord under the terms and conditions of this Lease, or (B) Tenant has filed a voluntary petition under the U. S. Bankruptcy Code or any state bankruptcy code (collectively, “Bankruptcy Code”), or (C) an involuntary petition has been filed against Tenant under the Bankruptcy Code, or (D) the Bank has notified Landlord that the Letter of Credit will not be renewed or extended through the LC Expiration Date and Tenant has not delivered to Landlord a replacement Letter of Credit, in the form required herein, in a timely manner as required above. The Letter of Credit will be honored by the Bank regardless of whether Tenant disputes Landlord’s right to draw upon the Letter of Credit.

B. Transfer of Letter of Credit. The Letter of Credit shall also provide that Landlord, its successors and assigns, may, at any time and without notice to Tenant and without first obtaining Tenant’s consent thereto, transfer (one or more times) all of its interest in and to the Letter of Credit to a subsequent owner or to Landlord’s lender, regardless of whether or not such transfer is separate from or as a part of the assignment by Landlord of its rights and interests in and to this Lease; provided, however, in any event the beneficiary under the Letter of Credit shall be bound by the terms and condition of the Letter of Credit and this Lease. In the event of a transfer of Landlord’s interest in the Building, Landlord shall transfer the Letter of Credit, in its entirety, to the transferee and thereupon Landlord shall, without any further agreement between the parties, be released by Tenant from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment of the whole or any portion of said Letter of Credit to a new landlord. In connection with any such transfer of the Letter of Credit by Landlord, Tenant shall, at Tenant’s sole cost and expense, execute and submit to the Bank such applications, documents and instruments as may be necessary to effectuate such transfer, and Tenant shall be responsible for paying the Bank’s transfer and processing fees in connection therewith.

C. In General. If, as a result of any drawing by Landlord on the Letter of Credit, the amount of the Letter of Credit shall be less than the Letter of Credit Amount, Tenant shall, within ten (10) business days thereafter, provide Landlord with additional letter(s) of credit in an amount equal to the deficiency, and any such additional letter(s) of credit shall comply with all of the provisions of this Section 20, and if Tenant fails to comply with the foregoing, notwithstanding anything to the contrary contained in Section 12 above, the same shall constitute a default by Tenant under this Lease (without the need for any additional notice and/or cure period); provided, however, to the extent that Tenant delivers to Landlord cash in the amount of the deficiency within such ten (10) business day period, then Tenant shall be provided an additional thirty (30) days, from the date Tenant delivers such cash to Landlord, to deliver such additional letter(s) of credit to Landlord

-44-	INNOVATION CORPORATE CENTER [ACCREDITED HOME LENDERS, INC.]

as required above. Landlord shall have the right to use any cash held by Landlord pursuant to the immediately preceding sentence pursuant to the terms of Section 20(D), below, provided that such cash shall not be deemed to be or treated as a “security deposit” within the meaning of California Civil Code Section 1950.7. Tenant further covenants and warrants that it will neither assign nor encumber the Letter of Credit or any part thereof and that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance. Without limiting the generality of the foregoing, if the Letter of Credit expires earlier than the LC Expiration Date, Landlord will accept a renewal thereof (such renewal letter of credit to be in effect and delivered to Landlord, as applicable, not later than sixty (60) days prior to the expiration of the Letter of Credit), which shall be irrevocable and automatically renewable as above provided through the LC Expiration Date upon the same terms as the expiring Letter of Credit or such other terms as may be acceptable to Landlord in its sole discretion. However, if the Letter of Credit is not timely renewed, or if Tenant fails to maintain the Letter of Credit in the amount and in accordance with the terms set forth in this Section 20, Landlord shall have the right to present the Letter of Credit to the Bank in accordance with the terms of this Section 20, and the proceeds of the Letter of Credit may be applied by Landlord against any Rent payable by Tenant under this Lease that is not paid when due and/or to pay for all losses and damages that Landlord has suffered or that Landlord reasonably estimates that it will suffer as a result of any breach or default by Tenant under this Lease. Any unused proceeds shall constitute the property of Landlord and need not be segregated from Landlord’s other assets. Landlord agrees to pay to Tenant within thirty (30) days after the LC Expiration Date the amount of any proceeds of the Letter of Credit received by Landlord and not applied against any Rent payable by Tenant under this Lease that was not paid when due or used to pay for any losses and/or damages suffered by Landlord (or reasonably estimated by Landlord that it will suffer) as a result of any breach or default by Tenant under this Lease; provided, however, that if prior to the LC Expiration Date a voluntary petition is filed by Tenant, or an involuntary petition is filed against Tenant by any of Tenant’s creditors, under the Bankruptcy Code, then Landlord shall not be obligated to make such payment in the amount of the unused Letter of Credit proceeds until either all preference issues relating to payments under this Lease have been resolved in such bankruptcy or reorganization case or such bankruptcy or reorganization case has been dismissed.

D. Application of Letter of Credit. Tenant hereby acknowledges and agrees that Landlord is entering into this Lease in material reliance upon the ability of Landlord to draw upon the Letter of Credit upon the occurrence of any breach or default on the part of Tenant under this Lease. If Tenant shall breach any provision of this Lease or otherwise be in default hereunder, Landlord may, but without obligation to do so, and without notice to Tenant, draw upon the Letter of Credit, in part or in whole, to cure any breach or default of Tenant and/or to compensate Landlord for any and all damages of any kind or nature sustained or which Landlord reasonably estimates that it will sustain resulting from Tenant’s breach or default. The use, application or retention of the Letter of Credit, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by any applicable law, it being intended that Landlord shall not first be required to proceed against the Letter of Credit, and shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. Tenant agrees not to interfere in any way with payment to Landlord of the proceeds of the Letter of Credit, either prior to or following a “draw” by Landlord of any portion of the Letter of Credit, regardless of whether any dispute exists between Tenant and Landlord as to Landlord’s right to draw upon the Letter of Credit. No condition or term of this Lease shall be deemed to render the Letter of Credit conditional to

-45-	INNOVATION CORPORATE CENTER [ACCREDITED HOME LENDERS, INC.]

justify the issuer of the Letter of Credit in failing to honor a drawing upon such Letter of Credit in a timely manner. Tenant agrees and acknowledges that (i) the Letter of Credit constitutes a separate and independent contract between Landlord and the Bank, (ii) Tenant is not a third party beneficiary of such contract, (iii) Tenant has no property interest whatsoever in the Letter of Credit or the proceeds thereof, and (iv) in the event Tenant becomes a debtor under any chapter of the Bankruptcy Code, neither Tenant, any trustee, nor Tenant’s bankruptcy estate shall have any right to restrict or limit Landlord’s claim and/or rights to the Letter of Credit and/or the proceeds thereof by application of Section 502(b)(6) of the U. S. Bankruptcy Code or otherwise.

E. Letter of Credit not a Security Deposit. Landlord and Tenant acknowledge and agree that in no event or circumstance shall the Letter of Credit or any renewal thereof or any proceeds thereof be (i) deemed to be or treated as a “security deposit” within the meaning of California Civil Code Section 1950.7, (ii) subject to the terms of such Section 1950.7, or (iii) intended to serve as a “security deposit” within the meaning of such Section 1950.7. The parties hereto (A) recite that the Letter of Credit is not intended to serve as a security deposit and such Section 1950.7 and any and all other laws, rules and regulations applicable to security deposits in the commercial context (“Security Deposit Laws”) shall have no applicability or relevancy thereto and (B) waive any and all rights, duties and obligations either party may now or, in the future, will have relating to or arising from the Security Deposit Laws.

F. Conditional Reduction of Letter of Credit Amount. Provided that, as of each “Reduction Date” set forth below, Tenant is not then in breach of or in default under this Lease beyond any applicable notice and cure period, and provided further that, on or prior to the applicable Reduction Date, Tenant tenders to Landlord a replacement Letter of Credit or a certificate of amendment to the existing Letter of Credit, conforming in all respects to the requirements of this Section 20, in the amount of the applicable Letter of Credit Amount as of such Reduction Date, the Letter of Credit Amount shall be reduced in accordance with the following schedule:

Reduction Date	Letter of Credit Amount
December 1, 2008	$1,573,887.06
December 1, 2009	$1,311,572.55
December 1, 2010	$1,049,258.04
December 1, 2011	$786,943.53
December 1, 2012	$524,629.02
December 1, 2013	$262,314.51

In the event the Letter of Credit Amount is reduced pursuant to the foregoing, and provided that Tenant tenders the replacement or amended Letter of Credit to Landlord in the form required herein, Landlord shall exchange the Letter of Credit then held by Landlord for the replacement or amended Letter of Credit tendered by Tenant.

-46-	INNOVATION CORPORATE CENTER [ACCREDITED HOME LENDERS, INC.]

G. Increase of Letter of Credit Amount. If, following any such conditional reduction of the Letter of Credit Amount to an amount less than $1,049,259.04, Tenant shall thereafter fail to maintain the “Required Thresholds,” as that term is defined below, then Tenant shall, within ten (10) business days following Tenant’s receipt of written notice from Landlord (the “Reestablishment Notice”), cause the Letter of Credit to be reestablished in an amount equal to $1,049,259.04. As used herein, the “Required Thresholds,” shall mean all of (i) a “Net Worth” of no less than One Hundred Seventy Million Dollars ($170,000,000), and (ii) annual “Net Income,” measured on a twelve (12) month trailing basis, of no less than Eighty Million Dollars ($80,000,000). For purposes of this Lease, “Net Worth,” and “Net Income” shall all be determined in accordance with generally accepted accounting principles, consistently applied.

H. FAILURE TO REINSTATE; LIQUIDATED DAMAGES. IN THE EVENT THAT TENANT FAILS, WITHIN TEN (10) BUSINESS DAYS FOLLOWING TENANT’S RECEIPT OF A REESTABLISHMENT NOTICE, TO CAUSE THE LETTER OF CREDIT TO BE REESTABLISHED IN THE AMOUNT REQUIRED PURSUANT TO SECTION 20(G), ABOVE, OR TO DELIVER TO LANDLORD CASH IN THE AMOUNT REQUIRED PURSUANT TO SECTION 20(G), THEN TENANT’S MONTHLY INSTALLMENT OF BASE RENT SHALL BE INCREASED BY ONE HUNDRED TEN PERCENT (110%) OF ITS THEN EXISTING LEVEL DURING THE PERIOD COMMENCING ON THE DATE WHICH IS TEN (10) DAYS AFTER TENANT’S RECEIPT OF SUCH REESTABLISHMENT NOTICE AND ENDING ON THE EARLIER TO OCCUR OF (I) THE DATE SUCH LETTER OF CREDIT IS REESTABLISHED PURSUANT TO THE TERMS OF THIS SECTION 20, OR (II) THE DATE WHICH IS NINETY (90) DAYS AFTER THE DATE OF SUCH REESTABLISHMENT NOTICE. IN THE EVENT THAT TENANT FAILS, DURING SUCH NINETY (90)-DAY PERIOD FOLLOWING THE DATE OF THE REESTABLISHMENT NOTICE, TO CAUSE THE LETTER OF CREDIT TO BE REESTABLISHED IN THE THEN REQUIRED AMOUNT, THEN TENANT’S MONTHLY INSTALLMENT OF BASE RENT SHALL BE INCREASED BY ONE HUNDRED FIFTY PERCENT (150%) OF ITS THEN EXISTING LEVEL (WITHOUT GIVING CONSIDERATION TO ANY PRIOR INCREASE PURSUANT TO THIS SECTION 20(H)) DURING THE PERIOD COMMENCING ON THE DATE WHICH IS NINETY (90) DAYS AFTER THE DATE OF SUCH REESTABLISHMENT NOTICE AND ENDING ON THE DATE SUCH LETTER OF CREDIT IS RE-ISSUED/REESTABLISHED PURSUANT TO THE TERMS OF THIS SECTION 20; PROVIDED, HOWEVER, IN NO EVENT SHALL THE AMOUNT OF LIQUIDATED DAMAGES PAID BY TENANT PURSUANT TO THIS SECTION 20(H) EXCEED THE AMOUNT THE LETTER OF CREDIT IS REQUIRED TO BE INCREASED PURSUANT TO THE TERMS OF SECTION G, ABOVE. THE PARTIES AGREE THAT IT WOULD BE IMPRACTICABLE AND EXTREMELY DIFFICULT TO ASCERTAIN THE ACTUAL DAMAGES SUFFERED BY LANDLORD AS A RESULT OF TENANT’S FAILURE TO TIMELY REESTABLISH THE LETTER OF CREDIT FOLLOWING THE REESTABLISHMENT NOTICE AS REQUIRED IN THIS SECTION 20, AND THAT UNDER THE CIRCUMSTANCES EXISTING AS OF THE DATE OF THIS LEASE, THE LIQUIDATED DAMAGES PROVIDED FOR IN THIS SECTION 20(H) REPRESENT A REASONABLE ESTIMATE OF THE DAMAGES WHICH LANDLORD WILL INCUR AS A RESULT OF SUCH FAILURE, PROVIDED, HOWEVER, THAT THIS PROVISION SHALL NOT WAIVE OR AFFECT LANDLORD’S RIGHTS AND TENANT’S INDEMNITY OBLIGATIONS UNDER OTHER SECTIONS OF THIS LEASE (EXCEPT THAT THE PARTIES SPECIFICALLY AGREE THAT THE FOREGOING PROVISION WAS AGREED TO IN LIEU OF MAKING FAILURE

-47-	INNOVATION CORPORATE CENTER [ACCREDITED HOME LENDERS, INC.]

TO RE-ESTABLISH THE LETTER OF CREDIT A DEFAULT UNDER THE LEASE). THE PARTIES ACKNOWLEDGE THAT THE PAYMENT OF SUCH LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTION 3275 OR 3369, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO LANDLORD PURSUANT TO CALIFORNIA CIVIL CODE SECTION 1671. THE PARTIES HAVE SET FORTH THEIR INITIALS BELOW TO INDICATE THEIR AGREEMENT WITH THE LIQUIDATED DAMAGES PROVISION CONTAINED IN THIS SECTION 20(H).

LANDLORD’S INITIALS	TENANT’S INITIALS

21. FORCE MAJEURE. Landlord shall not be in default under this Lease to the extent Landlord is unable to perform any of its obligations on account of (a) strikes or labor problem, (b) energy shortage, (c) governmental pre-emption or prescription, governmental action or inaction (including, without limitation, with respect to Landlord’s obligations under this Lease, any failure of any governmental authority to issue any and all applicable approvals and permits for the construction of the Shell and Core Improvements or any portion thereof), and/or (d) flood, earthquake, weather, national emergency, or any other cause of any kind beyond the reasonable control of Landlord (individually and collectively, events of “Force Majeure”). Force Majeure shall reciprocally apply to Tenant’s performance of its obligations under Section 3(C) above; provided, however, in no event shall the occurrence of any event of Force Majeure excuse or mitigate Tenant’s failure to timely perform its monetary obligations under this Lease.

22. TENANT’S BANKRUPTCY OR INSOLVENCY.

A. Effect of Bankruptcy. If at any time and for so long as Tenant shall be subjected to the provisions of the United States Bankruptcy Code or other law of the United States or any state thereof for the protection of debtors as in effect at such time (each a “Debtor’s Law”):

(1) Tenant, Tenant as debtor-in-possession, and any trustee or receiver of Tenant’s assets (each a “Tenant’s Representative”) shall have no greater right to assume or assign this Lease or any interest in this Lease, or to sublease any of the Premises than accorded to Tenant in Article 17, except to the extent Landlord shall be required to permit such assumption, assignment or sublease by the provisions of such Debtor’s Law. Without limitation of the generality of the foregoing, any right of any Tenant’s Representative to assume or assign this Lease or to sublease any of the Premises shall be subject to the conditions that:

(a) Such Debtor’s Law shall provide to Tenant’s Representative a right of assumption of this Lease which Tenant’s Representative shall have timely exercised and Tenant’s Representative shall have fully cured any default of Tenant under this Lease.

(b) Tenant’s Representative or the proposed assignee, as the case shall be, shall have deposited with Landlord as security for the timely payment of rent an amount equal to the larger of: (a) three (3) months’ rent and other monetary charges accruing under this Lease; and (b) any sum specified in Article 20; and shall have provided Landlord with adequate other assurance of the future performance of the obligations of the Tenant under this Lease. Without

-48-	INNOVATION CORPORATE CENTER [ACCREDITED HOME LENDERS, INC.]

limitation, such assurances shall include, at least, in the case of assumption of this Lease, demonstration to the satisfaction of the Landlord that Tenant’s Representative has and will continue to have sufficient unencumbered assets after the payment of all secured obligations and administrative expenses to assure Landlord that Tenant’s Representative will have sufficient funds to fulfill the obligations of Tenant under this Lease; and, in the case of assignment, submission of current financial statements of the proposed assignee, audited by an independent certified public accountant reasonably acceptable to Landlord and showing a net worth and working capital in amounts determined by Landlord to be sufficient to assure the future performance by such assignee of all of the Tenant’s obligations under this Lease.

(c) The assumption or any contemplated assignment of this Lease or subleasing any part of the Premises, as shall be the case, will not breach any provision in any other lease, mortgage, financing agreement or other agreement by which Landlord is bound.

(d) Landlord shall have, or would have had absent the Debtor’s Law, no right under Article 17 to refuse consent to the proposed assignment or sublease by reason of the identity or nature of the proposed assignee or sublessee or the proposed use of the Premises concerned.

23. NOTICES. All notices, consents, approvals and similar communications to be given by one party to the other under this Lease (including, without limitation, any notice required by law to be given by Landlord to Tenant as a condition to the filing of an action alleging an unlawful detainer of the Premises) shall be given in writing, mailed or personally delivered as follows:

A. Landlord. To Landlord as follows:

Kilroy Realty Corporation

12200 West Olympic Boulevard

Suite 200

Los Angeles, California 90064

Attention: Legal Department

with copies to:

Kilroy Realty Corporation

13500 Evening Creeks Drive, North, Suite 130

San Diego, California 92128

Attention: Mr. Michael Nelson

and

Allen Matkins Leck Gamble & Mallory LLP

1901 Avenue of the Stars, Suite 1800

Los Angeles, California 90067

Attention: Anton N. Natsis, Esq.

or to such other person at such other address as Landlord may designate by notice to Tenant.

-49-	INNOVATION CORPORATE CENTER [ACCREDITED HOME LENDERS, INC.]

B. Tenant. To Tenant as follows:

Accredited Home Lenders, Inc.

15090 Avenue of the Sciences

San Diego, California 92128

Attention: Legal Department

and

Accredited Home Lenders, Inc.

15090 Avenue of the Sciences

San Diego, California 92128

Attention: Real Estate Department

or to such other person at such other address as Tenant may designate by notice to Landlord.

Mailed notices shall be sent by United States certified or registered mail, or by a reputable national overnight courier service, postage prepaid. Mailed notices shall be deemed to have been given on the earlier of actual delivery or three (3) business days after posting in the United States mail in the case of registered or certified mail, and one business day in the case of overnight courier.

24. QUIET POSSESSION. Subject to the provisions of Section 16, so long as Tenant is not in default of any of its obligations under this Lease beyond all applicable notice and cure periods and Landlord has not elected to terminate this Lease or Tenant’s right to possession of the Premises, Tenant shall enjoy peaceful and quiet possession of the Premises against any party claiming through the Landlord.

25. REAL ESTATE BROKER. Tenant represents to Landlord that Tenant has not dealt with any real estate broker with respect to this Lease except for any broker(s) listed in the Schedule, and no other broker is in any way entitled to any broker’s fee or other payment in connection with this Lease. Landlord shall pay all commissions owing to the broker(s) listed in the Schedule. Fifty percent (50%) of all commissions shall be paid within thirty (30) days following the full execution and unconditional delivery of this Lease, and the remaining fifty percent (50%) within thirty (30) days following the Commencement date. Each party shall indemnify and defend the other against any claims by any other broker or third party as a result of the actions of the indemnifying party for any payment of any commission, finder’s fee or other similar payment in connection with this Lease.

26. MISCELLANEOUS.

A. Successors and Assigns. Subject to the limits on Tenant’s assignment contained in Section 17, the provisions of this Lease shall be binding upon and inure to the benefit of all successors and assigns of Landlord and Tenant.

B. Date Payments Are Due. Except for payments to be made by Tenant under this Lease which are due upon demand, Tenant shall pay to Landlord any amount for which Landlord renders a statement of account within thirty (30) days of Tenant’s receipt of Landlord’s statement.

-50-	INNOVATION CORPORATE CENTER [ACCREDITED HOME LENDERS, INC.]

C. Meaning of “Landlord”, “Re-Entry, “including” and “Affiliate”. The term “Landlord” means only the owner of the Project, or portion thereof which is subject to this Lease, and such lessor’s interest in this Lease from time to time. The words “re-entry” and “re-enter” are not restricted to their technical legal meaning. The words “including” and similar words shall mean “without limitation.” The word “affiliate” shall mean a person or entity controlling, controlled by or under common control with the applicable entity.

D. Time of the Essence. Time is of the essence of each provision of this Lease.

E. No Option. This document shall not be effective for any purpose until it has been executed and delivered by both parties; execution and delivery by one party shall not create any option or other right in the other party.

F. Severability. The unenforceability of any provision of this Lease shall not affect any other provision.

G. Governing Law. This Lease shall be governed in all respects by the laws of the state in which the Project is located, without regard to the principles of conflicts of laws.

H. Lease Modification. Tenant agrees to modify this Lease in any way reasonably requested by a mortgagee which does not cause increased expense to Tenant or otherwise materially adversely affect any of Tenant’s rights or interests under this Lease, including the method of application of insurance proceeds upon a casualty in accordance with the terms of this Lease.

I. No Oral Modification. No modification of this Lease shall be effective unless it is a written modification signed by both parties.

J. Landlord’s Right to Cure. If Landlord breaches any of its obligations under this Lease, Tenant shall notify Landlord in writing and shall take no action respecting such breach so long as Landlord immediately begins to cure the breach and diligently and in good faith pursues such cure to its completion within a reasonable period of time given the applicable circumstances. Landlord may cure any default by Tenant which is not cured within any applicable notice or cure period expressly set forth in this Lease; and any reasonable expenses incurred shall become Additional Rent due from Tenant on demand by Landlord.

K. Captions. The captions used in this Lease shall have no effect on the construction of this Lease.

L. Representations. Landlord and Tenant each represents to the other that it has full power and authority to execute and perform this Lease. Landlord represents to Tenant that Landlord has, or promptly upon the execution thereof, will, deliver to Tenant a true, correct and complete copy of the executed Purchase Agreement.

M. Landlord’s Enforcement of Remedies. Landlord may enforce any of its remedies under this Lease either in its own name or through an agent.

N. Entire Agreement. This Lease, together with all Appendices (all of which constitute part of this Lease), constitutes the entire agreement between the parties. No representations or agreements of any kind have been made by either party which are not contained in this Lease.

-51-	INNOVATION CORPORATE CENTER [ACCREDITED HOME LENDERS, INC.]

O. Landlord’s Title. Landlord’s title shall always be paramount to the interest of the Tenant, and nothing in this Lease shall empower Tenant to do anything which might in any way impair Landlord’s title.

P. Light and Air Rights. Landlord does not grant in this Lease any rights to light and air in connection with Project. Landlord reserves to itself, the Land, the Building below the improved floor of each floor of the Premises, the Building above the ceiling of each floor of the Premises, the exterior of the Premises and the areas on the same floor outside the Premises, along with the areas within the Premises required for the installation and repair of utility lines and other items required to serve other tenants of the Building.

Q. Singular and Plural. Wherever appropriate in this Lease, a singular term shall be construed to mean the plural where necessary, and a plural term the singular. For example, if at any time two parties shall constitute Landlord or Tenant, then the relevant term shall refer to both parties together.

R. Recording by Tenant. Tenant may request Landlord to execute and record in the public records a memorandum or short form of this Lease and Landlord shall reasonably comply with such request. Any such instrument shall be in form and content reasonably acceptable to Landlord and shall expressly provide that it is subordinate to the Declaration and any other matters of record which are superior to this Lease pursuant to its terms.

S. Exclusivity. Landlord does not grant to Tenant in this Lease any exclusive right except the right to occupy its Premises.

T. No Construction Against Drafting Party. The rule of construction that ambiguities are resolved against the drafting party shall not apply to this Lease.

U. Survival. All obligations of Landlord and Tenant under this Lease shall survive the termination of this Lease.

V. Rent Not Based on Income. No rent or other payment in respect of the Premises shall be based in any way upon net income or profits from the Premises. Tenant may not enter into or permit any sublease or license or other agreement in connection with the Premises which provides for a rental or other payment based on net income or profit.

W. Building Manager and Service Providers. Landlord may perform any of its obligations under this Lease through its employees or third parties hired by the Landlord.

X. Late Charge and Interest on Late Payments. Without limiting the provisions of Section 12(A), if Tenant fails to pay any installment of Rent or other charge to be paid by Tenant pursuant to this Lease within five (5) business days after the same becomes due and payable, then Tenant shall pay a late charge equal six percent (6%) of the overdue amount; provided, however, that before any late charge may be imposed, such failure shall continue for a period of five (5) business days after receipt of written notice that such payment was not made when due, but if any such notice

-52-	INNOVATION CORPORATE CENTER [ACCREDITED HOME LENDERS, INC.]

shall be given, for the twelve (12) month period commencing with the date of such notice, the failure to pay within five (5) business days after due any additional sum of money becoming due to be paid to Landlord under this Lease during such period shall permit Landlord to impose a late charge, without notice. Notwithstanding, except for instances where Tenant has received written notice of a an overdue payment and failed to pay such amount within five (5) business days of such notice (in which event the six percent (6%) late payment charge shall apply), in any continuous twelve (12) month period, the first late charge if any, payable by Tenant during such 12-month period shall be Five Thousand Dollars ($5,000.00). Thereafter for the remainder of such 12-month period, the 6% late payment charge referenced above shall apply. In addition, interest shall be paid by Tenant to Landlord on any late payments of Rent from the date due until paid at the rate and in the manner provided in Section 2(D)(2). Such late charge and interest shall constitute additional Rent due and payable by Tenant to Landlord upon the date of payment of the delinquent payment referenced above.

Y. No Air Rights. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease. If at any time any windows of the Premises are temporarily darkened or the light or view therefrom is obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the Project, the same shall be without liability to Landlord and without any reduction or diminution of Tenant’s obligations under this Lease.

Z. Transfer of Landlord’s Interest. Tenant acknowledges that Landlord has the right to transfer all or any portion of its interest in the Project or Building and in this Lease, and Tenant agrees that in the event of any such transfer, Landlord shall automatically be released from all liability under this Lease to the extent of such transfer and Tenant agrees to look solely to such transferee for the performance of Landlord’s obligations hereunder after the date of transfer and such transferee shall be deemed to have fully assumed and be liable for all obligations of this Lease to be performed by Landlord after the date of transfer, including the return of any Security Deposit, and Tenant shall attorn to such transferee. Tenant further acknowledges that Landlord may assign its interest in this Lease to a mortgage lender as additional security and agrees that such an assignment shall not release Landlord from its obligations hereunder and that Tenant shall continue to look to Landlord for the performance of its obligations hereunder.

AA. Communications and Computer Lines. Tenant may install, maintain, replace, remove or use any communications or computer wires and cables (collectively, the “Lines”) at the Project in or serving the Premises, provided that (i) Tenant shall obtain Landlord’s prior written consent, use an experienced and qualified contractor approved in writing by Landlord, and comply with all of the other provisions of Article 5 of this Lease, (ii) an acceptable number of spare Lines and space for additional Lines shall be maintained for existing and future occupants of the Project, as determined in Landlord’s reasonable opinion, (iii) the Lines therefor (including riser cables) shall be (x) appropriately insulated to prevent excessive electromagnetic fields or radiation, (y) surrounded by a protective conduit reasonably acceptable to Landlord, and (z) identified in accordance with the “Identification Requirements,” as that term is set forth hereinbelow, (iv) any new or existing Lines servicing the Premises shall comply with all applicable governmental laws and regulations, (v) as a condition to permitting the installation of new Lines, Tenant shall remove existing Lines located in or serving the Premises and repair any damage in connection with such removal, and (vi) Tenant shall pay all costs in connection therewith. All Lines shall be clearly marked with adhesive plastic

-53-	INNOVATION CORPORATE CENTER [ACCREDITED HOME LENDERS, INC.]

labels (or plastic tags attached to such Lines with wire) to show Tenant’s name, suite number, telephone number and the name of the person to contact in the case of an emergency (A) every four feet (4’) outside the Premises (specifically including, but not limited to, the electrical room risers and other Common Areas), and (B) at the Lines’ termination point(s) (collectively, the “Identification Requirements”). Landlord reserves the right to require that Tenant remove any Lines located in or serving the Premises which are installed in violation of these provisions, or which are at any time (1) are in violation of any Applicable Laws, (2) are inconsistent with then-existing industry standards (such as the standards promulgated by the National Fire Protection Association (e.g., such organization’s “2002 National Electrical Code”)), or (3) otherwise represent a dangerous or potentially dangerous condition.

BB. Project or Building Name and Signage. Subject to the terms of Section 33, below, Landlord shall have the right at any time to change the name of the Project or Building and to install, affix and maintain any and all signs on the exterior and on the interior of the Project or Building as Landlord may, in Landlord’s sole discretion, desire.

27. UNRELATED BUSINESS INCOME. If Landlord is advised by its counsel at any time that any part of the payments by Tenant to Landlord under this Lease may be characterized as unrelated business income under the United States Internal Revenue Code and its regulations, then, as long as not violative of any Legal Requirements, Tenant shall enter into any amendment reasonably proposed by Landlord to avoid such income, so long as the amendment does not require Tenant to pay Rent in excess of that otherwise provided for hereunder or accept fewer services from Landlord, than this Lease provides.

28. HAZARDOUS SUBSTANCES.

A. Other than with respect to Permitted Hazardous Substances (as hereinafter defined) to the extent provided herein, Tenant shall not cause or permit any Hazardous Substances to be brought upon, produced, stored, used, discharged or disposed of in or near the Project unless Landlord has consented to such storage or use in its sole discretion. If any lender or governmental agency shall require testing for Hazardous Substances used or handled by Tenant, or if Landlord has a reasonable suspicion that Tenant’s or any of its, or its subtenants’ or assignees’, employees, agents, licensees, invitees, contractors, or any other person or entity for whom Tenant or any of its subtenants or assigns is legally responsible (collectively, the “Tenant Parties”), activities may have resulted in a release of Hazardous Substances in, on or about the Premises and the Project, and any governmental agency shall, based on that reasonable suspicion, require testing for Hazardous Substances used or handled by Tenant in the Premises, Tenant shall pay the reasonable costs of such testing.

B. “Hazardous Substances” means (a) any chemical, compound, material, mixture or substance that is now or hereafter defined or listed in, or otherwise classified pursuant to, any Environmental Laws as a “hazardous substance”, “hazardous material”, “hazardous waste”, “extremely hazardous waste”, “acutely hazardous waste”, “radioactive waste”, “infectious waste”, “biohazardous waste”, “toxic substance”, “pollutant”, “toxic pollutant”, “contaminant” as well as any formulation not mentioned herein intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, “EP toxicity”, or “TCLP toxicity”; (b) petroleum, natural gas, natural gas

-54-	INNOVATION CORPORATE CENTER [ACCREDITED HOME LENDERS, INC.]

liquids, liquefied natural gas, synthetic gas usable for fuel (or mixtures of natural gas and such synthetic gas) and ash produced by a resource recovery facility utilizing a municipal solid waste stream, and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas, or geothermal resources; (c) asbestos in any form; (d) urea formaldehyde foam insulation; (e) polychlorinated biphenyls (PCBs); (f) radon; and (g) any other chemical, material, or substance exposure to which is limited or regulated by any Governmental Agency because of its quantity, concentration, or physical or chemical characteristics, or which poses a significant present or potential hazard to human health or safety or to the environment if released into the workplace or the environment. “Hazardous Substances” shall not include ordinary office supplies and repair, maintenance and cleaning supplies, and other materials used by Tenant in the ordinary course of its business for the Permitted Use, all of which shall be maintained in reasonable and necessary quantities and used in accordance with all Environmental Laws (collectively, “Permitted Hazardous Substances”). “Environmental Laws” means any and all present and future federal, state and local laws, ordinances, regulations, policies and any other requirements of any Governmental Agency relating to health, safety, the environment or to any Hazardous Substances, including without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (CERCLA), the Resource Conservation Recovery Act (RCRA), the Hazardous Materials Transportation Act, the Toxic Substance Control Act, the Endangered Species Act, the Clean Water Act, and the Occupational Safety and Health Act, each as hereafter amended from time to time, and the present and future rules, regulations and guidance documents promulgated under any of the foregoing.

C. Without limiting Tenant’s liability and obligations under Sections 28(D), (E), (F) and (G), the foregoing covenant set forth in Section 28(A) shall not extend to Permitted Hazardous Substances so long as (i) such substances are used strictly in accordance with the manufacturers’ instructions therefor and all applicable Environmental Laws, (ii) such substances are not disposed of in or about the Project in a manner which would constitute a release or discharge thereof, and (iii) all such substances are removed from the Project by Tenant upon the expiration or earlier termination of this Lease. Tenant shall, within thirty (30) days after demand therefor, provide to Landlord a written list identifying any Hazardous Substances then maintained by Tenant in the Building, the use of each such Hazardous Substances so maintained by Tenant together with written certification by Tenant stating, in substance, that to the best of Tenant’s knowledge neither Tenant nor any of the Tenant Parties has released or discharged any Hazardous Substances in or about the Project.

D. In order to obtain Landlord’s consent under this Section 28 with respect to any Hazardous Substances other than as specified in Section 28(C) above, Tenant shall first submit a detailed Hazardous Substances management plan describing all relevant aspects of the same to Landlord for approval, which approval may be withheld by Landlord in its sole and absolute discretion. No approval by Landlord shall relieve Tenant of any obligation of Tenant pursuant to this Section 28, including all removal, clean-up and indemnification obligations. Tenant shall, within five (5) days after receipt thereof, furnish to Landlord copies of all notices or other communications received by Tenant with respect to any actual or alleged release or discharge of any Hazardous Substances in or about the Premises or the Project and shall, whether or not Tenant receives any such notice or communication, notify Landlord in writing of any discharge or release of Hazardous Substances by Tenant or any of the Tenant Parties in or about the Premises or the Project. In the event Tenant is required to maintain any Hazardous Substances license or permit in

-55-	INNOVATION CORPORATE CENTER [ACCREDITED HOME LENDERS, INC.]

connection with any use conducted by Tenant or any equipment operated by Tenant in the Premises, copies of each such license or permit, each renewal thereof, and any communication relating to suspension, renewal or revocation thereof shall be furnished to Landlord within five (5) days after receipt thereof by Tenant. Compliance by Tenant with this Section 28(C) shall not relieve Tenant of any other obligation of Tenant pursuant to this Section.

E. Upon any violation of the foregoing covenants and in all events upon any expiration of the Term, Tenant shall be obligated, at Tenant’s sole cost, to clean up and remove from the Project all Hazardous Substances introduced into the Project by Tenant or any of the Tenant Parties. Such clean-up and removal shall include all testing and investigation required by any governmental authorities having jurisdiction and preparation and implementation of any remedial action plan required by any governmental authorities having jurisdiction. All such clean-up and removal activities of Tenant shall, in each instance, be conducted to the satisfaction of Landlord and all governmental authorities having jurisdiction and in accordance with all Environmental Laws; provided that Landlord’s satisfaction shall be consistent with the requirements of such governmental authorities. Landlord’s right of entry pursuant to Section 11 of this Lease shall include the right (but not the obligation) to enter and inspect the Premises for violations of Tenant’s covenant herein and to supervise any of Tenant’s clean-up and removal activities.

F. To the extent permitted by then Legal Requirements, Tenant shall protect, indemnify, defend and hold harmless Landlord, the partners of any entity constituting Landlord and Landlord’s partners, officers, employees, agents, lenders and attorneys from and against any and all claims, liabilities, losses, actions, costs and expenses (including attorneys’ fees and costs of defense) incurred by such indemnified persons, or any of them, as the result of (i) the introduction into the Project by Tenant or any of the Tenant Parties of any Hazardous Substances, (ii) the usage by Tenant or any of the Tenant Parties of Hazardous Substances in or about the Project, (iii) the discharge or release in or about the Project by Tenant or any of the Tenant Parties of any Hazardous Substances, (iv) any injury to or death of persons or damage to or destruction of property resulting from the use by Tenant or any of the Tenant Parties of Hazardous Substances in or about the Project, and (v) any failure of Tenant or any of the Tenant Parties to observe the foregoing covenants. Payment shall not be a condition precedent to enforcement of the foregoing indemnification provision. Notwithstanding anything herein to the contrary, Tenant shall not be responsible under this Lease for any Hazardous Substances in, on, under or at the Project introduced by any party other than Tenant or any of the Tenant Parties prior to the Commencement Date.

G. Upon any violation of any of the foregoing covenants, Landlord shall be entitled to exercise all remedies available to a landlord against the defaulting tenant, including but not limited to those set forth in Section 13 of this Lease. Without limiting the generality of the foregoing, Tenant expressly agrees that upon any such violation Landlord may, at its option (i) immediately terminate this Lease, or (ii) continue this Lease in effect until compliance by Tenant with its clean-up and removal covenant (notwithstanding the expiration of the term of this Lease). No action by Landlord hereunder shall impair the obligations of Tenant pursuant to this Section 28.

H. Without limiting any of the provisions of this Section 28, Landlord represents and warrants to Tenant that, to Landlord’s best knowledge, without inquiry or investigation, no Hazardous Substances are located at the Project in violation of any Environmental Laws as of the date of the execution of this Lease by Landlord and Tenant. Landlord shall protect, indemnify,

-56-	INNOVATION CORPORATE CENTER [ACCREDITED HOME LENDERS, INC.]

defend and hold harmless Tenant against any and all reasonable costs incurred by Tenant in connection with any investigation, monitoring, “clean up” or “cleaning up” and remediation (collectively referred to as remediation costs) (including, without limitation, reasonable attorneys’ fees and costs) pursuant to applicable Environmental Laws as a result of (i) any Hazardous Substances existing on the Shell and Core Improvement prior to the Term of this Lease, except to the extent such Hazardous Substance was brought on the Project by Tenant or any of its agents, contractors, employees or invitees, or (ii) the use, release, discharge, storage or disposal of Hazardous Substances in or about the Shell and Core Improvement or the Project by Landlord or any of its agents, contractors, employees or invitees; provided that for the purposes of this Section 28(H) a relationship arising under a deed or other instrument transferring title or possession to a lender shall not make a party a contractor or invitee.

29. EXCULPATION. Redress for any claim against Landlord under this Lease shall be limited to and enforceable only against and to the extent of Landlord’s interest in the Premises, including without limitation in the rents and sales proceeds derived therefrom. The obligations of Landlord under this Lease are not intended to be and shall not be personally binding on, nor shall any resort be had to the private properties of, any of its, or its investment manager’s, trustees, directors, officers, partners, beneficiaries, members, stockholders, employees, or agents, and in no case shall Landlord be liable to Tenant hereunder for any lost profits, damage to business, or any form of special, indirect or consequential damages.

30. EXTENSION OPTIONS.

A. Provided that Tenant is not then in economic or other material non-economic default beyond applicable notice and cure periods, if any, Tenant shall have two (2) consecutive options to renew this Lease (each, the “Renewal Option”), each for a five (5) year extended term, commencing upon the then-Lease Expiration Date and ending five (5) years thereafter, upon the same terms and conditions as this Lease except for Base Rent, which shall be determined as described below, and that the Renewal Option thus exercised shall no longer exist. The Renewal Option shall be personal to the Tenant originally named in this Lease (the “Original Tenant”) and any Permitted Affiliate Transferee of all of Tenant’s interest in this Lease, and shall only be exercisable by Tenant if Tenant or such Permitted Affiliate Transferee shall not have in effect any sublease(s) with respect to the Premises as of the commencement of the subject renewal period. The first Renewal Option must have been timely and properly exercised in order for the second Renewal Option to be effective. In order to exercise any Renewal Option, Tenant shall give written notice (the “Election Notice”) to Landlord of Tenant’s election to exercise such Renewal Option not more than eighteen (18) months nor less than twelve (12) months prior to the then-Lease Expiration Date (and such notice must state any election of Tenant to cause a “Partial Renewal,” as that tem is defined below), and if such notice is not so given, the Renewal Option shall terminate. Tenant hereby expressly acknowledges and agrees that time is of the essence for purposes of notice of exercise of any Renewal Option and that Tenant’s failure to do so within such time period will relieve Landlord of any obligation under this Section. If Tenant timely delivers the Election Notice to Landlord and is not in default under this Lease at the time the Renewal Term commences, Landlord and Tenant shall be deemed to have entered into an extension of this Lease with respect to the entirety of the Premises for a five (5) year extended term on the terms and conditions set forth herein. The parties hereto acknowledge that Landlord shall be under no obligation to expend or agree to expend funds in connection with any Renewal Option, including, but not limited to, any

-57-	INNOVATION CORPORATE CENTER [ACCREDITED HOME LENDERS, INC.]

funds for improvement to the Premises. In connection with Tenant’s exercise of its Renewal Option, Tenant shall have the right to reduce the size of the Premises and exercise the option only as to such reduced portion of the Premises (the “Partial Renewal”), in accordance with the terms of Section 30.A(1), below.

(1) Partial Renewal; Non-Renewed Space. In the event Tenant desires to exercise its Partial Renewal right, the Election Notice shall describe the area of the Premises which Tenant elects to renew the Lease Term (the “Renewal Space”). The following conditions shall apply to Tenant’s exercise of the Partial Renewal right. The Renewal Space shall be determined by Tenant, subject to the satisfaction of the following conditions: (i) Tenant must elect to renew the Lease with respect to, at a minimum, one (1) entire Building of the Project, (ii) the Renewal Space must be in adjacent buildings, starting from Building C or Building E, and (iii) the Renewal Space may consist only of entire Buildings which are leased by Tenant and may not consist of any partial Building (i.e., a Building in which Tenant does not lease the entire Building). If Tenant elects to exercise the Partial Renewal right, then Landlord and Tenant shall be relieved of their respective obligations under this Lease with respect to the that portion of the Premises which Tenant is not renewing the Term (the “Non-Renewed Space”) as of the first (1st) day of the applicable Renewal Term, except for those obligations set forth in this Lease which specifically survive the expiration or earlier termination of this Lease, including, without limitation, the payment by Tenant of all amounts owed by Tenant under this Lease, up to the first (1st) day of the applicable Renewal Term, with respect to the Non-Renewed Space. In addition, in the event that Tenant shall elect to cause a Partial Renewal, then, during the subject renewal period, Tenant’s Proportionate Share, Base Rent and the Letter of Credit Amount shall be reduced by the percentage reduction in Rentable Area that the Premises after giving effect to the applicable Partial Renewal bears to the Rentable Area of the Premises prior thereto, and Tenant’s parking shall reduce as provided for in Section 32 of this Lease. In the event that Tenant fails to vacate, and surrender and deliver to Landlord exclusive possession of the Non-Renewed Space, free of all subleases, prior to the first (1st) day of the applicable Renewal Term in the condition required by this Lease, and such failure continues for five (5) business days after receipt of notice from Landlord, then the provisions of Article 15 of this Lease shall apply to the Non-Renewed Space which is not so delivered.

B. The monthly Base Rent payable during the Renewal Term (the “Option Rent”) pursuant to subparagraph (A) above shall be an amount equal to ninety-five percent (95%) of the “Market Rent” as set forth below. For purposes of this Lease, the term “Market Rent” shall be calculated on a “Net Equivalent Lease Rate” basis, as set forth on Exhibit G, attached hereto, and shall mean the Net Equivalent Lease Rate per rentable square foot, at which tenants, as of the commencement of the Renewal Term are, pursuant to transactions completed within the eighteen (18) months prior to the first day of the applicable Renewal Term, leasing non-sublease, non-encumbered, non-synthetic, non-expansion, non-equity space comparable in size (which shall mean not less than 100,000 rentable square feet of space or such lesser Rentable Area as may be included in the Premises during the subject renewal period pursuant to the terms of this Section 30), location and quality to the Premises for a “Comparable Term,” as that term is defined in this Section 30(B) (the “Comparable Deals”), which comparable space is located in the “Comparable Buildings,” as that term is defined in this Section 30(B), giving appropriate consideration to the standard of measurement by which the rentable square footage is measured, the ratio of rentable square feet to usable square feet, parking availability (including the ratio of covered parking to uncovered parking) and related parking charges, and any “base year” or “expense stop” applicable to the payment of

-58-	INNOVATION CORPORATE CENTER [ACCREDITED HOME LENDERS, INC.]

operating expenses and taxes. The terms of the Comparable Deals shall be calculated as a Net Equivalent Lease Rate pursuant to the terms of Exhibit G, and shall take into consideration only the following concessions (provided that if the rent payable in a Comparable Deal is determined by use of a discounted fair market rate formula, such rent shall be equitably increased in order that such Comparable Deal will not reflect a discounted rate) (collectively, the “Rent Concessions”): (a) rental abatement concessions, if any, being granted such tenants in connection with such comparable spaces; (b) tenant improvements or allowances provided or to be provided for such comparable space, taking into account the value of the existing improvements in the Premises, such value to be based upon the age, quality and layout of the improvements and the extent to which the same could be utilized by general office users as contrasted with this specific Tenant, and (c) all other monetary concessions, if any, being granted such tenants in connection with such comparable space; provided, however, that notwithstanding anything to the contrary herein, no consideration shall be given to (i) any period of rental abatement, if any, granted to tenants in comparable transactions in connection with the design, permitting and construction of tenant improvements in such comparable spaces, and (ii) the fact that Landlord is or is not required to pay a real estate brokerage commission in connection with the applicable term or the fact that the Comparable Deals do or do not involve the payment of real estate brokerage commissions. The term “Comparable Term” shall refer to the length of the lease term, without consideration of options to extend such term, for the space in question. In addition, the determination of the Market Rent shall include a determination as to whether, and if so to what extent, Tenant must provide Landlord with financial security, such as a letter of credit or guaranty, for Tenant’s rent obligations during any Renewal Term. Such determination shall be made by reviewing the extent of financial security then generally being imposed in Comparable Deals upon tenants of comparable financial condition and credit history to the then existing financial condition and credit history of Tenant (with appropriate adjustments to account for differences in the then-existing financial condition of Tenant and such other tenants). The term “Comparable Buildings” shall mean the Buildings and other first-class office buildings which are comparable to the Buildings in terms of age (based upon the date of completion of construction), quality of construction, building systems, parking availability, level of services and amenities, size and appearance, and are located in the “Comparable Area,” which is the “Rancho Bernardo/Carmel Mountain Ranch Area.” The “Rancho Bernardo/Carmel Mountain Ranch Area” shall be the area containing Comparable Buildings which have reasonably comparable freeway access to the Project and which are within an area bounded by Rancho Carmel Drive on the South side, Rancho Bernardo Road on the North side, a parallel line drawn two (2) miles East of Highway 15, and a parallel line drawn four (4) miles West of Highway 15.

C. The Renewal Options contained in this Article 30 shall be exercised by Tenant, if at all, only in the manner set forth in this Section 30(C). Tenant shall deliver an Election Notice to Landlord pursuant to Section 30(A), above, stating that Tenant is exercising its Renewal Option. Concurrently with the delivery of the Election Notice, Tenant shall deliver to Landlord Tenant’s calculation of the Market Rent (the “Tenant’s Option Rent Calculation”). Landlord shall deliver notice (the “Landlord Response Notice”) to Tenant on or before the later of (i) the date which is thirty (30) days after Landlord’s receipt of the Election Notice and Tenant’s Option Rent Calculation, and (ii) the date which occurs nine (9) months prior to the then-Lease Expiration Date (the “Landlord Response Date”), stating that (A) Landlord is accepting Tenant’s Option Rent Calculation as the Market Rent, or (B) rejecting Tenant’s Option Rent Calculation and setting forth Landlord’s calculation of the Market Rent (the “Landlord’s Option Rent Calculation”). If Landlord accepts Tenant’s Option Rent Calculation as the Market Rent, then Tenant’s Option Rent Calculation

-59-	INNOVATION CORPORATE CENTER [ACCREDITED HOME LENDERS, INC.]

shall be the applicable Option Rent. If Landlord rejects Tenant’s Option Rent Calculation as the Market Rent, then within ten (10) business days of its receipt of the Landlord Response Notice, Tenant may, at its option, accept the Market Rent contained in the Landlord’s Option Rent Calculation. If Tenant does not affirmatively accept or Tenant rejects the Market Rent specified in the Landlord’s Option Rent Calculation, the parties shall follow the procedure, and the Market Rent shall be determined as set forth in Section 30(D), below.

D. Determination of Market Rent. In the event Tenant objects or is deemed to have objected to the Market Rent, Landlord and Tenant shall attempt to agree upon the Market Rent using reasonable good-faith efforts. If Landlord and Tenant fail to reach agreement within ninety (90) days following Tenant’s objection or deemed objection to the Landlord’s Option Rent Calculation (the “Outside Agreement Date”), then (i) Landlord and Tenant shall, on the last day of such ninety (90) day period (or such other earlier time as Landlord and Tenant shall agree upon), meet and Landlord shall deliver to Tenant Landlord’s final Landlord’s Option Rent Calculation and Tenant shall simultaneously deliver to Landlord Tenant’s final Tenant’s Option Rent Calculation, and (ii) in connection with the Option Rent, the final Landlord’s Option Rent Calculation and the final Tenant’s Option Rent Calculation, each as previously and simultaneously delivered to the other party on or before the expiration of the ninety (90) day discussion period above, shall be submitted to the arbitrators pursuant to the terms and conditions of this Section 30(D)(1) through (4), below. The submittals shall be made concurrently with the selection of the arbitrator pursuant to this Section 30(D) and shall be submitted to arbitration in accordance with Section 30(D)(1) through (4) of this Lease, but subject to the conditions, when appropriate, of Section 30(B).

(1) Landlord and Tenant shall mutually appoint one (1) arbitrator, who shall by profession be an independent attorney who shall have been active over the five (5)-year period ending on the date of such appointment in the leasing of first-class office properties in the Comparable Area (the “Arbitrator”) to determine which of Landlord’s or Tenant’s final submitted Market Rent calculations is the closest to its own calculation or valuation. The Arbitrator shall be retained by Landlord and Tenant pursuant to an engagement letter mutually and reasonable agreed upon by Landlord and Tenant; provided that such engagement letter shall provide that the Arbitrator shall hire an independent, unaffiliated MAI appraiser who shall have been active over the ten (10)-year period ending on the date of such hiring in the appraising of leasehold interest with respect to first-class office properties in the Comparable Area (the “Appraiser”) to assist the Arbitrator in determining which of Landlord’s or Tenant’s final submitted Market Rent calculations is the closest to the actual Market Rent; provided further, however, that the final decision with respect to whether Landlord’s or Tenant’s final submitted Market Rent calculations is the closest to the actual Market Rent shall be made by the Arbitrator. The determination of the Arbitrator shall be limited solely to the issue of whether Landlord’s or Tenant’s submitted Market Rent, is the closest to the actual Market Rent as determined by the Arbitrator, taking into account the requirements of Section 30(B) of this Lease.

(2) The Arbitrator shall within thirty (30) days of the appointment reach a decision as to Market Rent and determine whether the Landlord’s or Tenant’s determination of Market Rent as submitted pursuant to Section 30(D) of this Lease is closest to Market Rent as determined by the Arbitrator and simultaneously publish a ruling (“Award”) indicating whether Landlord’s or Tenant’s submitted Market Rent is closest to the Market Rent as determined by the Arbitrator. Following notification of the Award, the Landlord’s or Tenant’s submitted Market Rent determination, whichever is selected by the Arbitrator as being closest to Market Rent shall become the then applicable Market Rent.

-60-	INNOVATION CORPORATE CENTER [ACCREDITED HOME LENDERS, INC.]

(3) If Landlord and Tenant fail to agree upon and appoint the Arbitrator, then either party may petition the presiding judge of the Superior Court of San Diego County to appoint the Arbitrator, subject to criteria in Section 30(D) of this Lease, in which case Landlord and Tenant shall each provide such judge with a list of three (3) acceptable independent Arbitrators from which the judge may select, or if he or she refuses to act, either party may petition any judge having jurisdiction over the parties to appoint such arbitrator.

(4) The fees for the Arbitrator shall be paid by the party whose calculation of Market Rent varied the most from that of the Arbitrator.

31. TENANT’S TERMINATION OPTIONS.

A. Options. Subject to all the terms and provisions of this Section 31 and all other applicable provisions of this Lease, Tenant shall have two (2) options to terminate this Lease as to certain portions of the Premises prior to the scheduled expiration of the Term (collectively, “Termination Options,” and individually, a “Termination Option”), as follows:

(1) First Building E Termination Option. Tenant shall have the option to terminate the Lease (“First Building E Termination Option”) solely as to the entire portion of the Premises located on the second floor of Building E, effective as of January 1, 2011.

(2) Second Building E Termination Option. Tenant shall have the option to terminate the Lease (“Second Building E Termination Option,” and together with the First Building E Termination Option, the “Building E Termination Options”) either (i) solely as to the balance of the Premises located in Building E if the First Building E Termination Option was previously exercised, or (ii) or at Tenant’s option, solely as to the entire portion of the Premises located on the second floor of Building E or solely as to the entire portion of the Premises located in Building E, if the First Building E Termination Option was not previously exercised. In any event, such termination shall be effective as of January 1, 2012.

B. Notice. If Tenant elects to exercise any Termination Option, Tenant shall deliver a written notice to Landlord (“Termination Notice”) providing that Tenant is electing to exercise its First Building E Termination Option or Second Building E Termination Option, as applicable (and with respect to the Second Building E Termination Option, the Termination Notice shall indicate the space to which such exercise is applicable, as elected by Tenant (subject to the terms of Section A.(2), above)), on or before (i) January 1, 2010 with respect to the First Building E Termination Option, and (ii) January 1, 2011 with respect to the Second Building E Termination Option. The termination of the Lease as to the portion of the Premises specified in the Termination Notice shall become effective as of the date set forth above with respect to each such Termination Option (as applicable, the “Termination Date”); provided, however, if Tenant fails to deliver the Termination Notice on or before the date required by the terms of this Article 31, then such Termination Option shall automatically terminate and Tenant shall have no right to exercise such Termination Option.

-61-	INNOVATION CORPORATE CENTER [ACCREDITED HOME LENDERS, INC.]

C. Termination Fee. Following Tenant’s election to exercise any Termination Option, Tenant shall pay a Termination Fee (as defined below) to Landlord in the form of immediately available funds not later than (i) December 1, 2010 with respect to the First Building E Termination Option, and (ii) December 1, 2011 with respect to the Second Building E Termination Option. At any time during the Lease Term, Tenant may request Landlord’s calculation of the Termination Fee payable pursuant to the terms of this Section 31, and Landlord shall deliver Landlord’s calculation thereof within ten (10) business days following such request by Tenant. If Tenant fails to timely pay the Termination Fee applicable to the Termination Option which Tenant has elected to exercise, Landlord shall deliver written notice to Tenant of such failure, and if Tenant fails to pay the applicable Termination Fee to Landlord within ten (10) business days following such written notice, then such failure shall cause the applicable Termination Notice to be null and void and of no further force or effect and shall automatically extinguish all remaining Termination Options, if any, and Tenant shall have no further right to exercise any such Termination Options. “Termination Fee” means the sum of (a) the amount of Base Rent applicable to the portion of the Premises so terminated for a period of six (6) months following the applicable Termination Date, and (b) the sum of the unamortized amount, as of the Termination Date, of the brokerage commissions and any space planning and tenant improvement allowances (including the Tenant Improvement Allowance) incurred by Landlord in connection with Tenant’s lease of the Premises, prorated on a rentable square footage basis for that portion of the Premises so terminated (which costs shall be amortized, at nine percent (9%) per annum over the initial Term). For purposes of this Article 31, Landlord and Tenant hereby agree that the Rentable Area of the entire portion of the Premises located on the second floor of Building E is equal to 32,880 square feet.

D. Tenant to Perform Accrued Obligations. Tenant shall fully perform all obligations required of Tenant with respect to the portion of the Premises terminated up to and including the applicable Termination Date, including without limitation, payment of all accrued Rent, and completion of all required maintenance and repair work, and removal of Tenant’s personal property, and Tenant leaving the portion of the Premises terminated in the condition required under this Lease. In the event of any failure of Tenant to perform all such obligations, the Lease shall nevertheless terminate in accordance with the previous Termination Notice, and Tenant shall be liable to Landlord for all costs and damages arising out of such failure. Landlord reserves the right to require Tenant to remove all Removable Work it specifies to be removed following receipt of the Termination Notice as to the applicable portion of the Premises terminated on the Termination Date, including improvements made as part of the original Tenant Improvements. Landlord shall advise Tenant, in writing, of its requirement to remove such non-standard Tenant Improvements and subsequent Work no later than ninety (90) days prior to the then applicable Termination Date.

E. Effect of Termination. As of each Termination Date, the provisions of the Lease which would be applicable upon the normal expiration of the Term of the Lease shall be applicable to the portion of the Premises terminated. Upon any such termination, Tenant’s Proportionate Share, Base Rent and the Letter of Credit Amount shall be reduced by the percentage reduction in Rentable Area that the Premises after giving effect to the applicable Termination Option bears to the Rentable Area of the Premises subject to the Lease immediately prior to such the Termination Date. Upon exercise by Tenant of any Building E Termination Option whereby Tenant will occupy less than the entirety of Building E, Landlord shall be entitled to undertake such demolition and improvement work as it may deem necessary or convenient to convert Building E to multi-tenant occupancy, including without limitation, reconfiguration of the lobby areas of Building E, and installation of additional corridors. Landlord shall use reasonable efforts to avoid material disruption to Tenant’s access to and use of the Premises as a result of such activities.

-62-	INNOVATION CORPORATE CENTER [ACCREDITED HOME LENDERS, INC.]

F. Options Personal. The rights granted to Tenant in this Article 31 shall be personal to the Original Tenant and any Permitted Affiliate Transferee of all of Tenant’s interest in this Lease, and may only be exercised by the Original Tenant or a Permitted Affiliate Transferee of all of Tenant’s interest in this Lease (and not any other assignee, sublessee or transferee of the Original Tenant’s interest in this Lease). Notwithstanding anything in the Lease to the contrary, Tenant shall have no right to exercise any Termination Option in the event Tenant is in default under this Lease beyond applicable notice and cure periods, if any, at the time of such exercise.

32. PARKING.

A. Parking Spaces. During the Term of this Lease, Tenant, its employees and invitees shall be entitled to Project parking at a ratio of (i) five and one-tenth (5.1) spaces per 1,000 square feet of Rentable Area of Building C, (ii) three and six-tenths (3.6) spaces per 1,000 square feet of Rentable Area of Building D, and (iii) three and five-tenths (3.5) spaces per 1,000 square feet of Rentable Area of Building E. Provided Tenant is leasing one hundred percent (100%) of the Rentable Area of Building C, the entirety of available parking located subterranean parking garage constructed as part of Building C shall be allocated for Tenant’s use (excluding, however, those areas thereof designated by Landlord from time to time for no parking). To the extent that the Rentable Area of the Premises is reduced at any time during the Term (pursuant to Section 17(E), Article 30, Article 31 or otherwise), then the number of spaces to which Tenant is entitled pursuant to the terms of this Article 32 shall be reduced by an amount equal to four (4) spaces per 1,000 square feet of Rentable Area of such reduced space, provided that in connection with a termination of space under Section 31 of this Lease, Landlord and Tenant hereby acknowledge and agree that the foregoing reduction in Tenant’s parking shall be effectuated as follows: 3.5 spaces per 1,000 square feet of Rentable Area shall be taken from the parking area servicing Building E and .5 spaces per 1,000 square feet of Rentable Area shall be taken from the parking area servicing Building D. In no event shall Tenant use Project parking in excess of Tenant’s permitted parking ratio, as designated above. Tenant’s parking shall be for the uses permitted to Tenant under this Lease and available for use twenty-four (24) hours per day, seven (7) days per week. Tenant’s Project parking is shown on the Site Plan attached as Appendix A-1 as such number of parking spaces may be revised by changes agreed by Landlord and Tenant to such Site Plan. This right to park in the Project’s parking facilities (the “Parking Facility”) shall be subject to the following terms and conditions:

(1) Tenant’s parking during the Term shall be without additional cost or expense except to the extent of Operating Costs associated with the Parking Facility.

(2) Tenant shall at all times abide by and shall cause each of Tenant’s employees, agents, customers, visitors, invitees, licensees, contractors, assignees and subtenants (collectively, “Tenant’s Parties”) to abide by any rules and regulations (“Rules”) for use of the Parking Facility that Landlord reasonably establishes from time to time, and otherwise agrees to use the Parking Facility in a safe and lawful manner. Landlord reserves the right to adopt, modify and enforce the Rules governing the use of the Parking Facility from time to time in any reasonable manner including any key-card, sticker or other identification or entrance system. Landlord may refuse to permit any person who violates such Rules to park in the Parking Facility, and any violation of the Rules shall subject the car to removal from the Parking Facility.

-63-	INNOVATION CORPORATE CENTER [ACCREDITED HOME LENDERS, INC.]

(3) Unless specified to the contrary above, the parking spaces hereunder shall be provided on a non-designated “first-come, first-served” basis. Landlord reserves the right to assign specific spaces for visitors, small cars and handicapped or disabled persons. As to any Project parking facility which is not exclusively utilized to provide Tenant with its required parking under this Lease, Landlord reserves the right to assign specific spaces for other tenants or guests, and Tenant shall not park and shall not allow Tenant’s Parties to park in any such assigned or reserved spaces. Tenant may validate visitor parking by such method as Landlord may approve, at the validation rate established by Landlord from time to time generally applicable to visitor parking, except that Landlord shall not thereby charge Tenant or Tenant’s Parties for parking. Tenant acknowledges that the Parking Facility may be closed entirely or in part in order to make repairs or perform maintenance services, or to alter, modify, re-stripe or renovate the Parking Facility, or in connection with construction involving the Project, or if required by casualty, strike, condemnation, act of God, governmental law or requirement or other reason beyond the operator’s reasonable control. Any recapture by Landlord of parking otherwise allocated to Tenant under this Lease pursuant to the provisions of Section 17(E) or Section 31, shall immediately effect a relinquishment of any and all rights of Tenant under this Lease with respect thereto, including, without limitation, any right to use such recaptured spaces without additional cost or expense and Landlord shall have any and all rights to charge for the use of such recaptured spaces and otherwise designate the use thereof for such other purposes as Landlord shall require.

(4) Tenant acknowledges that to the fullest extent permitted by law, Landlord shall have no liability for any damage to property or other items located in the parking areas of the Project (including without limitation, any loss or damage to tenant’s automobile or the contents thereof due to theft, vandalism or accident), nor for any personal injuries or death arising out of the use of the Parking Facility by Tenant or any Tenant’s Parties, except to the extent such loss or damage results from Landlord’s gross negligence or willful misconduct. The limitation on Landlord’s liability under the preceding sentence shall not apply however to loss or damage arising directly from Landlord’s gross negligence or willful misconduct. Without limiting the foregoing, if Landlord arranges for the parking areas to be operated by an independent contractor not affiliated with Landlord, Tenant acknowledges that Landlord shall have no liability for claims arising through acts or omissions of such independent contractor. Tenant for itself and, to the maximum extent permitted under Legal Requirements, for the Tenant’s Parties, hereby voluntarily releases, discharges, waives and relinquishes any and all actions or causes of action against Landlord (except to the extent arising out of Landlord’s gross negligence or intentional misconduct) for personal injury or property damage occurring to Tenant or any of Tenant’s Parties arising as a result of parking in the Parking Facility, or any activities incidental thereto, wherever or however the same may occur, and further agrees that Tenant will not prosecute any claim for personal injury or property damage against Landlord or any of its officers, agents, servants or employees for any said causes of action and in all events, Tenant agrees to look first to its insurance carrier for payment of any losses sustained in connection with any use of the Parking Facility. Tenant hereby waives on behalf of its insurance carriers all rights of subrogation against Landlord or Landlord’s agents for any property damage occurring on or about the Parking Facility absent Landlord’s gross negligence or willful misconduct.

-64-	INNOVATION CORPORATE CENTER [ACCREDITED HOME LENDERS, INC.]

(5) Tenant’s right to park as described in this Article and this Lease is exclusive to Tenant and its Permitted Affiliate Transferee and shall not pass to any other assignee or sublessee separate or independent of an assignment or sublease of an interest in the Premises in accordance with the terms of this Lease, without the express written consent of Landlord in its sole discretion; provided, however, to the extent of a permitted assignment or sublease under this Lease, such assignee or sublessee shall be entitled to no greater than its pro rata share of the parking rights allocated to Tenant under this Lease, subject to all the terms and provisions hereof with respect to such use.

(6) In the event any surcharge or regulatory fee is at any time imposed by and payable to any governmental authority with reference to parking, Tenant shall (commencing after two (2) weeks’ notice to Tenant) pay, per parking pass, such surcharge or regulatory fee, without mark-up by Landlord, to Landlord (for payment to, or in reimbursement to Landlord for such payment to, the appropriate governmental authority) in advance on the first day of each calendar month concurrently with the month installment of rent due under this Lease. Landlord will enforce any surcharge or fee in an equitable manner amongst the Building tenants.

(7) Provided that (i) Tenant is not in default under this Lease, (ii) Original Tenant and/or its Permitted Affiliate Transferee lease each of Building C, Building D and Building E in their entirety, (iii) Tenant receives Landlord’s prior written approval (which shall not be unreasonably withheld, conditioned or delayed), Original Tenant and its Affiliates shall have the right to erect fencing (the “Project Parking Fence”) in order to separate Tenant’s Project parking area shown on the Site Plan attached as Appendix A-1 from the adjacent parking area used by Northrop Grumman; provided, however, such Project Parking Fence shall be subject to (A) an approved design, materials, finishes, and construction schedule reasonably and mutually approved by Landlord and Tenant, (B) the Declaration and any Legal Requirements, and (C) Tenant’s obligation to remove the Project Parking Fence, and restore the affected area to the condition existing prior to the installation of such Project Parking Fence, at Tenant’s sole cost and expense, on or before the expiration or earlier termination of this Lease.

B. Effect of Violation. If Tenant or any Tenant Party violates any of the terms and conditions of this Article, the operator of the Parking Facility shall have the right to remove from the Parking Facility any vehicles hereunder which shall have been involved or shall have been owned or driven by parties involved in causing such violation, without liability therefor absent its gross negligence or willful misconduct.

33. SIGNAGE. Tenant shall have the right to install signage at the Project, upon and subject to the terms and conditions set forth in this Section 33.

A. Landlord hereby grants to Tenant the right to install and maintain, all at Tenant’s sole cost and expense (provided that up to $50,000.00 of the costs incurred by Tenant in connection with the “Building Signage,” as that term is defined below, may be paid from the Tenant Improvement Allowance) and to the extent permitted by all applicable Legal Requirements, corporate identification sign as follows: (i) to the extent Tenant leases one hundred percent (100%) of the Rentable Area of a Building, two (2) exclusive Building top signs on such Building and one hundred percent (100%) of any monument sign applicable to such Building, and (ii) to the extent Tenant leases more than forty-five percent (45%), but less than one hundred percent (100%) of the

-65-	INNOVATION CORPORATE CENTER [ACCREDITED HOME LENDERS, INC.]

Rentable Area of a Building, one (1) exclusive Building top sign on such Building and one (1) tenant signage strip located on any monument sign applicable to such Building (collectively, the “Building Signage”); provided however, to the extent Tenant leases less than forty-five percent (45%) of the Rentable Area of a Building, Tenant shall not have the right to any Building top signs with respect to such Building. Such Building Signage shall be subject to all applicable Legal Requirements, the Declaration and the Project signage program (the “Signage Plan”), and Landlord’s reasonable approval, all upon and subject to all of the following terms and conditions:

(1) The precise location of the Building Signage shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, and subject to the Signage Plan (the approved area is herein referred to as the “Building Sign Areas”). Landlord has not made any representations to Tenant regarding whether or not Legal Requirements permit all Building Signage to be located on or at the Building; provided, however, Tenant shall be permitted one (1) monument sign at a mutually agreed-upon location.

(2) The exact design, weight, size, color, lettering, and manner of installation and illumination of the Building Signage shall be subject to the prior written approval of Landlord which approval shall not be unreasonably withheld. Tenant shall deliver to Landlord Tenant’s plans and specifications for the installation of the Building Signage for review and approval by Landlord not less than twenty (20) days prior to commencing installation of the Building Signage. The Building Signage shall be installed in strict compliance with the plans and specifications approved by Landlord, and the installation shall be performed by contractors approved by Landlord. Any signage proposed to be installed by a permitted subtenant of Tenant shall be subject to the prior written consent of Landlord, not be unreasonably withheld, however, such consent may be withheld in Landlord’s sole discretion if the appearance or content of such signage is determined by Landlord in it sole discretion to be inconsistent with the first-class quality or character of the Project.

(3) Tenant shall, at its sole cost and expense, obtain all approvals, permits or licenses required for the installation, repair, maintenance, operation and removal of the Building Signage including, without limitation all approvals required under the Declaration), and shall provide Landlord with evidence thereof. Tenant’s installation, repair, maintenance, operation and removal of the Building Signage shall be subject to and performed in accordance with the terms and conditions of this Lease and all applicable Legal Requirements in effect from time to time. Tenant shall, at its sole cost and expense, and at its sole risk, install and maintain the Building Signage in a first-class manner, and in compliance with all applicable Legal Requirements, including, but not limited to, all building, electric, communications, and safety codes, ordinances, standards, regulations and requirements of any governmental authority and under the Declaration. Tenant shall conduct the installation and maintenance of the Building Signage in a good and workmanlike manner. The operation of the Building Signage shall not disturb or interfere with the systems of Building. In no event shall the installation or operation of the Building Signage damage the Building or any portion thereof, or interfere with the maintenance of the Building or any system serving the Building, or in any manner invalidate any existing warranties on the Building or on any improvements to the Building.

(4) Tenant shall, (i) prior to the expiration or termination of this Lease, including as a result of Tenant’s exercise of any Termination Option under Section 31 above, or (ii) within thirty (30) days after the termination of Tenant’s rights under this Section in accordance

-66-	INNOVATION CORPORATE CENTER [ACCREDITED HOME LENDERS, INC.]

with the provisions set forth below, whichever occurs first, remove the Building Signage (including all installation and anchoring hardware) installed in the Building Sign Area and elsewhere in or upon any Building, including removal of any Building top signage, and surrender the Building Sign Area in substantially the same condition existing prior to the installation of the Building Signage. Tenant shall be liable for, and shall promptly reimburse Landlord for, the cost of repairing all damage done to the Building Sign Area or to any other portion of Building by such removal, including filling and sealing any holes or cavities left by the removal of installation or anchoring hardware. Any such repairs made by Tenant shall be subject to Landlord’s approval, which approval shall not be unreasonably withheld.

(5) Landlord shall not be liable to Tenant for any stoppages or shortages of electrical power furnished to the Building Signage or to the Building Sign Area because of any act, omission or requirement of the public utility serving Building, or the act or omission of any other tenant, licensee or contractor of Building, or for any other cause beyond the control of Landlord or such owner, and Tenant shall not be entitled to any rental abatement for any such stoppage or shortage of electric power.

(6) Tenant shall operate, repair and maintain the Building Signage in strict compliance with Landlord’s reasonable rules and regulations which are not in conflict with the provisions of this Lease, now or hereafter promulgated, and all applicable Legal Requirements. Tenant shall, at Tenant’s expense, be solely responsible throughout the Term for maintaining, servicing and repairing the Building Signage and for repairing any damage to Building or any systems or equipment serving Building caused by the Building Signage or by any act, negligence or misconduct of Tenant, Tenant’s employees, agents or contractors, while installing, using, servicing, repairing, maintaining or removing the Building Signage, and Landlord hereby grants Tenant the right to access areas of the Buildings reasonably necessary to comply with such obligations, including access to the Buildings’ roofs subject to Tenant’s compliance at its sole cost and expense with Landlord’s rules and regulations for such repair and maintenance activities, including, without limitation, the requirement that Tenant retain qualified third party vendors acceptable to Landlord for performance of such activities. Tenant shall protect, defend, indemnify and save Landlord and its officers, directors, mortgagees, agents, employees, other tenants, licensees and invitees harmless from and against any and all obligations, costs (including costs of litigation and attorneys’ fees), expenses, claims, damages and liabilities of any nature whatsoever arising out of or in connection with the existence, installation, construction, operation, repair, maintenance and/or removal of the Building Signage.

(7) The rights contained in this Section 33 with respect to each Building shall be personal to the Original Tenant and any Permitted Affiliate Transferee of all of Tenant’s interest in this Lease and may only be exercised by the Original Tenant or any Permitted Affiliate Transferee of all of Tenant’s interest in this Lease (and not any other assignee, sublessee or transferee of the Original Tenant’s interest in this Lease); provided, however, Tenant may grant to an assignee of the Lease or a subtenant that leases at least one (1) floor from Tenant all of Tenant’s building top signage rights for a particular Building which such assignee or subtenant has leased space in.

(8) Notwithstanding anything set forth in this Lease to the contrary, Building Signage shall not include any name and/or logo which relates to an entity which is of a

-67-	INNOVATION CORPORATE CENTER [ACCREDITED HOME LENDERS, INC.]

character or reputation, or is associated with a political faction or orientation, which is inconsistent with the quality of the Project, or which would otherwise reasonably offend a landlord of the Comparable Buildings (an “Objectionable Name”). The parties hereby agree that the name “Accredited Home Lenders,” or any reasonable derivation thereof, shall not be deemed an Objectionable Name.

34. ROOF RIGHTS. During the Term of the Lease (as it may be extended or reduced), Tenant shall have the right at its sole cost to install and maintain on each Building up to three (3) satellite dishs and related equipment (collectively, “Satellite Dish”) required in connection with Tenant’s communications and data transmission network, provided that no Satellite Dish shall exceed three (3) feet in diameter or five (5) square feet in base area and such Satellite Dish has been incorporated into the Shell and Core Improvement design, meets load requirements for the Building roof and structure and is fully screened from view in accordance with Landlord’s requirements, the Legal Requirements and the Declaration. Tenant shall be leasing (not subleasing) at least forty-five percent (45%) of the space in the Building upon which Tenant seeks to install and maintain such Satellite Dish as a condition thereto. Tenant shall obtain Landlord’s prior reasonable approval of the proposed weight and location of the Satellite Dish and method for fastening the Satellite Dish to the roof, and Tenant will at its sole cost comply with all Legal Requirements and the conditions of any bond or warranty maintained by Landlord on the roof. Landlord may supervise any roof penetration without taking any responsibility or liability for installation of the Satellite Dish. Tenant expressly acknowledges and agrees that the rights granted in this Section 34 are for the sole use and benefit of Tenant only, and Tenant shall have no right to assign, sublet, license, transfer, or otherwise hypothecate its interest under this Section 34 to any party except in connection with an assignment of Tenant’s interest under this Lease to a Permitted Affiliate Transferee in accordance with all of the terms and conditions of this Lease, and Tenant shall not be entitled to earn, directly or indirectly, any income from any use, transfer or hypothecation of its rights under this Section 34. Tenant shall supply Landlord with detailed plans and specifications of the Satellite Dish prior to the installation thereof. Furthermore, Tenant shall, prior to commencing any work with respect to such Satellite Dish, secure the approval of all governmental authorities and all permits required by governmental authorities having jurisdiction over such approvals and permits for the Satellite Dish, and shall provide copies of such approvals and permits to Landlord. Tenant shall pay for any and all costs and expenses in connection with, and shall repair to Landlord’s satisfaction all damage to the Building resulting from, the installation, maintenance, use, replacement or removal of the Satellite Dish, but in no event shall Tenant be obligated to pay Landlord any rental for that portion of the roof of the Building on which the Satellite Dish shall be located. Tenant shall, at its sole and absolute discretion, when it deems it as necessary or appropriate to do so, at its sole cost repair and maintain the Satellite Dish, and Landlord hereby grants Tenant the right to access areas of the Buildings reasonably necessary to comply with such obligations subject to Tenant’s compliance at its sole cost and expense with Landlord’s rules and regulations for such repair and maintenance activities, including, without limitation, the requirement that Tenant retain qualified third party vendors acceptable to Landlord for performance of such activities, and Landlord shall have no obligations with respect to the Satellite Dish. Tenant shall at its sole cost remove the Satellite Dish at its cost upon expiration or termination of the Lease. Tenant shall protect, defend, indemnify and hold harmless Landlord from and against claims, damages, liabilities, costs and expenses of every kind and nature, including attorneys’ fees, incurred by or asserted against Landlord arising out of Tenant’s installation, maintenance, replacement, use or removal of the Satellite Dish. Notwithstanding the grant of certain rights to Tenant hereunder with respect to the Satellite Dish,

-68-	INNOVATION CORPORATE CENTER [ACCREDITED HOME LENDERS, INC.]

Landlord reserves and retains all rights to control and use of each of the Building’s roofs areas for such other or additional grants of right to use and install any telecommunications equipment or cell sites thereon to the extent the same do not materially adversely interfere with Tenant’s rights to install and maintain the Satellite Dish in accordance with this Section.

35. TENANT’S AUTHORITY. If Tenant signs as a corporation, partnership, trust or other legal entity each of the persons executing this Lease on behalf of Tenant represents and warrants that Tenant has been and is qualified to do business in the state in which the Building is located, that the entity has full right and authority to enter into this Lease, and that all persons signing on behalf of the entity were authorized to do so by appropriate actions. Tenant agrees to deliver to Landlord, simultaneously with the delivery of this Lease, a corporate resolution, proof of due authorization by partners, opinion of counsel or other appropriate documentation reasonably acceptable to Landlord evidencing the due authorization of Tenant to enter into this Lease.

36. FINANCIAL STATEMENTS AND CREDIT REPORTS. At Landlord’s request, Tenant shall deliver to Landlord a copy, certified by an officer of Tenant as being a true and correct copy, of Tenant’s most recent audited financial statement, or, if unaudited, certified by Tenant’s chief financial officer as being true, complete and correct in all material respects. Notwithstanding, for as long as Tenant is a company whose stock is traded over a recognized public exchange and its financials are publicly available and stated on a unconsolidated basis (unless Tenant is the parent company of all entities consolidated thereon), Landlord shall obtain such financial information from publicly available sources. Tenant hereby authorizes Landlord to obtain one or more credit reports on Tenant at any time, and shall execute such further authorizations as Landlord may reasonably require in order to obtain a credit report.

37. FULL LEASE TERMINATION RIGHT.

A. In General. Provided that Tenant is not in default under this Lease after the expiration of any applicable notice and cure period as of the date of Tenant’s delivery of the “Full Lease Termination Notice,” as that term is defined below, the Original Tenant or a Permitted Affiliate Transferee only shall have the right to terminate this Lease, effective as of the last day of sixth month of the ninth (9th) Lease Year (the “Full Lease Termination Date”), provided that Landlord receives written notice (the “Full Lease Termination Notice”) from Tenant on or before last day of the sixth month of the eighth (8th) Lease Year stating Tenant’s election to terminate this Lease pursuant to the terms and conditions of this Section 37. Within ten (10) business days following Landlord’s receipt of the Full Lease Termination Notice, Landlord shall deliver notice to Tenant of the “Full Lease Termination Fee,” as that term is defined in Section B, below, and within ten (10) business days following Tenant’s receipt of Landlord’s calculation of the Full Lease Termination Fee, and as a condition precedent to Tenant’s early termination of this Lease pursuant to the terms of this Section 37, Tenant shall pay to Landlord the Full Lease Termination Fee (provided that Tenant shall be permitted to pay such fee “under protest” to the extent that Tenant contests Landlord’s calculation thereof). Provided that Tenant terminates this Lease pursuant to the terms of this Section 37, this Lease shall automatically terminate and be of no further force or effect and Landlord and Tenant shall be relieved of their respective obligations under this Lease as of the Full Lease Termination Date, except those obligations set forth in this Lease which specifically survive the expiration or earlier termination of this Lease, including, without limitation, the payment by Tenant of all amounts owed by Tenant under this Lease, up to and including the Full Lease Termination Date.

-69-	INNOVATION CORPORATE CENTER [ACCREDITED HOME LENDERS, INC.]

B. Definitions; Additional Terms. For purposes of this Lease, the “Full Lease Termination Fee” shall mean the product of (a) .70, and (b) the sum of (I) the total, aggregate amount of Base Rent which would have been payable by Tenant under this Lease following the Full Lease Termination Date and prior to the expiration of the initial Term (the “Post Termination Period”) had Tenant not terminated this Lease pursuant to the terms of this Section 37, (II) the “CAM Amount”, as that term is defined, below, and (III) Landlord’s reasonable estimate of the cost of the utilities which would have been paid by Tenant under Section 4.C and 4.D of this Lease for the Post Termination Period if the Buildings were not occupied (i.e., the “fixed” components of utilities, as reasonably determined by Landlord for the Post Termination Period). For purposes of this Lease, the “CAM Amount” shall mean the Operating Costs and Taxes which would have been payable by Tenant for the Post Termination Period, provided that Landlord and Tenant hereby stipulate and agree that, for purposes of such calculation, (x) the monthly Operating Costs and Taxes payable by Tenant for the remainder of the calendar year (which remainder occurs during the Post Termination Period) in which the Full Lease Termination Date occurs (the “Termination Year”) shall be deemed to equal the monthly estimated amounts thereof payable by Tenant under this Lease immediately prior to the Full Lease Termination Date, (y) for each calendar year during the Post Termination Period that occurs after the expiration of the Termination Year, the monthly Operating Costs payable by Tenant shall be deemed to increase by three percent (3%) above the prior calendar year’s Operating Costs, and (z) for each calendar year that occurs during the Post Termination Period after the expiration of the Termination Year, the monthly Taxes payable by Tenant shall be deemed to increase by two percent (2%) above the prior calendar year’s Taxes. As an example, in the event that Tenant paid $100 per month in Operating Costs and $25.00 in Taxes for the full calendar month preceding the Full Lease Termination Date (which occurred on November 30), then the CAM Amount would equal the sum of (x) $125.00 for December, (y) 128.50 (i.e., ($100 x 1.03) + ($25.00 x 1.02)) times 12 for the next calendar year, (y) $132.10 (i.e., ($103 x 1.03) plus ($25.5 x 1.02)) times 11 for the last 11 months occurring during the Post Termination Period. Landlord and Tenant hereby acknowledge and agree that the Full Lease Termination Fee shall not be subject to recalculation based upon the actual Operating Costs, Taxes and/or utilities paid or incurred during the Post Termination Period.

-70-	INNOVATION CORPORATE CENTER [ACCREDITED HOME LENDERS, INC.]

IN WITNESS WHEREOF, the parties hereto have executed this Lease.

LANDLORD:

KILROY REALTY, L.P.,
a Delaware limited partnership

By:	Kilroy Realty Corporation,
a Maryland corporation,
General Partner

By:	/s/ Jeffrey Hawken
	Its:	Chief Operating Officer

By:
Its:

TENANT:

ACCREDITED HOME LENDERS, INC.,
a California corporation

By:	/s/ James Konrath

Print Name:	James Konrath
Print Title:	Chief Executive Officer

By:

Print Name:
Print Title:

-71-	INNOVATION CORPORATE CENTER [ACCREDITED HOME LENDERS, INC.]

Index to Appendices

Appendix A: Legal Description of Land

Appendix A-1: Site Plan of Project

Appendix B: Rules and Regulations

Appendix C: Work Letter

Appendix D: Form of Letter of Credit

Appendix E: Commencement Date Confirmation

Appendix F: Janitorial Specifications

Appendix G: Net Equivalent Lease Rate

Appendix H: Form of Letter Credit

-72-	INNOVATION CORPORATE CENTER [ACCREDITED HOME LENDERS, INC.]